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SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934

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☐	Preliminary Information Statement
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☒	Definitive Information Statement

COGENT COMMUNICATIONS GROUP, INC. (Name of Registrant as Specified In Its Charter)
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1015 31st Street N.W.
Washington, D.C. 20007
(202) 295-4200

INFORMATION STATEMENT

        This Information Statement is being furnished to the stockholders of Cogent Communications Group, Inc., a Delaware corporation (the "Company") in connection with (1) the proposed amendment and restatement of the Company's Third Amended and Restated Certificate of Incorporation (2) the proposed exchange of certain outstanding debt and sale of certain participating convertible preferred stock of the Company and (3) the adoption by the Company of an equity compensation plan. These proposals are described in more detail in this Information Statement. This Information Statement will be first mailed to stockholders on or about July 11, 2003.

        The proposals described in this Information Statement are being adopted in connection with the restructuring of the Company's indebtedness to Cisco Systems Capital Corporation and the sale and issuance of preferred stock to a group of the Company's existing stockholders to raise the cash needed to complete the restructuring. As the result of such transactions, and as described more fully in Proposal No. 2 and set forth on the table on page 8, the current holders of the Company's common stock will be very substantially diluted. After the closing of the transactions and assuming the conversion of all of the Company's preferred stock, including the preferred stock issuable under the equity compensation plan described under Proposal No. 3, the current holders of the Company's common stock will own approximately 0.6% of the total outstanding equity of the Company.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND A PROXY.

Consent Date; Outstanding Shares; Voting Rights

        On June 26, 2003 (the "Consent Date"), certain of the Company's stockholders acted by written consent to approve the proposals described in this Information Statement. On the Consent Date, the Company's issued and outstanding capital stock consisted of:

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  3,524,848 shares of common stock, par value $.001 per share (the "Common Stock"), which was held by approximately 342 holders of record;

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  26,000,000 shares of Series A Participating Convertible Preferred Stock, par value $.001 per share (the "Series A Preferred Stock");

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  19,370,223 shares of Series B Participating Convertible Preferred Stock, par value $.001 per share (the "Series B Preferred Stock");

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  49,773,402 shares of Series C Participating Convertible Preferred Stock, par value $.001 per share (the "Series C Preferred Stock");

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  3,426,293 shares of Series D Participating Convertible Preferred Stock, par value $.001 per share (the "Series D Preferred Stock"); and

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  3,426,293 shares of Series E Participating Convertible Preferred Stock, par value $.001 per share (the "Series E Preferred Stock" and together with the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, the "Existing Preferred Stock").

        Holders of shares of our Common Stock and Existing Preferred Stock are entitled to the following number of votes on all matters on which they are entitled to a vote:

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  holders of Common Stock are entitled to one vote for each share held;

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  holders of Series A Preferred Stock are entitled to one vote for every ten shares held;

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  holders of Series B Preferred Stock are entitled to one vote for every 7.7046 shares held;

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  holders of Series C Preferred Stock are entitled to one vote for every ten shares held;

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  holders of Series D Preferred Stock are entitled to one vote for every ten shares held; and

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  holders of Series E Preferred Stock are entitled to one vote for every ten shares held.

Dissenters' Rights of Appraisal

        Under the laws of the State of Delaware and the Company's governing documents, stockholders will not have the right to dissent and obtain payment for their shares in connection with the proposals described in this Information Statement.

Note Regarding Share and Per Share Data

        In connection with the completion of the merger of Allied Riser Communications Corporation ("Allied Riser") with a subsidiary of the Company, which is discussed in the footnotes to the financial statements accompanying this Information Statement, the Company completed a ten-for-one reverse stock split with respect to its common stock. All share and per-share information contained in and accompanying this Information Statement reflects the occurrence of that reverse stock split.

PROPOSAL NO. 1
AMENDMENT AND RESTATEMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION

        On June 12, 2003, the Board of Directors unanimously adopted, subject to stockholder approval, the Fourth Amended and Restated Certificate of Incorporation of the Company, a copy of which is attached hereto as Appendix A (the "Amended and Restated Charter"). On June 26, 2003, stockholders holding capital stock of the Company representing a number of votes sufficient to approve the proposal consented to approve the adoption of the Amended and Restated Charter.

        The Amended and Restated Charter will:

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  increase the number of authorized shares of the Company's Common Stock from 21,100,000 shares to 395,000,000 shares by authorizing 373,900,000 additional shares of authorized but unissued common stock;

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  eliminate reference to the Existing Preferred Stock that will be converted into Common Stock and retired as a condition of the consummation of the transaction described in Proposal No. 2; and

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  authorize 120,000 shares of authorized but unissued and undesignated preferred stock (the "Undesignated Preferred Stock").

        The Amended and Restated Charter will become effective upon filing of the Amended and Restated Charter with the Secretary of State of the State of Delaware. Immediately after the Amended and Restated Charter becomes effective, the Company intends to designate the Undesignated Preferred Stock into several new series of preferred stock and issue such shares as described in Proposals No. 2 and No. 3 below.

        Except as described in Proposal Nos. 2 and 3, the Company has no current plan, proposal or arrangement, written or otherwise, to issue the Common Stock or the Undesignated Preferred Stock.

PROPOSAL NO. 2
APPROVAL OF CISCO EXCHANGE TRANSACTION AND PRIVATE SALE OF PREFERRED STOCK

        On June 12, 2003, the Board of Directors unanimously adopted a resolution authorizing the Company to consummate a transaction with Cisco Systems, Inc. ("Cisco") and Cisco Systems Capital Corporation ("Cisco Capital") that would restructure the indebtedness of the Company owed to Cisco Capital on the terms set forth below as well as to offer and sell a new series of preferred stock to certain of the Company's existing stockholders in order to acquire the cash needed to complete the restructuring. In accordance with existing requirements of the American Stock Exchange that require a stockholder vote in connection with the issuance of stock described in this proposal, the Board of Directors resolution was made subject to stockholder approval. On June 26, 2003, stockholders holding capital stock of the Company representing a number of votes sufficient to do so, approved this transaction. To effect this transaction, the Company has entered into:

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  An agreement with Cisco and Cisco Capital pursuant to which, among other things, Cisco and Cisco Capital have agreed to cancel approximately $262.8 million in principal amount of indebtedness plus accrued interest owed by the Company to Cisco Capital and return warrants exercisable for the purchase of 710,216 shares of Common Stock (the "Cisco Warrants") in exchange for a cash payment by the Company of $20 million, 11,000 shares of the Company's Series F Participating Convertible Preferred Stock, par value $.001 per share (the "Series F Preferred Stock"), the terms of which are described below, and an amended and restated promissory note issued by the Company for the aggregate principal amount of $17 million the terms of which will be governed by the amended and restated credit agreement with Cisco

    Capital described below (the "Amended and Restated Credit Agreement"). This agreement is referred to as the "Exchange Agreement."

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  An agreement with certain of the Company's existing preferred stockholders (the "Investors"), pursuant to which the Company have agreed to issue and sell to certain of the Investors in several subseries, shares of the Company's Series G Participating Convertible Preferred Stock, par value $.001 (the "Investors Preferred"), the terms of which are described below. This agreement is referred to as the "Purchase Agreement."

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  A number of ancillary agreements related to the transactions contemplated by the Exchange Agreement and Purchase Agreement including a general release among and between the Company and its subsidiaries, Cisco, Cisco Capital and the Investors pursuant to which Cisco and Cisco Capital will release the Company and its subsidiaries and the Investors and the Company and its subsidiaries will release Cisco and Cisco Capital from all liability associated with the existing credit facility and Service Provider Agreement, and an Escrow Agreement among and between the Company, Cisco, Cisco Capital, the Investors and SunTrust Bank pursuant to which the parties have deposited all of the cash, securities and other documents to be delivered pursuant to the Exchange Agreement and Purchase Agreement, other than the preferred stock, in order to facilitate the closing of the transactions contemplated by such agreements.

Background

Default under the Cisco Credit Facility and Debt Restructuring

        In October 2001, the Company entered into a $409 million credit facility with Cisco Capital. This credit facility replaced an existing $310 million credit facility with Cisco Capital. The credit facility provided for the financing of purchases of up to $270 million of Cisco network equipment, software and related services, the funding of up to $64 million of working capital, and up to $75 million of interest and fees related to the credit facility. The credit facility with Cisco Capital also required compliance with certain financial and operational covenants. The Company failed to meet the covenants related to minimum net revenues for the fourth quarter of 2002, minimum net revenues for the first quarter of 2003 and minimum cash reserves for March 31, 2003. Accordingly, the Company was in default under the credit facility, and Cisco Capital could have accelerated the loan payments and required the Company to immediately repay approximately $262.8 million of the Company's borrowings under the credit facility. Our cash and short-term investments were approximately $17.1 million at March 31, 2003, which is substantially less than the amount outstanding under the credit facility. Accordingly, such acceleration would likely have forced the Company to file for bankruptcy protection.

        In order to avoid such an outcome, the Company began to negotiate with Cisco Capital early in the first quarter of 2003 with the goal of restructuring the credit facility. During the course of these negotiations, the Company also began to explore its options for obtaining additional equity financing as it became apparent that any restructuring of the Cisco credit facility would require an infusion of additional cash through an equity financing. The Company was unsuccessful at obtaining equity financing from third parties, the Company began discussions with its existing investors regarding an equity financing at the same time that it was negotiating with Cisco regarding a restructuring of the credit facility. Early in the second quarter of 2003, the Company and Cisco reached tentative agreement on the terms of the restructuring with the Company agreeing to make a cash payment to Cisco Capital and issue to Cisco Capital shares of the Company's preferred stock. In return, Cisco Capital would substantially reduce the amount of the Company's debt and return Common Stock warrants to the Company. Ultimately the terms agreed to were for the Company to make a $20 million cash payment to Cisco Capital and issue to Cisco Capital 11,000 shares of Series F Preferred Stock. The Company's indebtedness to Cisco Capital would then be reduced to $17 million. At this point, the

Company had determined that it would need approximately $41 million in additional cash to fund both the restructuring of the Cisco credit facility and the Company's ongoing operations. Having been unsuccessful in finding a third-party source of equity financing, the Company began to discuss the terms of a $41 million equity financing with its existing investors.

Sale of Preferred Stock and Offering to Other Stockholders

        In order to raise the capital necessary to make the $20 million payment to Cisco Capital, the Company has also entered into the Purchase Agreement with the Investors. Pursuant to the Purchase Agreement, the Company will issue 41,000 shares of Investors Preferred in several series to the Investors for an aggregate cash payment of $41 million. The Company has also commenced an offering to certain other holders of its Existing Preferred Stock that the Company has identified as accredited investors to sell additional shares of Investors Preferred on same terms and conditions (except with respect to the closing of the transaction) as are set forth in the Purchase Agreement (that transaction is referred to as the "Secondary Offering"). The Company anticipates that the Secondary Offering will remain open until approximately July 20, 2003. Only those stockholders of the Company that have already been identified as accredited investors and contacted by the Company with respect to the Secondary Offering will be permitted to participate in the Secondary Offering. To participate in the Secondary Offering, an offeree must commit to purchase a minimum number of shares of Investors Preferred as determined by reference to the offeree's current ownership in the Company. All shares of Investors Preferred will have identical rights and preferences except with respect to rights upon conversion which will be determined by reference to each purchaser's accrued liquidation preference in the Existing Preferred Stock that they hold. Because each purchaser is purchasing the Investors Preferred at a price of $1,000 per share, it will be necessary to issue the Investors Preferred in several series which will be identical except for their conversion prices. This allows each Investor to receive Investors Preferred that converts into a number of shares of Common Stock related to that Investor's current liquidation preference in the existing preferred stock, rather than the amount invested by that Investor in the current financing.

Conversion of Existing Preferred Stock

        Immediately prior the closing of and as a condition to the closing of the transactions contemplated by the Exchange Agreement and the Purchase Agreement and immediately prior to the filing of the Amended and Restated Charter with the Secretary of State of the State of Delaware, all of the outstanding shares of Existing Preferred Stock will be automatically converted into shares of Common Stock. On June 26, 2003, the holders of a sufficient number of shares of the Existing Preferred Stock to effect such a conversion, voted to do so.

Terms of the Investors Preferred, Series F Preferred Stock and Series H Preferred Stock

        Immediately prior to the closing of the restructuring, certificates of designation in the forms attached hereto as Appendices B, C and D setting forth the rights and preferences of the Investors Preferred, Series F Preferred Stock and the Company's Series H Participating Convertible Preferred Stock, par value $.001 per share (the "Series H Preferred Stock") will be approved by the Board of Directors and will be filed with the Secretary of State of Delaware. A summary of certain of the rights and preferences of the Investors Preferred, Series F Preferred Stock and Series H Preferred Stock is set forth below. The complete designation of the rights and preferences of the Investors Preferred, Series F Preferred Stock and Series H Preferred Stock is set forth in the Amended and Restated Charter and in the certificates of designation in the forms attached hereto as Appendices B, C and D. The rights and preferences of the Investors Preferred, Series F Preferred Stock and Series H Preferred Stock are independent from and not related to one another except as described below under "Antidilution".

Dividends

        The holders of the Investors Preferred, Series F Preferred Stock and Series H Preferred Stock will be entitled to receive out of legally available funds, dividends (on an as-converted-to-Common-Stock basis) payable when and if dividends are declared by the Board of Directors with respect to the Common Stock. The Company has no current plan, proposal or arrangement, written or otherwise, to pay dividends with respect to the Common Stock the Investors Preferred, Series F Preferred Stock, or Series H Preferred Stock.

Conversion

        Each share of the Investors Preferred, Series F Preferred Stock and Series H Preferred Stock may be converted into shares of Common Stock at the election of its holder at any time. Each share of Series F Preferred Stock will be automatically converted into approximately 6,200 shares of Common Stock upon the affirmative election of the holders of at least one half of the outstanding shares of the Series F Preferred Stock. Each share of Investors Preferred Stock will (depending on the specific terms of the sub-series of Investors Preferred) be automatically converted into between approximately 5,765 and 19,637 shares of Common Stock upon the affirmative election of the holders of at least two thirds of the outstanding shares of the Investors Preferred Stock. Each share of Investors Preferred converts into a weighted average of 6,218 shares of Common Stock. Each share of Series H Preferred Stock will be automatically converted into approximately 769 shares of Common Stock upon the affirmative election of the holders of at least two thirds of the outstanding shares of the Series H Preferred Stock. The Series F Preferred Stock will convert into 68,199,901 shares of Common Stock representing 18.06% of the fully diluted authorized and outstanding shares of Common Stock after the completion of the restructuring (assuming conversion of all of the Company's issued and outstanding securities that are convertible into Common Stock and exercise of all outstanding options and warrants or any other rights to purchase or acquire other equity interests in the Company). The Investors Preferred will be convertible into 254,947,501 shares of Common Stock representing 67.51% of the fully diluted authorized and outstanding shares of Common Stock after the completion of the restructuring (assuming conversion of all of the Company's issued and outstanding securities that are convertible into Common Stock and exercise of all outstanding options and warrants or any other rights to purchase or acquire other equity interests in the Company). The Series H Preferred Stock will be convertible into 41,539,253 shares of Common Stock representing 11.00% of the fully diluted authorized and outstanding shares of Common Stock after completion of the transaction (assuming conversion of all of the Company's issued and outstanding securities that are convertible into Common Stock and exercise of all outstanding options and warrants or any other rights to purchase or acquire other equity interests in the Company). The conversion price will be subject to adjustment as provided in the paragraph below (relating to antidilution). The Investors Preferred, Series F Preferred Stock and Series H Preferred Stock will be automatically converted into Common Stock, at the then applicable conversion rate in the event of an underwritten public offering of shares of the Company at a total offering of not less than $50 million at a post-money valuation of the Company of $500 million (a "Qualifying PO").

Sinking Fund Provisions

        The Series F Preferred Stock, Investors Preferred and Series H Preferred Stock are not subject to sinking fund provisions.

Restrictions on Alienability

        The Series F Preferred Stock and Investors Preferred are not subject to restrictions on alienability. The Series H Preferred Stock will be subject to restrictions on transfer related to vesting schedules, employment status and other restrictions as may be determined by the Compensation Committee of the Company's Board of Directors from time to time.

Antidilution

        The conversion price of the Series F Preferred Stock, Investors Preferred and Series H Preferred Stock will be subject to adjustment to reduce dilution in the event that the Company issues additional equity securities (other than shares issued pursuant to the Company's equity compensation plan and other customary exclusions) at a purchase price less than the applicable conversion price. In the event of such an issuance of additional securities, the applicable conversion price will be adjusted on a weighted average basis taking into account the price and number of the newly issued shares and the number of shares then outstanding. The conversion price will also be subject to proportional adjustment for stock splits, stock dividends, recapitalizations and the like. In addition, the conversion price of the Series F Preferred Stock will be subject to adjustment to prevent the Series F Preferred Stock from becoming convertible into less than 5% of the fully diluted authorized and outstanding shares of Common Stock after completion of an additional issuance of securities at a price less than the current conversion price. In addition, if there is an adjustment to the conversion price of the Series F Preferred Stock, the Investors Preferred Stock, or the Series H Preferred Stock, then all such series of Preferred Stock will receive the same proportional adjustment.

Voting Rights and Protective Provisions

        The Series F Preferred Stock, Investors Preferred and Series H Preferred Stock will vote together with the Common Stock and not as a separate class, except as required by law with respect to any amendment or waiver of any provisions of the Company's Amended and Restated Charter or Bylaws that adversely affects the rights, preferences and privileges of the Series F Preferred Stock, Investors Preferred and Series H Preferred Stock, on all matters except the election of directors on which the holders of the Series F Preferred Stock, Investors Preferred and Series H Preferred Stock will have no vote with respect to their shares of Series F Preferred Stock, Investors Preferred and Series H Preferred Stock. Each share of the Series F Preferred Stock, Investors Preferred and Series H Preferred Stock will have a number of votes equal to the number of shares of Common Stock then issuable upon conversion of such share of Series F Preferred Stock, Investors Preferred or Series H Preferred Stock. In addition and subject to customary exceptions, the consent of holders of a majority of the outstanding Series F Preferred Stock will be required to declare or pay any dividend on the common or the preferred stock of the Company, and the consent of the holders of 80% of the Investors Preferred will be required prior to an underwritten public offering of the Company's stock unless the aggregate pre-money valuation of the Company at the time of the offering is at least $500 million, and the gross cash proceeds of the offering are $50,000,000.

Liquidation Preference; Participation

        Upon any dissolution, liquidation, or winding up of the Company, the holders of outstanding shares of the Series F Preferred Stock, Investors Preferred and Series H Preferred Stock will be entitled to receive, out of the assets of the Company remaining after all of the Company's debts and liabilities have been paid or otherwise provided for but before any payments have been made to the holders of Common Stock, an amount payable in cash equal to and with the preferences as follows: (1) the holders of the Series F Preferred Stock will be entitled to $11 million and the holders of the Investors Preferred will be entitled to a return of their $41 million investment in the Investors Preferred, which will result in aggregate return to the holders of the Series F Preferred Stock and the Investors Preferred Stock of $52 million; (2) the holders of the Investors Preferred will be entitled to an additional two-fold return of their investment or $82 million and Series H Preferred Stock will be entitled to 10% of the total amount distributed in this tranche of the liquidation or $9.11 million which will result in an aggregate return in this tranche to the holders of the Investors Preferred and the Series H Preferred Stock of $91.11 million; and (3) the holders of the Series F Preferred Stock will then be distributed $18.12 million so that in the aggregate they will have received through the first three tranches of liquidation payments an amount equal to 18.06% of the total amounts distributed to the Series F Preferred Stock, the Investors Preferred and the Series H Preferred Stock, or $29.12 million. If the assets available for distribution are other than cash, for example, the stock of an acquiring company paid in an acquisition of the Company, such other assets will be distributed instead of cash. After payment of all the amounts above, the Series F Preferred Stock, Investors Preferred Stock, and Series H Preferred Stock will participate on an as-converted-to-Common-Stock basis with the holders of Common Stock. A merger, reorganization or other acquisition-type transaction in which control of the Company or all or substantially all of its assets is transferred will be treated as a liquidation.

Redemption

        The Series F Preferred Stock, Investors Preferred and Series H Preferred Stock will not be redeemable.

Registration Rights Agreement and Stockholder Agreement

        The holders of the Series F Preferred Stock and Investors Preferred will enter into a Third Amended and Restated Registration Rights Agreement with the Company and certain other holders of the Existing Preferred Stock, which will provide for, among other things, registration rights with respect to common stock issued to the parties to the agreement. The holders of the Series F Preferred Stock and Investors Preferred will enter into a Second Amended and Restated Stockholders Agreement, which will provide for, among other things, an agreement by these parties to vote shares of Common Stock held by them for directors of the Company so as to elect as directors of the Company persons designated by certain of the parties to such agreement as well as the right to participate on a proportional basis in any future equity offerings by the Company.

Dilutive Effect on Holders of Common Stock

        Upon the issuance of the Series F Preferred Stock, Investors Preferred Stock and assuming issuance of all of the Series H Preferred Stock authorized for issuance under the Company's 2003 Incentive Award Plan (as described in Proposal No. 3), the equity interests of our existing common stockholders and preferred stockholders, as a percentage of the total number of shares of the Company's Common Stock assuming conversion of the Preferred Stock, will be substantially diluted.

	Percentage of Outstanding Common Stock Owned (Assuming Conversion of Preferred Stock)
Holder	Before Issuance of Additional Preferred Stock	After Issuance of Series F Preferred Stock and Investors Preferred Stock		After Issuance of Series F Preferred Stock and Investors Preferred Stock and Assuming Issuance of all Series H Preferred Stock
Existing Common Stockholders	24.3%	0.6%		0.6%
Existing Preferred Stock holders	75.7%	3.2	%(1)	2.8	%(2)
Series F Preferred Stock and Investors Preferred Stock and Series H Preferred Stock holders	0.00%	96.2%		96.6%

(1)
This figure includes 0.5% of the outstanding Common Stock owned by persons not participating in the Secondary Offering.
(2)
This figure includes 0.4% of the outstanding Common Stock owned by persons not participating in the Secondary Offering.

        Additionally, as a result of the issuance of the Series F Preferred Stock, Investors Preferred and Series H Preferred Stock, in the event of any dissolution, liquidation, or winding up of the Company, at least $29.1 million will be paid in cash to the holders of the Series F Preferred Stock, at least $123.0 million will be paid in cash to the holders of the Investors Preferred and at least $9.1 million will be paid in cash to the holders of the Series H Preferred Stock before any payment is made to the holders of Common Stock.

Amended and Restated Credit Agreement, Amended and Restated Cisco Note and Service Provider Agreement

        In connection with the transactions contemplated by the Exchange Agreement the Company will enter into the Amended and Restated Credit Agreement with Cisco Capital pursuant to which the Company's indebtedness to Cisco will be reduced to $17 million and Cisco Capital's obligation to make additional loans to the Company will be terminated. Additionally the Amended and Restated Credit Agreement will eliminate covenants related to the Company's financial performance. Cisco Capital will retain its senior security interest in substantially all of the Company's assets except that the Company will be permitted to subordinate Cisco Capital's security interest in the Company's accounts receivable for the purpose of obtaining financing secured by such accounts receivable.

        The $17 million in debt to Cisco Capital will be evidenced by amending and restating the note issued under the current Credit Agreement (the "Amended and Restated Cisco Note") that is to be repaid in three installments. Unless the Company defaults under the terms of the Amended and Restated Credit Agreement, no interest is payable on the note for the first 30 months after its issuance at which time a $7 million principal payment is due. An additional $5 million principal payment plus interest accrued thereon during the preceding 12 months is due 42 months after the closing of the restructuring, and a final principal payment of $5 million plus interest accrued thereon during the preceding 12 months is due 54 months after the closing of the restructuring. The applicable annual interest rate accruing in respect of these payments is 90-day LIBOR plus 4.5%.

        The Amended and Restated Cisco Note will be subject to mandatory prepayment in full, without prepayment penalty, upon the occurrence of any of the following events: (1) the closing of any liquidity event as described below, (2) the completion of any equity financing yielding gross proceeds, or the receipt of loan proceeds, in an aggregate amount of at least $30 million, (3) the achievement by the Company of four consecutive quarters of operating cash flow of a minimum of $5 million per quarter (subject to certain adjustments), or (4) the merger of the Company resulting in a combined entity with an equity value greater than $100 million. As used in the Amended and Restated Credit Agreement, "liquidity event" means the sale of all or substantially all of the assets of the Company, any change in the composition of the shareholders of the Company that would result in any person or entity (or group of persons or entities acting in concert), acquiring in excess of 50% of the voting rights in the Company, or any person or entity (or group of persons or entities) otherwise acquiring the power to direct the management or affairs of the Company by obtaining proxies, entering into voting trusts, acquiring securities or otherwise. The debt is subject to partial mandatory prepayment in an amount equal to the lesser of $2 million or the amount raised if the Company raises less than $30 million in a future equity financing.

        In connection with the Exchange Agreement and the Amended and Restated Credit Agreement, the Service Provider Agreement, under which the Company purchases equipment from Cisco will be terminated. This will relieve the Company of its purchase obligations under the agreement. The Company will enter into a new Service Provider Letter Agreement with Cisco permitting the Company to make purchases of Cisco equipment but neither Cisco nor Cisco Capital will not provide financing for such equipment.

PROPOSAL 3
APPROVAL OF THE 2003 INCENTIVE AWARD PLAN OF COGENT COMMUNICATIONS GROUP, INC.

        On June 12, 2003, the Compensation Committee (the "Committee") of the board of directors adopted, subject to stockholder approval, the 2003 Incentive Award Plan (the "Award Plan"). The Company believes that adoption of the Award Plan is needed to permit the Company to continue to incentivize its employees, consultants, and directors by granting restricted stock awards as part of their overall compensation. On June 26, 2003, stockholders holding capital stock of the Company representing a number of votes sufficient to approve the Award Plan and the reservation of 54,001 shares of Series H Preferred Stock for issuance thereunder approved the Award Plan.

        The Award Plan was agreed to in negotiations with Cisco Capital and the Investors. The decision to grant shares of restricted preferred stock under the Award Plan was made in order to allow management and the employees of the Company to share in the proceeds of any potential sale or other liquidation of the Company when the amount of the proceeds resulted in a distribution to preferred stockholders under the liquidation provisions of the preferred stock, but were not sufficient to result in distributions to holders of the Common Stock. The Company expects that structure will incentivize management and the Company's employees by providing them with the possibility of reaping an economic benefit in a greater number of scenarios than would be the case if the Award Plan provided only for Common Stock grants.

Description Of The Award Plan

General.

        The purpose of the Award Plan is to provide an additional incentive for the Company's employees and consultants to further the growth, development and financial success of the Company by personally benefiting through the ownership of Company stock and to enable the Company to obtain and retain the services of employees and consultants considered essential to the long range success of the Company by offering them an opportunity to own stock in the Company.

Administration.

        The Committee has the authority to conduct the general administration of the Award Plan. Under the terms of the Award Plan, the Committee consists of two or more non-employee directors, appointed by the board of directors, each of whom must be both a "non-employee director" as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended ("Rule 16b-3") and an "outside director" for purposes of Section 162(m) of the Code. The Committee has the power to interpret the Award Plan and any award agreement entered into under the Award Plan, as well as to adopt, amend, and rescind rules for the administration, interpretation, and application of the Award Plan. In addition, the board of directors, in its absolute discretion, may at any time, and from time to time, exercise any and all rights and duties of the Committee under the Award Plan, except with respect to matters which under Rule 16b-3 or Section 162(m) of the Code are required to be determined in the sole discretion of the Committee.

Grants of Series H Preferred Stock

        The Compensation Committee has determined that each of the Company's approximately 195 employees will be eligible to receive grants of Series H Preferred Stock under the Award Plan. The number of shares that will be granted to each employee will be based on the number of options to purchase Common Stock granted to that employee under the Company's 2000 Equity Incentive Plan and such additional shares as the Compensation Committee has determined are necessary to retain and incentivize certain employees. A summary of anticipated awards is set forth on the table below. In order to receive grants under the Award Plan, employees will be required to relinquish all options to purchase Common Stock, and all Common Stock previously issued to them under the Company's 2000 Equity Incentive Plan upon exercise of such options. Restrictions on transfer of shares of Series H

Preferred Stock granted under the Award Plan will be removed with respect to 25% of the shares granted upon receipt of the shares and then in equal installments over the next three years.

2003 Incentive Award Plan
Name and Position	Dollar Value ($)(2)	Number of Shares of Series H Preferred Stock
David Schaeffer Chairman, President and Chief Executive Officer	6,388,369	37,801
Helen Lee Chief Financial Officer	912,769	5,401
Mark Schleifer Vice President, IP Engineering	105,287	623
Robert Beury Vice President and General Counsel	105,287	623
Neale D'Rozario Chief Information Officer (1)	—	—
Executive Group	7,979,673	47,217
Non-Executive Director Group	—	—
Non-Executive Officer Employee Group	1,146,496	6,784

(1)
Mr. D'Rozario resigned from his position with the Company in January, 2003.

(2)
The Dollar Value assumes a per share value of the Series H Preferred Stock equal to its liquidation value of approximately $169 per share. The value actually realized with respect to these awards may be greater or less than this amount.

Eligibility.

        The Committee, in its sole discretion, may from time to time grant awards to any number of key employees or consultants of the Company (or any subsidiary of the Company). The Committee determines at the time of each grant the number of shares subject to such award.

Number of Shares.

        Up to 54,001 shares of Series H Preferred Stock may be granted as restricted stock awards under the Award Plan. Restricted shares that have been surrendered to the Company may be granted again by the Company under the Award Plan.

Payment for Shares.

        The purchase price for all restricted stock awards, together with any applicable tax required to be withheld, must be paid in full in cash at the time of purchase.

Merger, Consolidation, and Other Events.

        The Award Plan provides the Committee or the board of directors discretion to amend the terms of outstanding restricted stock and future awards that may be made under the Award Plan upon the occurrence of a recapitalization, stock split, reorganization, merger, consolidation, liquidation, dissolution, or sale, transfer, exchange, or other disposition of all or substantially all of the assets of the Company or other similar corporate event.

        The foregoing is only a summary of the Award Plan and is qualified by reference to its full text, a copy of which is attached hereto as Appendix E.

Information Regarding the Company's 2000 Equity Incentive Plan

        Prior to the adoption of the Award Plan, stock-based compensation awards were granted under the Amended and Restated Cogent Communications Group, Inc. 2000 Equity Incentive Plan. The principal purpose of the 2000 Equity Incentive Plan was to attract, retain, and motivate selected officers, employees, consultants, and directors through the granting of stock-based compensation awards. The equity plan provided for a variety of compensation awards, including stock options, stock purchase rights and direct stock grants. No additional stock-based compensation awards will be made under the 2000 Equity Incentive Plan.

        The following table sets forth certain information with respect to the Company's equity compensation plans as of December 31, 2002.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the preceeding columns)
Equity compensation plans approved by security holders	1,847,277	$19.57	399,603
Equity compensation plans not approved by security holders	n/a	n/a	n/a

Total	1,847,277	$19.57	399,603

VOTE REQUIRED

        The affirmative vote of the holders of two-thirds of the shares of Common Stock and Existing Preferred Stock (on an as-converted-to-Common-Stock-basis) voting as a single class, and of two-thirds of the shares of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock voting as a single class is required to approve the adoption of the Amended and Restated Charter, to approve the transactions contemplated by the Exchange Agreement and the Purchase Agreement and the adoption of the Award Plan. On June 26, 2003, Stockholders holding the requisite amount of capital stock of the Company acted by written consent to approve the adoption of the Amended and Restated Charter, the transactions contemplated by the Exchange Agreement and the Purchase Agreement, and the adoption of the Award Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership of shares of the Company's capital stock (1) as of May 31, 2003, assuming conversion of all of the outstanding Existing Preferred Stock of the Company into Common Stock at their then effective conversion rates and (2) after the issuance of the Series F Preferred Stock and the Investors Preferred Stock assuming conversion of all of the Existing Preferred Stock, Series F Preferred Stock and the Investors Preferred Stock into Common Stock at their then effective conversion rates, by:

  •
  each stockholder known to us to be a beneficial owner of more than 5% of any class of voting capital stock;

  •
  each of our directors;

  •
  each of our named executive officers; and

  •
  all of our executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options, warrants and securities convertible into common stock held by that person that are exercisable as of May 31, 2003 or exercisable within 60 days thereof are deemed beneficially owned. Except as indicated in the footnotes to this table, we believe that each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name, except to the extent shared by a spouse under applicable law. This table is based on information supplied by officers, directors and principal stockholders. As of May 31, 2003, assuming conversion of all of the outstanding preferred stock of the Company into common stock at their then effective conversion rates, there would have been 14,300,573 shares of common stock outstanding. After the issuance of the Series F Preferred Stock and the Investors Preferred Stock, assuming conversion of all of the outstanding preferred stock of the Company into common stock at their then effective conversion rates, there will be 337,447,975 shares of common stock outstanding.

        Unless otherwise noted, the address for each stockholder below is: c/o Cogent Communications Group, Inc., 1015 31st Street, N.W., Washington D.C. 20007.

Name and Address	Number of Shares		Percent Ownership as of May 31, 2003	Number of Shares after issuance of Series F Preferred Stock, Investors Preferred Stock		Percent Ownership after issuance of Series F Preferred Stock and Investors Preferred Stock
Entities affiliated with Jerusalem Venture Partners Building One Mahla, Jerusalem 91487	2,957,125		20.68	80,091,322		23.73
Entities affiliated with Worldview Technology Partners 435 Tasso Street, #120 Palo Alto, CA 94301	2,315,431		16.19	59,963,367		17.77
Entities affiliated with Oak Investment Partners IX, LP One Gorham Island Westport, CT 06880	2,028,850		14.19	60,762,677		18.01
Entities affiliated with Broadview Capital Partners One Bridge Plaza Fort Lee, NJ 07024	878,635		6.14	33,094,332		9.81
Cisco Systems Capital Corporation	710,216	(1)	4.97	68,199,901	(2)	20.21
David Schaeffer (3)	1,838,759		12.58	5,766,249		1.71
H. Helen Lee (4)	108,275		*	108,275		*
Erel Margalit	2,957,125	(5)	20.68	80,091,322	(6)	23.73
James Wei	2,315,431	(7)	16.19	59,963,367	(8)	17.77
Edward Glassmeyer	2,028,850	(9)	14.19	60,762,677	(10)	18.01
Mark Schleifer (11)	14,280		*	14,280		*
Robert Beury (12)	15,078		*	15,078		*
Directors and executive officers as a group (11 persons) (13)	9,331,439		63.04	206,774,889		61.18

*
Less than 1%

(1)
Constitutes the number of shares of Common Stock subject to the warrants issued to Cisco Capital in connection with the Company's credit facility.

(2)
Reflects cancellation of warrants referred to in note (1).

(3)
Includes 135,000 shares of common stock held by the Schaeffer Descendant's Trust. Mr. Schaeffer disclaims beneficial ownership of such shares. Includes 318,335 shares which may be acquired upon exercise of stock options which are exercisable currently or within 60 days of May 31, 2003.

(4)
Includes 104,142 shares which may be acquired upon exercise of stock options which are exercisable currently or within 60 days of May 31, 2003.

(5)
Includes 2,957,125 shares held by entities affiliated with Jerusalem Venture Partners, of which Mr. Margalit is Managing General Partner, including: (a) JVP III, LP, (b) JVP III (Israel) LP, (c) JVP Entrepreneurs Fund LP, (d) JVP IV, LP, (e) JVP-IV-A LP, and (f) JVP IV (Israel) LP. Mr. Margalit disclaims beneficial ownership of such shares.

(6)
Includes 80,091,322 shares held by entities affiliated with Jerusalem Venture Partners, of which Mr. Margalit is Managing General Partner, including: (a) JVP III, LP, (b) JVP III (Israel) LP, (c) JVP Entrepreneurs Fund LP, (d) JVP IV, LP, (e) JVP-IV-A LP, (f) JVP IV (Israel) LP, and (g) JVP Entrepreneurs Fund IV, LP. Mr. Margalit disclaims beneficial ownership of such shares.

(7)
Includes 2,315,431 shares held by entities affiliated with Worldview Technology Partners, of which Mr. Wei is a general partner, including: (a) Worldview Technology Partners III, LP, (b) Worldview Technology International III, LP, (c) Worldview Strategy III, LP, (d) Worldview III Carrier Fund, LP, (e) Worldview Technology Partners IV, LP, (f) Worldview Technology International IV, LP, and (g) Worldview Strategic Partners IV, LP. Mr. Wei disclaims beneficial ownership of such shares.

(8)
Includes 59,963,367 shares held by entities affiliated with Worldview Technology Partners, of which Mr. Wei is a general partner, including: (a) Worldview Technology Partners III, LP, (b) Worldview Technology International III, LP, (c) Worldview Strategy III, LP, (d) Worldview III Carrier Fund, LP, (e) Worldview Technology Partners IV, LP, (f) Worldview Technology International IV, LP, and (g) Worldview Strategic Partners IV, LP. Mr. Wei disclaims beneficial ownership of such shares.

(9)
Includes 2,028,850 shares of preferred stock held by: Oak Investment Partners IX, LP, Oak IX Affiliates Fund, LP, and Oak IX Affiliates (Annex), LP. Mr. Glassmeyer disclaims beneficial ownership of such shares.

(10)
Includes 60,762,677 shares of preferred stock held by: Oak Investment Partners IX, LP, Oak IX Affiliates Fund, LP, and Oak IX Affiliates (Annex), LP. Mr. Glassmeyer disclaims beneficial ownership of such shares.

(11)
Common shares include 14,280 shares which may be acquired upon exercise of stock options which are exercisable currently or within 60 days of May 31, 2003.

(12)
Common shares include 15,078 shares which may be acquired upon exercise of stock options which are exercisable currently or within 60 days of May 31, 2003.

(13)
See footnotes (1) through (10) above. Consists of David Schaeffer, H. Helen Lee, Mark Schleifer, Robert Beury, Erel Margalit, James Wei, Edward Glassmeyer, R. Brad Kummer, Timothy O'Neill, Bruce Wagner and Thaddeus Weed.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

        You should read this Information Statement together with the financial statements and related notes and other information accompanying this Information Statement. The results discussed therein are not necessarily indicative of the results to be expected in any future periods. Certain matters discussed therein are forward-looking statements. This Information Statement may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws, including any projections of earnings, revenues or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words "may," "will," "estimate," "intend," "continue," "believe," "expect" or "anticipate" and other similar words. Such forward-looking statements may be contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations," (attached to this Information Statement in Appendix G) among other places.

        Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties. Key risks to our Company are described in our annual report for the year ended December 31, 2002 on Form 10-K filed with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statement.

FINANCIAL INFORMATION REGARDING THE COMPANY

Financial Statements

        The Company's audited balance sheets as of December 31, 2002 and 2001 audited statements of operations, statements of stockholders' equity and statements of cash flows for the years ended 2002, 2001 and 2000 and related notes to the financial statements are attached to this Information Statement in Appendix F (the "Audited Financial Statements").

        The Company's unaudited condensed consolidated balance sheet as of March 31, 2003 and unaudited condensed consolidated statements of operations, and condensed consolidated statements of cash flows and related notes to the condensed consolidated financial statements for the three months ended March 31, 2003 and 2002 (the "Unaudited Financial Statements") are also attached to this Information Statement in Appendix F.

        Also included in this Information Statement is an unaudited pro forma consolidated balance sheet as of March 31, 2003 and unaudited pro forma consolidated statements of operations for the twelve months ending December 31, 2002 and three months ending March 31, 2003 and the related notes to the unaudited pro forma consolidated balance sheet and the unaudited pro forma consolidated statements of operations (the "Pro Forma Financial Statements"). The Pro Forma Financial Statements give effect to the conversion of the Existing Preferred Stock, the receipt by the Company of $41 million in cash in connection with the sale of the Investors Preferred Stock, the Company's issuance of 11,000 shares of Series F Preferred Stock and 41,000 shares of Investors Preferred, which will be issued to the Investors and Cisco Capital upon the consummation of the transactions contemplated by the Exchange Agreement and the Purchase Agreement, the cancellation of $262.8 in principal amount of, and the related accrued interest on, the notes issued pursuant to the credit facility with Cisco Capital, the cancellation of the Cisco Warrants, the issuance of the Amended and Restated Cisco Note and the payment of approximately $20 million in cash.

Supplementary Financial Information

        The following tables present unaudited quarterly financial information for the nine quarters ended March 31, 2003. The Company believes this information reflects all adjustments (consisting only of normal recurring adjustments) that it considers necessary for a fair presentation of such information in accordance with generally accepted accounting principles. The results for any quarter are not necessarily indicative of results for any future period (in thousands, except per share data):

Year-Ending December 31, 2003
1st Quarter
Net Revenue	$14,233
Operating loss	$(14,880)
Net income	$1,914
Net income applicable to common stock	$1,924
Basic net income per common share	$0.55
Diluted net income per common share	$0.14
Basic weighted average number of shares outstanding	3,483,838
Diluted weighted average number of shares outstanding	13,845,149
	Year-Ended December 31, 2002
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Net Revenue	$3,542	$18,578	$15,960	$13,833
Operating loss	$(16,684)	$(15,523)	$(16,875)	$(13,191)
Extraordinary gain	$4,528	$—	$—	$3,915
Net loss	$(17,959)	$(24,562)	$(25,409)	$(23,913)
Net loss applicable to common stock	$(17,959)	$(24,562)	$(25,409)	$(23,913)
Net loss per share before extraordinary gain	$(8.52)	$(7.18)	$(7.34)	$(19.63)
Extraordinary gain per share	$1.72	$—	$—	$2.76
Basic and diluted net loss per common share	$(6.81)	$(7.18)	$(7.34)	$(16.87)
Weighted average number of shares outstanding	2,637,951	3,419,582	3,463,995	1,417,522
	Year-Ended December 31, 2001
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Net Revenue	$—	$90	$657	$2,271
Operating loss	$(12,975)	$(14,527)	$(14,935)	$(18,657)
Net loss	$(12,794)	$(15,188)	$(17,448)	$(21,483)
Net loss applicable to common stock	$(12,794)	$(15,188)	$(17,448)	$(45,651)
Basic and diluted net loss per common share	$(9.12)	$(10.81)	$(12.39)	$(32.20)
Weighted average number of shares outstanding	1,402,798	1,404,587	1,408,614	1,417,522

Management's Discussion and Analysis of Financial Condition and Results of Operations

        Attached to this Information Statement in Appendix G is management's discussion and analysis of the Company's financial condition, changes in financial condition and results of operations for each of the fiscal years and interim periods covered by the Audited Financial Statements and the Unaudited Financial Statements. We encourage you to read the full text of Appendix G to gain a better understanding of the Company's historical financial statements.

Quantitative and Qualitative Disclosures About Market Risk

        All of our financial interests that are sensitive to market risk are entered into for purposes other than trading. Our primary market risk exposure is related to our marketable securities and credit facility. We place our marketable securities investments in instruments that meet high credit quality standards as specified in our investment policy guidelines. Marketable securities were approximately

$21.4 million at March 31, 2003, $12.7 million of which are considered cash equivalents and mature in 90 days or less, $4.4 million are short-term investments consisting of certificates of deposit and $4.3 million are deposits and other long-term assets and consist of commercial paper ($ 1.0 million) and a Canadian treasury bill ($ 3.3 million). Approximately $5.5 million of these investments are restricted for collateral against letters of credit totaling $5.6 million.

        The Company's credit facility provides for secured borrowings at the 90-day London Interbank Offered Rate plus a specified margin based upon our leverage ratio. The interest rate resets on a quarterly basis and was a weighted average of 6.5% as of March 31, 2003. Interest payments are deferred and begin in 2005. As described elsewhere in this Information Statement, we have violated the debt covenants under the credit facility and are in default under the credit facility. As described in Proposal 2, the Company anticipates that it will enter into an agreement with Cisco Capital to restructure the indebtedness under the credit facility and to enter into an Amended and Restated Credit Agreement pursuant to which the Company will issue the Amended and Restated Cisco Note to Cisco Capital. Unless the Company defaults under the Amended and Restated Credit Agreement, interest accrual under the Amended and Restated Cisco Note will not commence until 30 months after its issuance, and no interest payment is due until 42 months after its issuance.

        If market rates were to increase immediately and uniformly by 10% from the level at March 31, 2003, the change to the Company's interest sensitive assets and liabilities would have an immaterial effect on our financial position, results of operations and cash flows over the next fiscal year. A 10% increase in the weighted-average interest rate for the three-month period ended March 31, 2003 would have increased interest expense for the period by approximately $0.4 million.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

        The following unaudited pro forma consolidated financial statements and explanatory notes have been prepared to give effect to the consummation of the transactions contemplated by the Exchange Agreement and the Purchase Agreement described in Proposal No. 2.

        In accordance with Article 11 of Regulation S-X under the Securities Act, unaudited pro forma financial statements as of March 31, 2003, and for the three months ended March 31, 2003, and the year ended December 31, 2002, have been prepared to reflect, for accounting purposes, the exchange of cash and Series F Preferred stock and the Amended and Restated Cisco Note for the amount outstanding under the Facility and outstanding Cisco Warrants and the issuance of the Investors Preferred Stock for cash and the conversion to Common Stock of the Existing Preferred Stock.

        The following pro forma financial statements have been prepared based upon the historical financial statements of the Company. The pro forma financial statements should be read in conjunction with the historical consolidated financial statements of the Company as of December 31, 2002 and 2001, for the years ended December 31, 2002, 2001 and 2000, and the unaudited condensed consolidated financial statements as of March 31, 2003, and for the three month period ended March 31, 2003, included in this Information Statement.

        The pro forma statements of operations assume that the transactions contemplated by the Exchange Agreement and Purchase Agreement were consummated on January 1, 2002. The pro forma balance sheet assumes that the transactions contemplated by the Exchange Agreement and Purchase Agreement were consummated on March 31, 2003. The pro forma financial statements are provided for illustrative purposes only, and are not necessarily indicative of the operating results that would have occurred if this transaction had been consummated at the beginning of the periods indicated, nor are they necessarily indicative of any future operating results.

Cogent Communications Group, Inc. and Subsidiaries
Unaudited Pro Forma Consolidated Balance Sheet
As of March 31, 2003
(in thousands, except share amounts)

ASSETS	Historical Cogent	Pro Forma Adjustments		Pro Forma Cogent
Current assets:
Cash and cash equivalents	$12,739	$20,050	(a)	$32,789
Short term investments	4,398			4,398
Accounts receivable, net	5,546			5,546
Prepaid expenses and other current assets	5,667			5,667

Total current assets	28,350			48,400
Property and Equipment:
Property and equipment	381,507			381,507
Accumulated depreciation	(52,820)			(52,820)

Total Property and Equipment	328,687			328,687
Other assets	18,531	(12,698	)(b)	5,833
Intangible assets	26,080			26,080
Accumulated amortization	(10,956)			(10,956)

Total intangible assets, net	15,124			15,124

Total assets	$390,692			$398,044

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$7,500			$7,500
Accrued & other	11,458	$(50	)(c)	11,408
Cisco credit facility	262,709	(262,709	)(d)	—
Capital leases—current portion	3,683			3,683

Total current liabilities	285,350			22,591
Long Term Liabilities:
Cisco note payable, net of discount of $2,353	—	14,647	(e)	14,647
Convertible Notes—Allied Riser, net of discount of $6,649	3,542			3,542
Capital leases	56,262			56,262
Other long term liabilities	1,363			1,363

Total liabilities	346,517			98,405
Stockholders' Equity:
Convertible preferred stock, Series A, $0.001 par value: 26,000,000 shares authorized, issued and outstanding; liquidation preference of $30,484 at March 31, 2003; none on a pro-forma basis	25,892	(25,892	)(f)	—
Convertible preferred stock, Series B, $0.001 par value: 20,000,000 shares authorized, 19,362,531 shares issued and outstanding; liquidation preference of $100,396 at March 31, 2003; none on a pro-forma basis	87,974	(87,974	)(f)	—
Convertible preferred stock, Series C, $0.001 par value: 52,173,643 shares authorized, 49,773,402 shares issued and outstanding; liquidation preference of $100,000 at March 31, 2003; none on a pro-forma basis	61,345	(61,345	)(f)	—

Convertible preferred stock, Series D, $0.001 par value: 3,426,293 shares authorized, issued and outstanding; liquidation preference of $6,884 at March 31, 2003; none on a pro forma basis	4,272	(4,272	)(f)	—
Convertible preferred stock, Series E, $0.001 par value: 3,426,293 shares authorized, issued and outstanding; liquidation preference of $4,282 at March 31, 2003; none on a pro forma basis	4,272	(4,272	)(f)	—
Convertible preferred stock, Series F, $0.001 par value: 11,000 shares authorized, issued and outstanding; liquidation preference of $11,000—on a pro forma basis	—	11,000(g	)	11,000
Convertible preferred stock, Series G, $0.001 par value: 41,000 shares authorized, issued and outstanding; liquidation preference of $123,000—on a pro forma basis	—	40,675(h	)	40,675
Common stock, $0.001 par value, 21,100,000 shares authorized, 3,483,838 shares issued and outstanding at March 31, 2003; 395,000,000 shares authorized, 14,259,563 shares issued and outstanding—on a pro forma basis	4	11	(f)	15
Additional paid-in capital	48,974	183,744	(f)	856,096
		623,378	(k)
Deferred compensation	(4,893)			(4,893)
Stock purchase warrants	9,012	(8,248	)(i)	764
Currency translation	176			176
Accumulated deficit	(192,853)	212,037	(j)	(604,194)
		(623,387	)(k)

Total shareholders equity	44,175			299,639

Total liabilities & shareholders equity	$390,692			$398,044

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF MARCH 31, 2003

(a)
Represents the cash payment of $20 million to Cisco Capital under the Exchange Agreement and the net proceeds of $40.7 million from the sale of preferred stock to the Investors under the Purchase Agreement.

(b)
Represents elimination of unamortized debt costs associated with the Facility of $12.7 million as of March 31, 2003.

(c)
Represents the elimination of accrued interest of $50,000 under the Facility as of March 31, 2003 as per the Exchange Agreement.

(d)
Represents the elimination of $262.7 million outstanding under the Facility as of March 31, 2003 as per the Exchange Agreement.

(e)
Represents the issuance of the Amended and Restated Cisco Note with a face amount of $17.0 million net of the discount of $2.4 million. The Amended and Restated Cisco Note begins to accrue interest on the thirty first month after issuance, and as a result is discounted using an interest rate of ninety day LIBOR plus 4.5% (5.78% as of March 31, 2003) for the non-interest bearing period.

(f)
Represents the conversion and retirement of the Company's existing preferred stock into common stock under the Third Amended and Restated Certificate of Incorporation of the Company pursuant to the Purchase Agreement. The Company's existing preferred stock converts into a total of 10,775,725 shares of $0.001 par value common stock. This results in an elimination of the book values of the Series A, Series B, Series C, Series D and Series E preferred stock and a corresponding increase to common stock of $11,000 and an increase to additional paid in capital of $183.7 million. The Company's existing preferred stock converts into common stock as follows:

Existing Preferred	Shares outstanding	Conversion Ratio	Common Conversion
Series A	26,000,000	0.10000	2,600,000
Series B	19,362,531	0.12979	2,513,126
Series C	49,773,402	0.10000	4,977,340
Series D	3,426,293	0.10000	342,629
Series E	3,426,293	0.10000	342,629

TOTAL	101,988,519		10,775,725

(g)
Represents the issuance of 11,000 shares of Series F Preferred Stock to Cisco Capital under the Exchange Agreement.

(h)
Represents the issuance of 41,000 shares of Series G Preferred Stock to the Investors for net proceeds of $40.7 million.

(i)
Represents the return of warrants issued to Cisco Capital under the Exchange Agreement carried at $8.3 million on the Company's March 31, 2003 balance sheet.

(j)
Represents the gain resulting from the retirement of $262.7 million outstanding under the Facility under the Exchange Agreement determined as follows (in thousands):

Amount as of March 31, 2003
Cash paid	$20,000
Issuance of Series F Preferred Stock	11,000
Amended and Restated Cisco Note, net of discount	14,647
Estimated transaction costs	625

Total Consideration	$46,272

Amount outstanding under Facility	(262,709)
Interest accrued under the Facility	(50)
Book value of retired warrants	(8,248)
Book value of unamortized Facility loan costs	12,698

Gain from Exchange Agreement	(212,037)

  Under Section 108(a)(1)(B) of the Internal Revenue Code of 1986 gross income does not include any amount that would be includible in gross income by reason of the discharge of indebtedness to the extent that a non-bankrupt taxpayer is insolvent. Under Section 108(a)(1)(B) the Company believes that the gain for income tax purposes will not result in taxable income.

(k)
Represents a non-cash beneficial conversion charge of $623.4 million determined by using the difference between the closing price of Cogent's common stock of $2.09 per share at June 18, 2003 and the Series F and Series G conversion rates times the number of common shares resulting from the conversion of the Series F and Series G preferred stock. The Series G Preferred Stock includes several sub-series with different common stock conversion rates. This amount will ultimately be measured and will be recorded when these transactions close using the difference between the Series F and Series G conversion rates and the closing trading price of Cogent's common stock on the closing date. This amount is reflected as a reduction to retained earnings and an increase to additional paid-in capital.

Cogent Communications Group, Inc. and Subsidiaries
Unaudited Pro forma consolidated Statement of Operations
For the Year Ended December 31, 2002
(in thousands, except share and per share amounts)

	Historical Cogent	Pro Forma Adjustments		Pro Forma Cogent
Net service revenue	$51,913			$51,913
Operating expenses:
Network operations (including $233 of amortization of deferred compensation)	49,324			49,324
Selling, general and administrative (including $3,098 of amortization of deferred compensation)	36,593			36,593
Gain on settlement of vendor litigation	(5,721)			(5,721)
Depreciation and amortization	33,990			33,990

Total operating expenses	114,186			114,186
Operating loss	(62,273)			(62,273)
Settlement of note holder litigation	(3,468)			(3,468)
Interest income and other	1,739			1,739
Interest expense	(36,284)	15,804	(a)	(20,480)

Loss before extraordinary item	$(100,286)			$(84,482)

Extraordinary gain—Allied Riser merger	8,443			8,443

Net loss	$(91,843)			$(76,039)

Net loss per common share—basic and diluted
Loss applicable to common stock before extraordinary gain	$(30.82)			$(6.02)
Extraordinary gain	2.59			0.60

Basic net loss per common share	$(28.22)			$(5.42)

Weighted average common shares—basic and diluted	3,254,241	10,775,725	(b)	14,029,966

NOTES TO THE UNAUDITED PRO FORMA
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2002

(a)
Represents the elimination of interest expense of $16.7 million under the Facility and the addition of interest expense of $0.9 million from the amortization of the discount under the Amended and Restated Cisco Note.

(b)
Represents the additional shares of common stock outstanding due to the conversion of the Company's existing preferred stock under the Purchase Agreement. The Company's existing preferred stock converts into common stock as follows:

Existing Preferred	Shares outstanding	Conversion Ratio	Common Conversion
Series A	26,000,000	0.10000	2,600,000
Series B	19,362,531	0.12979	2,513,126
Series C	49,773,402	0.10000	4,977,340
Series D	3,426,293	0.10000	342,629
Series E	3,426,293	0.10000	342,629

TOTAL	101,988,519		10,775,725

        The dilutive impact of the potential conversion of the Series F and Series G preferred stock was not included in the computation of diluted earnings per share due to its anti-dilutive effect.

Cogent Communications Group, Inc. and Subsidiaries
Unaudited Pro forma consolidated Statement of Operations
For the Three Months Ended March 31, 2003
(in thousands, except share and per share amounts)

	Historical Cogent	Pro Forma Adjustments		Pro Forma Cogent
Net service revenue	$14,233			$14,233
Operating expenses:
Network operations (including $57 of amortization of deferred compensation)	10,739			10,739
Selling, general and administrative (including $761 of amortization of deferred compensation)	7,163			7,163
Depreciation and amortization	11,211			11,211

Total operating expenses	29,113			29,113
Operating loss	(14,880)			(14,880)
Gain—Allied Riser note exchange	24,802			24,802
Interest income and other	398			398
Interest expense	(8,406)	4,809	(a)	(3,597)

Net income	$1,914			$6,723

Basic net income per common share	$0.55			$0.47

Diluted net income per common share	$0.14			$0.02

Weighted average common shares—basic	3,483,838	10,775,725	(b)	14,259,563

Weighted average common shares—diluted	13,845,149	323,642,311	(c)	337,487,460

NOTES TO THE UNAUDITED PRO FORMA
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2003

(a)
Represents the elimination of interest expense of $5.0 million under the Facility and the addition of interest expense of $0.2 million from the amortization of the discount under the Amended and Restated Cisco Note.

(b)
Represents the additional shares of common stock outstanding due to the conversion of the Company's existing preferred stock under the Purchase Agreement. The Company's existing preferred stock converts into common stock as follows:

Existing Preferred	Shares outstanding	Conversion Ratio	Common Conversion
Series A	26,000,000	0.10000	2,600,000
Series B	19,362,531	0.12979	2,513,126
Series C	49,773,402	0.10000	4,977,340
Series D	3,426,293	0.10000	342,629
Series E	3,426,293	0.10000	342,629

TOTAL	101,988,519		10,775,725

(c)
Represents the dilutive impact of 323,147,402 common shares due to the potential conversion of the Series F and Series G preferred stock into common stock and the additional dilutive impact of 494,909 common shares due to considering the Company's Series D and Series E preferred stock as outstanding and converted into common stock as of the beginning of the period. The Series F preferred stock is convertible into 68,199,901 shares of common stock and the Series G preferred stock is convertible into 254,947,501 shares of common stock.

  By Order of the Board of Directors

  David Schaeffer, Chairman and Chief Executive Officer

Dated: July 10, 2003
Washington, D.C.

Appendix A

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
COGENT COMMUNICATIONS GROUP, INC.

Pursuant to Sections 228, 242 and 245 of the
General Corporation Law of the State of Delaware

(Originally incorporated under the same name on December 12, 2000)

        Cogent Communications Group, Inc., (the "Corporation"), a corporation organized and existing under, and by virtue, of the provisions of the General Corporation Law of the State of Delaware (the "General Corporation Law"), DOES HEREBY CERTIFY AS FOLLOWS:

        1.     That the name of the Corporation is Cogent Communications Group, Inc.

        2.     That on May, 2003 the Board of Directors duly adopted resolutions proposing to amend and restate the certificate of incorporation of this Corporation, declaring said amendment and restatement to be advisable and in the best interests of this Corporation and its stockholders, and authorizing the appropriate officers of this Corporation to solicit the approval of the stockholders therefor.

        3.     That in lieu of a meeting and vote of stockholders, consents in writing have been signed by holders of outstanding stock having not less than the minimum number of votes that is necessary to consent to this amendment and restatement, and, if required, prompt notice of such action shall be given in accordance with the provisions of Section 228 of the General Corporation Law.

        4.     This Fourth Amended and Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.

        The text of the Corporation's certificate of incorporation is amended and restated in its entirety as follows:

ARTICLE 1. NAME.

        The name of the Corporation is Cogent Communications Group, Inc.

ARTICLE 2. REGISTERED OFFICE AND AGENT.

        The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, in the County of New Castle, 19808, Delaware. The name of its registered agent at such address is the Corporation Corporation.

ARTICLE 3. PURPOSE.

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE 4. CAPITAL STOCK.

        A.    Authorized Shares.    The total number of shares of capital stock of all classes that the Corporation will have the authority to issue is three hundred ninety-five million one hundred twenty thousand (395,120,000) shares, of which: (i) three hundred ninety-five million (395,000,000) shares, of a par value of $.001 per share, shall be of a class designated "Common Stock"; and (ii) one hundred twenty thousand (120,000) shares, of a par value of $.001 per share, of authorized but unissued Preferred Stock.

        The authorized but unissued Preferred Stock may be issued in one or more additional series, each series to be appropriately designated by a distinguishing letter or title prior to the issue of any shares thereof. The Board of Directors is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption including sinking fund provisions, if any, the redemption price or prices, the liquidation preferences, any other qualifications, limitations, or restrictions thereof, of any wholly unissued series of Preferred Stock, and the number of shares constituting any such unissued series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

        Except as otherwise set forth in a certificate designating any currently authorized but unissued Preferred Stock (each such certificate, a "Certificate of Designation"), the designations, preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions of the Preferred Stock and the Common Stock shall be as follows:

        B.    Preferred Stock.    Except as otherwise required by the General Corporation Law or as provided in the Certificate of Designation relating to such series of Preferred Stock, shares of Preferred Stock shall be voted together with the shares of the Common Stock without distinction as to class or series at each annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, upon the following basis: each holder of a share of Preferred Stock will be entitled to one vote for each share of Common Stock such holder of Preferred Stock would receive upon conversion of such share of Preferred Stock held by such stockholder into Common Stock. Such determination shall be made with (1) respect to a meeting of the stockholders of the Corporation on the record date fixed for meeting, or (2) with respect to a written consent of the stockholders of the Corporation, on the effective date of such written consent.

        C.    Common Stock.

        1.    Prior Rights of Preferred Stock.    The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock and any other series of preferred stock as may be issued in accordance with the provisions hereof.

        2.    Voting Rights.    The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders. There shall be no cumulative voting.

        3.    Dividends.    Subject to the rights of any series of preferred stock set forth in a certificate of designation, dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding preferred stock.

        4.    Increases or Decreases.    Subject to the rights of any series of preferred stock set forth in a certificate of designation, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding or reserved for conversion of the outstanding Preferred Stock) by the affirmative vote of the holders of a majority of the outstanding stock of the Corporation (voting together on an as-if converted basis).

ARTICLE 5. COMPROMISE OR ARRANGEMENT WITH CREDITORS.

        Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application had been made, be binding on all the creditors or class of creditor, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE 6. DIRECTORS LIABILITY; INDEMNIFICATION.

        A.    Indemnification.    The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law, as the same may be amended and supplemented from time to time, indemnify and advance expenses to, (i) its directors and officers, and (ii) any person who, at the request of the Corporation is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section as amended or supplemented (or any successor), for actions taken in such person's capacity as such a director, officer, employee or agent, and then only to the extent such person is not indemnified for such actions by such other corporation, partnership, joint venture, trust or other enterprise; provided, however, that except with respect to proceedings to enforce rights to indemnification, the by-laws of the Corporation may provide that the Corporation shall indemnify any director, officer or such person in connection with a proceeding (or part thereof) initiated by such director, officer or such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The Corporation, by action of its Board of Directors, may provide indemnification or advance expenses to employees and agents of the Corporation or other persons only on such terms and condition and to the extent determined by the Board of Directors in its sole and absolute discretion. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        B.    Limitation of Liability.    No director of this Corporation shall be personally liable to the Corporation or its stockholders for any monetary damages for breaches of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided that this provision shall not eliminate or limit the liability of a director, to the extent that such liability is imposed by applicable law, (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) under Section 174 or successor provisions of the General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. This provision shall not eliminate or limit the liability of a director for any act or omission if such elimination or limitation is prohibited by the General Corporation Law. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

        C.    Prospective Amendment.    Any repeal or modification of this Article 6 shall be prospective and shall not affect the rights under this Article 6 in effect at the time of the alleged occurrence of any act or Omission to act giving rise to liability or indemnification.

        Executed in the name of the Corporation by its President, who declares, affirms, acknowledges and certifies under penalties of perjury, that this is his free act and deed and the facts stated herein are true.

Dated:                        , 2003

COGENT COMMUNICATIONS GROUP, INC.
David Schaeffer President

Appendix B

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND
RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS
AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS

OF

SERIES F PARTICIPATING CONVERTIBLE PREFERRED STOCK

OF

COGENT COMMUNICATIONS GROUP, INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

        Cogent Communications Group, Inc., a Delaware corporation (the "Corporation"), hereby certifies that, pursuant to the authority contained in Article IV of its Certificate of Incorporation (the "Certificate of Incorporation") and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation (the "Board"), by unanimous written consent dated June     , 2003 duly adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

        RESOLVED, that pursuant to the authority vested in the Board and in accordance with the provisions set forth in Article IV of its Certificate of Incorporation, there is hereby established a series of authorized preferred stock of the Corporation having a par value of $0.001 per share, which series shall (i) be designated as "Series F Participating Convertible Preferred Stock" (the "Series F Preferred Stock"), (ii) consist of eleven thousand (11,000) shares and (iii) have the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof:

1.     Certain Definitions.

        Unless the context otherwise requires, the terms defined in this Section 1 shall have, for all purposes of this resolution, the meanings herein specified.

        "Common Stock" shall mean the common stock, par value $0.001 per share, of the Corporation.

        "Junior Stock—Primary" shall mean any class or series of capital stock of the Corporation authorized on or after the Original Issue Date ranking junior to the Series F Preferred Stock in respect of the right to receive dividends or, with respect to the Primary Liquidation Preference (as defined herein), to participate in any distribution upon liquidation, dissolution or winding-up of the affairs of the Corporation, as applicable, including but not limited to the Series H Participating Convertible Preferred Stock with respect to its Series H Primary Liquidation Preference and the Series G Participating Convertible Preferred Stock with respect to its Series G Secondary Liquidation Preference.

        "Junior Stock—Secondary" shall mean any class or series of capital stock of the Corporation authorized on or after the Original Issue Date ranking junior to the Series F Preferred Stock in respect of the right to receive dividends or, with respect to the Secondary Liquidation Preference (as defined herein), to participate in any distribution upon liquidation, dissolution or winding-up of the affairs of the Corporation, as applicable.

        "Junior Stock" shall mean the Junior Stock—Primary and the Junior Stock-Secondary, collectively.

        "Pari Passu Stock—Primary" shall mean any class or series of capital stock of the Corporation authorized on or after the Original Issue Date ranking pari passu with the Series F Preferred Stock in respect of the right to receive dividends or, with respect to the Primary Liquidation Preference, to participate in any distribution upon liquidation, dissolution or winding-up of the affairs of the Corporation, as applicable, including but not limited to the Series G Participating Convertible Preferred Stock with respect to the Series G Primary Liquidation Preference.

        "Pari Passu Stock—Secondary" shall mean any class or series of capital stock of the Corporation authorized on or after the Original Issue Date ranking pari passu with the Series F Preferred Stock in respect of the right to receive dividends or, with respect to the Secondary Liquidation Preference, to participate in any distribution upon liquidation, dissolution or winding-up of the affairs of the Corporation, as applicable.

        "Pari Passu Stock" shall mean the Pari Passu Stock—Primary and the Pari Passu Stock - Secondary, collectively.

        "Participating Preferred Stock" shall mean the Series F, G and H Participating Convertible Preferred Stock, par value $.001 per share, and any other series of Preferred Stock of the Corporation that participates with the Common Stock in liquidation after payment of all liquidation preferences.

        "Preferred Stock" shall mean the preferred stock, par value $.001 per share, of the Corporation, however designated.

        "Senior Stock—Primary" shall mean any class or series of capital stock of the Corporation authorized on or after the Original Issue Date ranking senior to the Series F Preferred Stock in respect of the right to receive dividends or, with respect to the Primary Liquidation Preference, to participate in any distribution upon liquidation, dissolution or winding-up of the affairs of the Corporation, as applicable.

        "Senior Stock—Secondary" shall mean any class or series of capital stock of the Corporation authorized on or after the Original Issue Date ranking senior to the Series F Preferred Stock in respect of the right to receive dividends or, with respect to the Secondary Liquidation Preference, to participate in any distribution upon liquidation, dissolution or winding-up of the affairs of the Corporation, as applicable, including but not limited to the Series G Participating Convertible Preferred Stock with respect to the Series G Primary Liquidation Preference and the Series G Secondary Liquidation Preference and the Series H Participating Convertible Preferred Stock with respect to the Series H Primary Liquidation Preference.

        "Senior Stock" shall mean the Senior Stock—Primary and the Senior Stock -Secondary, collectively.

        "Series G Adjustment Factor" shall mean the fraction designated as "Series G Controlling Adjustment Factor" in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of the Series G Participating Convertible Preferred Stock.

        "Series G Participating Convertible Preferred Stock" means each sub-series of the Corporation's Series G Participating Convertible Preferred Stock, par value $.001, which will be issued in an indeterminate number of sub-series (all of which will be identical to one another except for such sub-series' conversion price), collectively.

        "Series G Primary Liquidation Preference" shall mean the liquidation proceeds payable to the Series G Participating Convertible Preferred Stock of the Corporation designated as "Primary Liquidation Preference" in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of the Series G Participating Convertible Preferred Stock.

        "Series G Secondary Liquidation Preference" shall mean the liquidation proceeds payable to the Series G Participating Convertible Preferred Stock of the Corporation designated as "Secondary Liquidation Preference" in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of the Series G Participating Convertible Preferred Stock.

        "Series H Adjustment Factor" shall mean the fraction designated as "Adjustment Factor" in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of the Series H Participating Convertible Preferred Stock.

        "Series H Primary Liquidation Preference" shall mean the liquidation proceeds payable to the Series H Participating Convertible Preferred Stock of the Corporation designated as "Primary Liquidation Preference" in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of the Series H Participating Convertible Preferred Stock.

  2.
  Voting.

        (a)   Except as otherwise required by the General Corporation Law or provided in this Certificate, the shares of Series F Preferred Stock shall be voted together with the shares of the Common Stock without distinction as to class or series at each annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, upon the following basis: each holder of a share of Series F Preferred Stock will be entitled to one vote for each share of Common Stock such holder of Series F Preferred Stock would receive upon conversion of such share of Series F Preferred Stock held by such stockholder into Common Stock. Such determination shall be made (1) with respect to a meeting of the stockholders of the Corporation on the record date fixed for meeting, or (2) with respect to a written consent of the stockholders of the Corporation, on the effective date of such written consent.

        (b)   Notwithstanding the provisions of Article 2(a) hereof, shares of Series F Preferred Stock shall not be entitled to a vote with respect to the election of directors of the Corporation.

        (c)   Notwithstanding the provisions of Article 2(a) hereof, the affirmative vote or consent of the holders of at least a majority of the issued and outstanding shares of the Series F Preferred Stock, voting together as a single class shall be required to:

          (i)    declare or pay dividends on its capital stock (other than dividends payable in Common Stock); or

          (ii)   amend, repeal or modify any provision of the Certificate of Incorporation or Bylaws in a manner that adversely affects the rights, powers or preferences of the Series F Preferred Stock.

  3.
  Preferences on Liquidation, Dissolution etc.

        (a)   Liquidation Preference.

          (i)    Upon any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, after payment of all amounts owing to holders of any Senior Stock—Primary, the holders of outstanding shares of the Series F Preferred Stock will be entitled to receive, out of the assets of the Corporation remaining after all of the Corporation's debts and liabilities have been paid or otherwise provided for, but before any payments have been made to the holders of Common Stock, the Series G Participating Convertible Preferred Stock with respect to its Series G Secondary Liquidation Preference, the Series H Participating Convertible Preferred Stock with respect to its Series H Primary Liquidation Preference, or any other Junior Stock—Primary or Pari-Passu Stock—Secondary, an amount equal to $1,000 per share, subject to appropriate adjustment for stock splits, stock dividends, recapitalizations, reclassifications and similar events which increase or decrease the number of outstanding shares of Series F Preferred Stock (the "Primary Liquidation Preference"). If upon any such dissolution, liquidation, or winding up of the affairs of the Corporation, whether voluntary or involuntary, the assets of the Corporation available to be distributed as aforesaid among the holders of the Series F Preferred Stock, the Series G Participating Convertible Preferred Stock and any other Pari Passu Stock—Primary shall be insufficient to permit the payment in full to them of the Primary Liquidation Preference, the Series G Primary Liquidation Preference and any other liquidation preferences ranking pari passu therewith and owing with respect to any other Pari Passu Stock—Primary, then the entire assets of the Corporation so to be distributed shall be distributed ratably based upon their respective pari passu liquidation preferences among such holders of the Series F Preferred Stock, the Series G Participating Convertible Preferred Stock and any other Pari Passu Stock—Primary.

          (ii)   Upon any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, after payment of the Primary Liquidation Preference, the Series G Primary and Secondary Liquidation Preferences, the Series H Primary Liquidation Preference, and any other amounts owing to holders of any other Pari Passu Stock—Primary and Senior Stock—Secondary, the holders of outstanding shares of Series F Preferred Stock will be entitled to receive, out of the assets of the Corporation remaining after all of the Corporation's debts and liabilities have been paid or otherwise provided for, but before any payments have been made to the holders of Common Stock or any Junior Stock—Secondary, an amount equal to $1,647.0883 per share, subject to appropriate adjustment for stock splits, stock dividends, recapitalizations, reclassifications and similar events which increase or decrease the number of outstanding shares of Series F Preferred Stock (the "Secondary Liquidation Preference" and together with the Primary Liquidation Preference, the "Liquidation Preferences"). If upon any such dissolution, liquidation, or winding up of the affairs of the Corporation, whether voluntary or involuntary, the assets of the Corporation available to be distributed as aforesaid among the holders of the Series F Preferred Stock and any Pari Passu Stock—Secondary shall be insufficient to permit the payment in full to them of their respective pari passu liquidation preferrences, then the entire assets of the Corporation so to be distributed shall be distributed ratably based upon their respective pari passu liquidation preferences among such holders of the Series F Preferred Stock and the Pari Passu Stock—Secondary.

        (b)    Remaining Liquidating Distributions.    After payment has been made in full to the holders of Series F Preferred Stock, the Senior Stock, the Pari Passu Stock and any Junior Stock of their liquidation preferences, all remaining assets of the Corporation available for distribution shall be distributed ratably to the holders of the Participating Preferred Stock and the holders of the Common Stock, assuming for purposes of such calculation that all outstanding shares of Participating Preferred Stock are converted into shares of Common Stock at their then applicable conversion rates.

        (c)    Assets other than Cash.    If assets other than cash are to be distributed to any holders of Series F Preferred Stock or Common Stock pursuant to Article 3 hereof, the amount received by such holders upon receipt of those assets shall be deemed to be the fair market value of such assets as determined in good faith by the Board of Directors of the Corporation in accordance with sound financial practice. If shares of stock or other securities are distributed to any holders of Series F Preferred Stock or Common Stock pursuant to Article 3 hereof, the fair market value shall mean per share or unit of such security, at any date, the average of the daily market prices for the twenty trading business days ending on the second trading day immediately preceding the date of distribution. The market price for each such business day shall be the last sales price on such day as reported on the consolidated transaction reporting system for the principal securities exchange on which the shares of stock or other securities being distributed pursuant to Article 3 hereof is then listed or admitted to trading (or, if applicable, the last sale price reported by the National Association of Securities Dealers

Automated Quotation Service ("NASDAQ") National Market System), or, if no sale takes place on such day on any such exchange or no such sale is quoted on such system, the average of the closing bid and asked prices on such day as so reported, or, if such securities are not then listed or admitted to trading on any stock exchange, the market price for each such business day shall be the average of the reported closing bid and asked prices on such day in the over-the-counter market, as reported by NASDAQ. If no market prices are reported, then the market price shall be the fair market value as determined in good faith by the Board of Directors. If such securities are subject to an agreement or other restriction limiting their free marketability, the loss of that marketability shall be considered by the Board of Directors in making its determination of fair market value.

        (d)    Amount Payable in Mergers, etc.    The following events shall be treated as a liquidation, dissolution or winding up within the meaning of this Article 3: (i) a consolidation, merger or reorganization of the Corporation with or into any other corporation or corporations in which the stockholders of the Corporation immediately before such event shall own fifty percent (50%) or less (calculated on an as converted basis, fully diluted) of the voting securities of the surviving corporation, (ii) any transaction or series of related transactions in which at least fifty percent (50%) of the Corporation's voting power is transferred, (iii) the sale, transfer or lease of all or substantially all of the assets of the Corporation or (iv) any acquisition of shares of capital stock of the Corporation (whether through a direct issuance by the Company, negotiated stock purchase, a tender for such shares, merger, consolidation or otherwise) by any party or group that did not beneficially own a majority of the voting power of the outstanding shares of capital stock of the Corporation immediately prior to such purchase, the effect of which is that such party or group beneficially owns at least a majority of such voting power immediately after such event (each a "Change of Control Transaction"). All consideration payable to the stockholders of the Corporation in connection with any such Change of Control Transaction, or all consideration payable to the Corporation and distributable to its stockholders, together with all other available assets of the Corporation (net of obligations owed by the Corporation that are senior to the Series F Preferred Stock), in connection with any such Change of Control Transaction, shall be, as applicable, paid by the purchaser to the holders of, or distributed by the Corporation in redemption (out of funds legally available therefor) of, the Series F Preferred Stock, the Pari Passu Stock and any Junior Stock in accordance with the preferences and priorities set forth in Articles 3(a) and 3(b) above, with such preferences and priorities specifically intended to be applicable in any such Change of Control Transaction as if such transaction were a liquidation, dissolution or winding up within the meaning of this Article 3. In furtherance of the foregoing, the Corporation shall take such actions as are necessary to give effect to the provisions of this Article 3(d), including causing the definitive agreement relating to such Change of Control Transaction to provide for a rate at which the shares of Series F Preferred Stock are converted into or exchanged for cash, new securities or other property that gives effect to the provisions of this Article 3, or otherwise causing such shares to be redeemed in a manner consistent with the provisions of this Article 3. The amount deemed distributed to the holders of Series F Preferred Stock upon any such transaction shall be the cash or the value of the property, rights or securities distributed to such holders by the Corporation or the acquiring person, firm or other entity, as applicable. The provisions of this Article 3(d) shall not apply to any reorganization, merger or consolidation involving (1) only a change in the state of incorporation of the Corporation or (2) a merger of the Corporation with or into a wholly-owned subsidiary of the Corporation which is incorporated in the United States of America which does not change the rights, privileges or preferences or the relative proportions of the stockholders as to each other as to before such event.

        (e)    Election to Convert.    Notwithstanding anything contained herein to the contrary, a holder of shares of Series F Preferred Stock may elect to convert any or all of such shares of Series F Preferred Stock into Common Stock at any time prior to close of business of the Company on the date prior to the day on which any liquidation preference provided for in this Article 3 is to be paid. Any such conversion shall be at the then Applicable Conversion Rate and on the other terms and conditions set forth in Article 4 below.

        4.    Conversion Rights.    Conversion of the Series F Preferred Stock into shares of Common Stock shall be subject to the following provisions:

        (a)    Optional Conversion.    Subject to and in compliance with the provisions of this Article 4, any shares of Series F Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series F Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the "Conversion Rate" then in effect (determined as provided in Article 4(b)) by the number of shares of Series F Preferred Stock being converted.

        (b)    Conversion Rates.    The conversion rate in effect at any time for conversion of the Series F Preferred Stock (the "Conversion Rate") shall be the quotient obtained by dividing $1,000 by the "Conversion Price," calculated as provided in Article 4(c).

        (c)    Applicable Conversion Prices.    The Conversion Price shall initially be $.161291 (the "Conversion Price"). The initial Conversion Price shall be adjusted from time to time in accordance with this Article 4. All references to a Conversion Price herein shall mean the Conversion Price as so adjusted.

        (d)    Mechanics of Conversion.    Each holder of Series F Preferred Stock who wishes to convert the same into shares of Common Stock pursuant to this Article 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series F Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series F Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not available therefor, in Common Stock (at the Common Stock's fair market value as determined by the Board of Directors as of the date of such conversion) any declared and unpaid dividends on the shares of Series F Preferred Stock being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series F Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. Upon conversion of only a portion of the number of shares of Series F Preferred Stock represented by a certificate surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series F Preferred Stock representing the unconverted portion of the certificate so surrendered.

        (e)    Adjustment for Stock Splits and Combinations.    If the Corporation shall at any time or from time to time after the date that the first share of the Series F Preferred Stock is issued (the "Original Issue Date") effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series F Preferred Stock, the Conversion Price in effect immediately before that subdivision with respect to the Series F Preferred Stock shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series F Preferred Stock, the Conversion Price in effect immediately before the combination with respect to the Series F Preferred Stock shall be proportionately increased. Any adjustment under this Article 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

        (f)    Adjustment for Common Stock Dividends and Distributions.    If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event, unless an equivalent dividend is paid to the holders of the Series F Preferred Stock in respect of such stock, the Conversion Prices that are then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, to the price determined by multiplying each Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, each Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter each Conversion Price shall be adjusted pursuant to this Article 4(f) to reflect the actual payment of such dividend or distribution; and provided further, that if an adjustment has been made to any Conversion Price on the fixing of the record date for a dividend or distribution, no additional adjustment shall be made when such dividend is paid or distribution is made.

        (g)    Adjustments for Other Dividends and Distributions.    If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, in each such event, unless an equivalent dividend is paid to the holders of the Series F Preferred Stock in respect of such stock, provision shall be made so that the holders of Series F Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Corporation which they would have received had their shares of Series F Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Article 4 with respect to the rights of the holders of such shares of Series F Preferred Stock or with respect to such other securities by their terms; provided, however, that if such a provision has been made on the fixing of the record date for a dividend or distribution, no additional provision shall be made when such dividend is paid or distribution is made.

        (h)    Adjustment for Reclassification. Exchange and Substitution.    If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series F Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Article 4), in any such event each holder of shares of Series F Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such Series F Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

        (i)    Sale of Shares Below Applicable Conversion Price.

          (1)   If at any time or from time to time after the Original Issue Date, the Corporation issues or sells, or is deemed by the express provisions of this subsection (i) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than (i) pursuant to a transaction described in Articles 4(e)-(i) above for which adjustment was made as provided in the applicable Article or (ii) the issuance of Common Stock, or options or warrants to purchase Common Stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions, as approved by the two-thirds (2/3rds) of the then sitting members of the Board of Directors, in any event for an Effective Price (as hereinafter defined) less than the then-effective Conversion Price, then in each such case the then existing Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale (or such deemed issuance or sale), to the lesser of (x) a price sufficient to cause the number of shares of Series F Preferred Stock issued on the Original Issue Date to convert into an aggregate number of shares of Common Stock equal to five percent (5%) of the fully diluted Common Stock of the Corporation outstanding, assuming conversion or exercise of all securities convertible or exercisable for Common Stock or (y) a price determined by multiplying the then Conversion Price by a fraction (the "Adjustment Factor") (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration received (as defined in subsection (i)(2)) by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding and (B) the number of shares of Common Stock issuable upon conversion of the then outstanding Preferred Stock and the exercise of all outstanding rights, warrants and options to purchase Common Stock or Convertible Securities (as defined below). Notwithstanding the foregoing, if at any time or from time to time after the Original Issue Date, the Corporation adjusts the conversion price of the Series G or Series H Participating Convertible Preferred Stock pursuant to Article 4(i)(1) of the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of such Preferred Stock, the Conversion Price shall be reduced (in lieu of any applicable adjustment pursuant to the first sentence of this subsection (i)(1)), as of the opening of business on the date of such adjustment, to the smaller of the price calculated pursuant to clause (x) of the first sentence of this subsection (i)(1) and the price determined by multiplying the Conversion Price in effect prior to the applicable issue or sale (or deemed issue or sale) by the smallest of the Adjustment Factor, the Series G Adjustment Factor or the Series H Adjustment Factor, as applicable.

          (2)   For the purpose of making any adjustment required under this Article 4(i), the "Aggregate Consideration" received by the Corporation for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Corporation after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale but without deduction of any expenses payable by the Corporation, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

          (3)   For the purpose of the adjustment required under this Article 4(i), if the Corporation issues or sells any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") and if the Effective Price of such Additional Shares of Common Stock is less than the effective Conversion Price, the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities. No readjustment in respect of any rights, options or Convertible Securities pursuant to this Article 4(j) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price that was in effect on the original adjustment date or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and the date of such readjustment for which no adjustment was made. No further adjustment of the Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series F Preferred Stock.

          (4)   "Additional Shares of Common Stock" shall mean, with respect to any shares of Series F Preferred Stock, all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Article 4(i), whether or not subsequently reacquired or retired by the Corporation other than (1) shares of Common Stock issued upon conversion of any Preferred Stock, (2) up to 10,000 shares of Common Stock issued or issuable pursuant to options, warrants or other rights (as adjusted for any stock splits, reverse stock splits, recapitalizations and similar capital events) issued to employees, officers or directors of, or consultants or advisors to the Corporation or any Subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors, (3) up to 2,000,000 shares of Common Stock issued or issuable pursuant to options, warrants or other rights (as adjusted for any stock splits, reverse stock splits, recapitalizations and similar capital events) issued to investors in or lenders to the Corporation, and (4) additional convertible debt or equity issued in exchange for, upon conversion of, or as paid-in-kind interest payment on, the 7.50% convertible notes due 2007 of Allied Riser Communications Corporation outstanding on the Original Issue Date and in accordance with the terms of such convertible notes as in effect on the Original Issue Date.

          (5)   The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Article 4(i), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Article 4(i), for such Additional Shares of Common Stock.

        (j)    Accountants' Certificate of Adjustment.    In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series F Preferred Stock, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of shares of the Series F Preferred Stock at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (2) the Applicable Conversion Price for such series in effect prior to and after giving effect to such adjustment or readjustment, (3) the number of Additional Shares of Common Stock and (4) the type and amount, if any, of other property which at the time would be received upon conversion of such shares of such Series F Preferred Stock.

        (k)    Notices of Record Date.    Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other Corporation, any Change of Control Transaction, any sale of all or substantially all of the Corporation's assets or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series F Preferred Stock at least twenty (20) days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and the material terms of such transaction, and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, dissolution, liquidation or winding up.

        (l)    Automatic Conversion.

          (1)   Each share of Series F Preferred Stock shall automatically be converted into shares of Common Stock, based on the Conversion Price, at any time upon the affirmative election of the holders of a majority of the outstanding shares of the Series F Preferred Stock voting as a single class. Each share of Series F Preferred Stock shall automatically be converted into shares of Common Stock based on the Conversion Price immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which (i) the aggregate pre-money valuation of the Corporation is at least five hundred million dollars ($500,000,000); and (ii) the gross cash proceeds (before underwriting discounts, commissions and fees) are at least fifty million dollars ($50,000,000). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Article 5.

          (2)   Upon the occurrence of an event specified in paragraph (1) above, the outstanding shares of Series F Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series F Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series F Preferred Stock the holders of Series F Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series F Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which such shares of Series F Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and the Corporation shall promptly pay in cash or, at the option of the Corporation, Common Stock (at the Common Stock's fair market value determined by the Board as of the date of such conversion), or, at the option of the Corporation, both, all declared and unpaid dividends on such shares of Series F Preferred Stock being converted, to and including the date of such conversion.

        (m)    Fractional Shares.    No fractional shares of Common Stock shall be issued upon conversion of Series F Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series F Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board) on the date of conversion.

        (n)    Reservation of Stock Issuable Upon Conversion.    The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series F Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series F Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series F Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

        (o)    Notices.    Any notice required by the provisions of this Article 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having' been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, having specified next day of delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

        (p)    Payment of Taxes.    The Corporation shall pay all taxes imposed by the State of Delaware (or any other jurisdiction in which the Company is then located or conducting business) (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of any shares of Preferred Stock.

        (q)    Dilution or Impairment.    The Corporation shall not, without the appropriate vote of the stockholders under the General Corporation Law of the State of Delaware and Article 7 of this Certificate, amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series F Preferred Stock against dilution or other impairment.

        5.    Dividend Rights

        (a)   In the event dividends are paid on any share of Common Stock, Pari Passu Stock or Junior Stock, the Company shall pay an additional dividend on all outstanding shares of Series F Preferred Stock in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock, Pari Passu Stock or Junior Stock.

        (b)   The provisions of Article 5(a) shall not apply to a dividend payable in Common Stock.

        6.    Residual Rights

        All rights accruing to the outstanding shares of this Corporation not expressly provided for to the contrary herein or in Article IV of the Certificate of Incorporation shall be vested in the Common Stock.

        7.    Amendment

        No provision of this Certificate may be amended, modified or waived without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of the Series F Preferred Stock.

* * * * *

        IN WITNESS WHEREOF, Cogent Communications Group, Inc. has caused this Certificate of Designations to be executed and delivered in its name and on its behalf on            , 2003.

COGENT COMMUNICATIONS GROUP, INC.
By:	Name: David Schaeffer Title: President

Appendix C

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND
RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS
AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS

OF

SERIES G PARTICIPATING CONVERTIBLE PREFERRED STOCK

OF

COGENT COMMUNICATIONS GROUP, INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

         Cogent Communications Group, Inc., a Delaware corporation (the "Corporation"), hereby certifies that, pursuant to the authority contained in Article IV of its Certificate of Incorporation (the "Certificate of Incorporation") and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation (the "Board"), by unanimous written consent dated June    , 2003 duly adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

        RESOLVED, that pursuant to the authority vested in the Board and in accordance with the provisions set forth in Article IV of its Certificate of Incorporation, there is hereby established a series of authorized preferred stock of the Corporation having a par value of $0.001 per share, which series shall (i) pursuant to separate Certificates of Designations be issuable in subseries denominated as "Series G-1," "Series G-2," "Series G-3," etc. and be collectively designated as "Series G Participating Convertible Preferred Stock" (the "Series G Preferred Stock"), (ii) consist of a total of                        (            ) shares, of which                         (            ) shares shall be Series G- [    ] Participating Convertible Preferred Stock and (iii) have the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof:

1.     Certain Definitions.

        Unless the context otherwise requires, the terms defined in this Section 1 shall have, for all purposes of this resolution, the meanings herein specified.

        "Common Stock" shall mean the common stock, par value $0.001 per share, of the Corporation.

        "Junior Stock—Primary" shall mean any class or series of capital stock of the Corporation authorized on or after the Original Issue Date ranking junior to the Series G Preferred Stock in respect of the right to receive dividends or, with respect to the Primary Liquidation Preference (as defined herein), to participate in any distribution upon liquidation, dissolution or winding-up of the affairs of the Corporation, as applicable, including but not limited to the Series H Participating Convertible Preferred Stock with respect to the Series H Primary Liquidation Preference and the Series F Participating Convertible Preferred Stock with respect to the Series F Secondary Liquidation Preference.

        "Junior Stock—Secondary" shall mean any class or series of capital stock of the Corporation authorized on or after the Original Issue Date ranking junior to the Series G Preferred Stock in respect of the right to receive dividends or, with respect to the Secondary Liquidation Preference (as defined herein), to participate in any distribution upon liquidation, dissolution or winding-up of the affairs of the Corporation, as applicable including but not limited to the Series F Participating Convertible Preferred Stock with respect to the Series F Secondary Liquidation Preference.

        "Junior Stock" shall mean the Junior Stock—Primary and the Junior Stock-Secondary, collectively.

        "Pari Passu Stock—Primary" shall mean any class or series of capital stock of the Corporation authorized on or after the Original Issue Date ranking pari passu with the Series G Preferred Stock in respect of the right to receive dividends or, with respect to the Primary Liquidation Preference, to participate in any distribution upon liquidation, dissolution or winding-up of the affairs of the Corporation, as applicable, including but not limited to the Series F Participating Convertible Preferred Stock with respect to the Series F Primary Liquidation Preference.

        "Pari Passu Stock—Secondary" shall mean any class or series of capital stock of the Corporation authorized on or after the Original Issue Date ranking pari passu with the Series G Preferred Stock in respect of the right to receive dividends or, with respect to the Secondary Liquidation Preference, to participate in any distribution upon liquidation, dissolution or winding-up of the affairs of the Corporation, as applicable, including but not limited to the Series H Participating Convertible Preferred Stock with respect to the Series H Primary Liquidation Preference.

        "Pari Passu Stock" shall mean the Pari Passu Stock—Primary and the Pari Passu Stock - Secondary, collectively.

        "Participating Preferred Stock" shall mean the Series F, G and H Participating Convertible Preferred Stock, par value $.001 per share, and any other series of Preferred Stock of the Corporation that participates with the Common Stock in liquidation after payment of all liquidation preferences.

        "Preferred Stock" shall mean the preferred stock, par value $.001 per share, of the Corporation, however designated.

        "Senior Stock—Primary" shall mean any class or series of capital stock of the Corporation authorized on or after the Original Issue Date ranking senior to the Series G Preferred Stock in respect of the right to receive dividends or, with respect to the Primary Liquidation Preference, to participate in any distribution upon liquidation, dissolution or winding-up of the affairs of the Corporation, as applicable.

        "Senior Stock—Secondary" shall mean any class or series of capital stock of the Corporation authorized on or after the Original Issue Date ranking senior to the Series G Preferred Stock in respect of the right to receive dividends or, with respect to the Secondary Liquidation Preference, to participate in any distribution upon liquidation, dissolution or winding-up of the affairs of the Corporation, as applicable, including but not limited to the Series F Participating Convertible Preferred Stock with respect to the Series F Primary Liquidation Preference.

        "Senior Stock" shall mean the Senior Stock—Primary and the Senior Stock -Secondary, collectively.

        "Series F Adjustment Factor" shall mean the fraction designated as "Adjustment Factor" in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of the Series F Participating Convertible Preferred Stock.

        "Series F Primary Liquidation Preference" shall mean the liquidation proceeds payable to the Series F Participating Convertible Preferred Stock of the Corporation designated as "Primary Liquidation Preference" in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of the Series F Participating Convertible Preferred Stock.

        "Series F Secondary Liquidation Preference" shall mean the liquidation proceeds payable to the Series F Participating Convertible Preferred Stock of the Corporation designated as "Secondary Liquidation Preference" in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of the Series F Participating Convertible Preferred Stock.

        "Series G Controlling Adjustment Factor" shall mean the smallest fraction designated as "Adjustment Factor" in the various Certificates of Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of each of the subseries of the Series G Preferred Stock.

        "Series H Adjustment Factor" shall mean the fraction designated as "Adjustment Factor" in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of the Series H Participating Convertible Preferred Stock.

        "Series H Primary Liquidation Preference" shall mean the liquidation proceeds payable to the Series H Participating Convertible Preferred Stock of the Corporation designated as "Primary Liquidation Preference" in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of the Series H Participating Convertible Preferred Stock.

  2.
  Voting.

        (a)   Except as otherwise required by the General Corporation Law or provided in this Certificate, the shares of Series G Preferred Stock shall be voted together with the shares of the Common Stock without distinction as to class or series at each annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, upon the following basis: each holder of a share of Series G Preferred Stock will be entitled to one vote for each share of Common Stock such holder of Series G Preferred Stock would receive upon conversion of such share of Series G Preferred Stock held by such stockholder into Common Stock. Such determination shall be made (1) with respect to a meeting of the stockholders of the Corporation on the record date fixed for meeting, or (2) with respect to a written consent of the stockholders of the Corporation, on the effective date of such written consent.

        (b)   Notwithstanding the provisions of Article 2(a) hereof, shares of Series G Preferred Stock shall not be entitled to a vote with respect to the election of directors of the Corporation.

        (c)   For so long as at least 20% of the shares of Series G Preferred Stock outstanding as of the Original Issue Date remains outstanding, the Corporation shall not make an underwritten public offering of its stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, other than a Qualified Offering (as defined herein) without the consent of holders of at least 80% of the Series G Preferred Stock then outstanding.

  3.
  Preferences on Liquidation, Dissolution etc.

        (a)   Liquidation Preference.

          (i)    Upon any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, after payment of all amounts owing to holders of any Senior Stock—Primary, the holders of outstanding shares of the Series G Preferred Stock will be entitled to receive, out of the assets of the Corporation remaining after all of the Corporation's debts and liabilities have been paid or otherwise provided for, but before any payments have been made to the holders of Common Stock, the Series F Participating Convertible Preferred Stock with respect to the Series F Secondary Liquidation Preference, the Series H Participating Convertible Preferred Stock with respect to the Series H Primary Liquidation Preference, or any other Junior Stock—Primary or

  Pari-Passu Stock—Secondary, an amount equal to $1,000 per share, subject to appropriate adjustment for stock splits, stock dividends, recapitalizations, reclassifications and similar events which increase or decrease the number of outstanding shares of Series G Preferred Stock (the "Primary Liquidation Preference"). If upon any such dissolution, liquidation, or winding up of the affairs of the Corporation, whether voluntary or involuntary, the assets of the Corporation available to be distributed as aforesaid among the holders of the Series G Preferred Stock, the Series F Participating Convertible Preferred Stock and any other Pari Passu Stock—Primary shall be insufficient to permit the payment in full to them of the Primary Liquidation Preference, the Series F Primary Liquidation Preference and any other liquidation preferences ranking pari passu therewith and owing with respect to any other Pari Passu Stock—Primary, then the entire assets of the Corporation so to be distributed shall be distributed ratably based upon their respective pari passu liquidation preferences among such holders of the Series G Preferred Stock, the Series F Participating Convertible Preferred Stock and any other Pari Passu Stock—Primary.

          (ii)   Upon any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, after payment of the Primary Liquidation Preference, the Series F Primary Liquidation Preference and any other amounts owing to holders of any other Pari Passu Stock—Primary and Senior Stock—Secondary, the holders of outstanding shares of Series G Preferred Stock will be entitled to receive, out of the assets of the Corporation remaining after all of the Corporation's debts and liabilities have been paid or otherwise provided for, but before any payments have been made to the holders of Common Stock or any Junior Stock, an amount equal to $2,000 per share, subject to appropriate adjustment for stock splits, stock dividends, recapitalizations, reclassifications and similar events which increase or decrease the number of outstanding shares of Series G Preferred Stock (the "Secondary Liquidation Preference" and together with the Primary Liquidation Preference, the "Liquidation Preferences"). If upon any such dissolution, liquidation, or winding up of the affairs of the Corporation, whether voluntary or involuntary, the assets of the Corporation available to be distributed as aforesaid among the holders of the Series G Preferred Stock, the Series H Participating Convertible Preferred Stock and any other Pari Passu Stock—Secondary shall be insufficient to permit the payment in full to them of the Secondary Liquidation Preference, the Series H Primary Liquidation Preference and any other liquidation preferences ranking pari passu therewith and owing with respect to any other Pari Passu Stock—Secondary, then the entire assets of the Corporation so to be distributed shall be distributed ratably based upon their respective pari passu liquidation preferences among such holders of the Series G Preferred Stock, the Series H Participating Convertible Preferred Stock and any other Pari Passu Stock—Secondary.

        (b)    Remaining Liquidating Distributions.    After payment has been made in full to the holders of Series G Preferred Stock, the Senior Stock, the Pari Pasu Stock and any Junior Stock of their liquidation preferences, all remaining assets of the Corporation available for distribution shall be distributed ratably to the holders of the Participating Preferred Stock and the holders of the Common Stock, assuming for purposes of such calculation that all outstanding shares of Participating Preferred Stock are converted into shares of Common Stock at their then applicable conversion rates.

        (c)    Assets other than Cash.    If assets other than cash are to be distributed to any holders of Series G Preferred Stock or Common Stock pursuant to Article 3 hereof, the amount received by such holders upon receipt of those assets shall be deemed to be the fair market value of such assets as determined in good faith by the Board of Directors of the Corporation in accordance with sound financial practice. If shares of stock or other securities are distributed to any holders of Series G Preferred Stock or Common Stock pursuant to Article 3 hereof, the fair market value shall mean per share or unit of such security, at any date, the average of the daily market prices for the twenty trading business days ending on the second trading day immediately preceding the date of distribution. The market price for each such business day shall be the last sales price on such day as reported on the consolidated transaction reporting system for the principal securities exchange on which the shares of stock or other securities being distributed pursuant to Article 3 hereof is then listed or admitted to trading (or, if applicable, the last sale price reported by the National Association of Securities Dealers Automated Quotation Service ("NASDAQ") National Market System), or, if no sale takes place on such day on any such exchange or no such sale is quoted on such system, the average of the closing bid and asked prices on such day as so reported, or, if such securities are not then listed or admitted to trading on any stock exchange, the market price for each such business day shall be the average of the reported closing bid and asked prices on such day in the over-the-counter market, as reported by NASDAQ. If no market prices are reported, then the market price shall be the fair market value as determined in good faith by the Board of Directors. If such securities are subject to an agreement or other restriction limiting their free marketability, the loss of that marketability shall be considered by the Board of Directors in making its determination of fair market value.

        (d)    Amount Payable in Mergers, etc.    The following events shall be treated as a liquidation, dissolution or winding up within the meaning of this Article 3: (i) a consolidation, merger or reorganization of the Corporation with or into any other corporation or corporations in which the stockholders of the Corporation immediately before such event shall own fifty percent (50%) or less (calculated on an as converted basis, fully diluted) of the voting securities of the surviving corporation, (ii) any transaction or series of related transactions in which at least fifty percent (50%) of the Corporation's voting power is transferred, (iii) the sale, transfer or lease of all or substantially all of the assets of the Corporation or (iv) any acquisition of shares of capital stock of the Corporation (whether through a direct issuance by the Company, negotiated stock purchase, a tender for such shares, merger, consolidation or otherwise) by any party or group that did not beneficially own a majority of the voting power of the outstanding shares of capital stock of the Corporation immediately prior to such purchase, the effect of which is that such party or group beneficially owns at least a majority of such voting power immediately after such event (each a "Change of Control Transaction"). All consideration payable to the stockholders of the Corporation in connection with any such Change of Control Transaction, or all consideration payable to the Corporation and distributable to its stockholders, together with all other available assets of the Corporation (net of obligations owed by the Corporation that are senior to the Series G Preferred Stock), in connection with any such Change of Control Transaction, shall be, as applicable, paid by the purchaser to the holders of, or distributed by the Corporation in redemption (out of funds legally available therefor) of, the Series G Preferred Stock, the Pari Passu Stock and any Junior Stock in accordance with the preferences and priorities set forth in Articles 3(a) and 3(b) above, with such preferences and priorities specifically intended to be applicable in any such Change of Control Transaction as if such transaction were a liquidation, dissolution or winding up within the meaning of this Article 3. In furtherance of the foregoing, the Corporation shall take such actions as are necessary to give effect to the provisions of this Article 3(d), including causing the definitive agreement relating to such Change of Control Transaction to provide for a rate at which the shares of Series G Preferred Stock are converted into or exchanged for cash, new securities or other property that gives effect to the provisions of this Article 3, or otherwise causing such shares to be redeemed in a manner consistent with the provisions of this Article 3. The amount deemed distributed to the holders of Series G Preferred Stock upon any such transaction shall be the cash or the value of the property, rights or securities distributed to such holders by the Corporation or the acquiring person, firm or other entity, as applicable. The provisions of this Article 3(d) shall not apply to any reorganization, merger or consolidation involving (1) only a change in the state of incorporation of the Corporation or (2) a merger of the Corporation with or into a wholly-owned subsidiary of the Corporation which is incorporated in the United States of America which does not change the rights, privileges or preferences or the relative proportions of the stockholders as to each other as to before such event.

        (e)    Election to Convert.    Notwithstanding anything contained herein to the contrary, a holder of shares of Series G Preferred Stock may elect to convert any or all of such shares of Series G Preferred

Stock into Common Stock at any time prior to close of business of the Company on the date prior to the day on which any liquidation preference provided for in this Article 3 is to be paid. Any such conversion shall be at the then Applicable Conversion Rate and on the other terms and conditions set forth in Article 4 below.

        4.    Conversion Rights.    Conversion of the Series G Preferred Stock into shares of Common Stock shall be subject to the following provisions:

        (a)    Optional Conversion.    Subject to and in compliance with the provisions of this Article 4, any shares of Series G Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series G Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the "Conversion Rate" then in effect (determined as provided in Article 4(b)) by the number of shares of Series G Preferred Stock being converted.

        (b)    Conversion Rates.    The conversion rate in effect at any time for conversion of the Series G Preferred Stock (the "Conversion Rate") shall be the quotient obtained by dividing $1,000 by the "Conversion Price," calculated as provided in Article 4(c).

        (c)    Applicable Conversion Prices.    The Conversion Price shall initially be $            (the "Conversion Price"). The initial Conversion Price shall be adjusted from time to time in accordance with this Article 4. All references to a Conversion Price herein shall mean the Conversion Price as so adjusted.

        (d)    Mechanics of Conversion.    Each holder of Series G Preferred Stock who wishes to convert the same into shares of Common Stock pursuant to this Article 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series G Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series G Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not available therefor, in Common Stock (at the Common Stock's fair market value as determined by the Board of Directors as of the date of such conversion) any declared and unpaid dividends on the shares of Series G Preferred Stock being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series G Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. Upon conversion of only a portion of the number of shares of Series G Preferred Stock represented by a certificate surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series G Preferred Stock representing the unconverted portion of the certificate so surrendered.

        (e)    Adjustment for Stock Splits and Combinations.    If the Corporation shall at any time or from time to time after the date that the first share of the Series G Preferred Stock is issued (the "Original Issue Date") effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series G Preferred Stock, the Conversion Price in effect immediately before that subdivision with respect to the Series G Preferred Stock shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series G Preferred Stock, the Conversion Price in effect immediately before the combination with respect to the Series G Preferred Stock shall be proportionately increased. Any adjustment under this Article 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

        (f)    Adjustment for Common Stock Dividends and Distributions.    If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event, unless an equivalent dividend is paid to the holders of the Series G Preferred Stock in respect of such stock, the Conversion Prices that are then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, to the price determined by multiplying each Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, each Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter each Conversion Price shall be adjusted pursuant to this Article 4(f) to reflect the actual payment of such dividend or distribution; and provided further, that if an adjustment has been made to any Conversion Price on the fixing of the record date for a dividend or distribution, no additional adjustment shall be made when such dividend is paid or distribution is made.

        (g)    Adjustments for Other Dividends and Distributions.    If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, in each such event, unless an equivalent dividend is paid to the holders of the Series G Preferred Stock in respect of such stock, provision shall be made so that the holders of Series G Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Corporation which they would have received had their shares of Series G Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Article 4 with respect to the rights of the holders of such shares of Series G Preferred Stock or with respect to such other securities by their terms; provided, however, that if such a provision has been made on the fixing of the record date for a dividend or distribution, no additional provision shall be made when such dividend is paid or distribution is made.

        (h)    Adjustment for Reclassification. Exchange and Substitution.    If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series G Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Article 4), in any such event each holder of shares of Series G Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such Series G Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

        (i)    Sale of Shares Below Applicable Conversion Price.

          (1)   If at any time or from time to time after the Original Issue Date, the Corporation issues or sells, or is deemed by the express provisions of this subsection (j) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than (i) pursuant to a transaction described in Articles 4(e)-(i) above for which adjustment was made as provided in the applicable Article or (ii) the issuance of Common Stock, or options or warrants to purchase Common Stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions, as approved by the two-thirds (2/3rds) of the then sitting members of the Board of Directors, in any event for an Effective Price (as hereinafter defined) less than the then-effective Conversion Price, then in each such case the then existing Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale (or such deemed issuance or sale), to a price determined by multiplying the then Conversion Price by a fraction (the "Adjustment Factor") (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration received (as defined in subsection (j)(2)) by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding and (B) the number of shares of Common Stock issuable upon conversion of the then outstanding Preferred Stock and the exercise of all outstanding rights, warrants and options to purchase Common Stock or Convertible Securities (as defined below). Notwithstanding the foregoing, if at any time or from time to time after the Original Issue Date, the Corporation adjusts the conversion price of the Series F or Series H Participating Convertible Preferred Stock or another subseries of the Series G Preferred Stock pursuant to Article 4(i)(1) of the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of such Preferred Stock, the Conversion Price shall be reduced (in lieu of any applicable adjustment pursuant to the first sentence of this subsection (j)(1)), as of the opening of business on the date of such adjustment, to a price determined by multiplying the Conversion Price in effect prior to the applicable issue or sale (or deemed issue or sale) by the smallest of the Adjustment Factor, the Series F Adjustment Factor, the Series G Controlling Adjustment Factor or the Series H Adjustment Factor, as applicable.

          (2)   For the purpose of making any adjustment required under this Article 4(i), the "Aggregate Consideration" received by the Corporation for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Corporation after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale but without deduction of any expenses payable by the Corporation, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

          (3)   For the purpose of the adjustment required under this Article 4(i), if the Corporation issues or sells any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") and if the Effective Price of such Additional Shares of Common Stock is less than the effective Conversion Price, the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities. No readjustment in respect of any rights, options or Convertible Securities pursuant to this Article 4(i) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price that was in effect on the original adjustment date or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and the date of such readjustment for which no adjustment was made. No further adjustment of the Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series G Preferred Stock.

          (4)   "Additional Shares of Common Stock" shall mean, with respect to any shares of Series G Preferred Stock, all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Article 4(i), whether or not subsequently reacquired or retired by the Corporation other than (1) shares of Common Stock issued upon conversion of any Preferred Stock, (2) up to 10,000 shares of Common Stock issued or issuable pursuant to options, warrants or other rights (as adjusted for any stock splits, reverse stock splits, recapitalizations and similar capital events) issued to employees, officers or directors of, or consultants or advisors to the Corporation or any Subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors, (3) up to 2,000,000 shares of Common Stock issued or issuable pursuant to options, warrants or other rights (as adjusted for any stock splits, reverse stock splits, recapitalizations and similar capital events) issued to investors in or lenders to the Corporation, and (4) additional convertible debt or equity issued in exchange for, upon conversion of, or as paid-in-kind interest payment on, the 7.50% convertible notes due 2007 of Allied Riser Communications Corporation outstanding on the Original Issue Date and in accordance with the terms of such convertible notes as in effect on the Original Issue Date.

          (5)   The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Article 4(i), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Article 4(i), for such Additional Shares of Common Stock.

        (j)    Accountants' Certificate of Adjustment.    In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series G Preferred Stock, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of shares of Series G Preferred Stock at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (2) the Applicable Conversion Price for such series in effect prior to and after giving effect to such adjustment or readjustment, (3) the number of Additional Shares of Common Stock and (4) the type and amount, if any, of other property which at the time would be received upon conversion of such shares of such Series G Preferred Stock.

        (k)    Notices of Record Date.    Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other Corporation, any Change of Control Transaction, any sale of all or substantially all of the Corporation's assets or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series G Preferred Stock at least twenty (20) days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and the material terms of such transaction, and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, dissolution, liquidation or winding up.

        (l)    Automatic Conversion.

          (1)   Each share of Series G Preferred Stock shall automatically be converted into shares of Common Stock, based on the Conversion Price, at any time upon the affirmative election of the holders of at least eighty percent (80%) of the outstanding shares of the Series G Preferred Stock voting as a single class. Each share of Series G Preferred Stock shall automatically be converted into shares of Common Stock based on the Conversion Price immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which (i) the aggregate pre-money valuation of the Corporation is at least five hundred million dollars ($500,000,000); and (ii) the gross cash proceeds (before underwriting discounts, commissions and fees) are at least fifty million dollars ($50,000,000)(a "Qualified Offering"). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Article 5.

          (2)   Upon the occurrence of an event specified in paragraph (1) above, the outstanding shares of Series G Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series G Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series G Preferred Stock the holders of Series G Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series G Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which such shares of Series G Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and the Corporation shall promptly pay in cash or, at the option of the Corporation, Common Stock (at the Common Stock's fair market value determined by the Board as of the date of such conversion), or, at the option of the Corporation, both, all declared and unpaid dividends on such shares of Series G Preferred Stock being converted, to and including the date of such conversion.

        (m)    Fractional Shares.    No fractional shares of Common Stock shall be issued upon conversion of Series G Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series G Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board) on the date of conversion.

        (n)    Reservation of Stock Issuable Upon Conversion.    The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series G Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series G Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series G Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

        (o)    Notices.    Any notice required by the provisions of this Article 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having' been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, having specified next day of delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

        (p)    Payment of Taxes.    The Corporation shall pay all taxes imposed by the State of Delaware (or any other jurisdiction in which the Company is then located or conducting business) (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of any shares of Preferred Stock.

        (q)    Dilution or Impairment.    The Corporation shall not, without the appropriate vote of the stockholders under the General Corporation Law of the State of Delaware and Article 7 of this Certificate, amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series G Preferred Stock against dilution or other impairment.

        5.     Dividend Rights

        (a)   In the event dividends are paid on any share of Common Stock, Pari Passu Stock or Junior Stock, the Company shall pay an additional dividend on all outstanding shares of Series G Preferred Stock in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock, Pari Passu Stock or Junior Stock.

        (b)   The provisions of Article 5(a) shall not apply to a dividend payable in Common Stock.

        6.     Residual Rights

        All rights accruing to the outstanding shares of this Corporation not expressly provided for to the contrary herein or in Article IV of the Certificate of Incorporation shall be vested in the Common Stock.

        7.     Amendment

        No provision of this Certificate may be amended, modified or waived without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of the Series G Preferred Stock.

* * * * *

        IN WITNESS WHEREOF, Cogent Communications Group, Inc. has caused this Certificate of Designations to be executed and delivered in its name and on its behalf on            , 2003.

COGENT COMMUNICATIONS GROUP, INC.
By:	Name: David Schaeffer Title: President

Appendix D

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND
RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS
AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS

OF

SERIES H PARTICIPATING CONVERTIBLE PREFERRED STOCK

OF

COGENT COMMUNICATIONS GROUP, INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

         Cogent Communications Group, Inc., a Delaware corporation (the "Corporation"), hereby certifies that, pursuant to the authority contained in Article IV of its Certificate of Incorporation (the "Certificate of Incorporation") and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation (the "Board"), by unanimous written consent dated June     , 2003 duly adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

        RESOLVED, that pursuant to the authority vested in the Board and in accordance with the provisions set forth in Article IV of its Certificate of Incorporation, there is hereby established a series of authorized preferred stock of the Corporation having a par value of $0.001 per share, which series shall (i) be designated as "Series H Participating Convertible Preferred Stock" (the "Series H Preferred Stock"), (ii) consist of fifty-four thousand and one (54,001) shares and (iii) have the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof:

1.     Certain Definitions.

        Unless the context otherwise requires, the terms defined in this Section 1 shall have, for all purposes of this resolution, the meanings herein specified.

        "Common Stock" shall mean the common stock, par value $0.001 per share, of the Corporation.

        "Junior Stock" shall mean any class or series of capital stock of the Corporation authorized on or after the Original Issue Date ranking junior to the Series H Preferred Stock in respect of the right to receive dividends or to participate in any distribution upon liquidation, dissolution or winding-up of the affairs of the Corporation, as applicable, including but not limited to the Series F Participating Convertible Preferred Stock with respect to the Series F Secondary Liquidation Preference.

        "Pari Passu Stock" shall mean any class or series of capital stock of the Corporation authorized on or after the Original Issue Date ranking pari passu with the Series H Preferred Stock in respect of the right to receive dividends or to participate in any distribution upon liquidation, dissolution or winding-up of the affairs of the Corporation, as applicable, including but not limited to the Series G Participating Convertible Preferred Stock with respect to the Series G Secondary Liquidation Preference.

        "Participating Preferred Stock" shall mean the Series F, G and H Participating Convertible Preferred Stock, par value $.001 per share, and any other series of Preferred Stock of the Corporation that participates with the Common Stock in liquidation after payment of all liquidation preferences.

        "Preferred Stock" shall mean the preferred stock, par value $.001 per share, of the Corporation, however designated.

        "Senior Stock" shall mean any class or series of capital stock of the Corporation authorized on or after the Original Issue Date ranking senior to the Series H Preferred Stock in respect of the right to receive dividends or to participate in any distribution upon liquidation, dissolution or winding-up of the affairs of the Corporation, as applicable, including but not limited to the Series F and Series G Participating Convertible Preferred Stock with respect to the Series F and G Primary Liquidation Preferences.

        "Series F Adjustment Factor" shall mean the fraction designated as "Adjustment Factor" in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of the Series F Participating Convertible Preferred Stock.

        "Series F Primary Liquidation Preference" shall mean the liquidation proceeds payable to the Series F Participating Convertible Preferred Stock of the Corporation designated as "Primary Liquidation Preference" in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of the Series F Participating Convertible Preferred Stock.

        "Series F Secondary Liquidation Preference" shall mean the liquidation proceeds payable to the Series F Participating Convertible Preferred Stock of the Corporation designated as "Secondary Liquidation Preference" in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of the Series F Participating Convertible Preferred Stock.

        "Series G Adjustment Factor" shall mean the fraction designated as "Series G Controlling Adjustment Factor" in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of the Series G Participating Convertible Preferred Stock.

        "Series G Participating Convertible Preferred Stock" means each sub-series of the Corporation's Series G Participating Convertible Preferred Stock, par value $.001, which will be issued in an indeterminate number of sub-series (all of which will be identical to one another except for such sub-series' conversion price), collectively.

        "Series G Primary Liquidation Preference" shall mean the liquidation proceeds payable to the Series G Participating Convertible Preferred Stock of the Corporation designated as "Primary Liquidation Preference" in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of the Series G Participating Convertible Preferred Stock.

        "Series G Secondary Liquidation Preference" shall mean the liquidation proceeds payable to the Series G Participating Convertible Preferred Stock of the Corporation designated as "Secondary Liquidation Preference" in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of the Series G Participating Convertible Preferred Stock.

  2.
  Voting.

        (a)   Except as otherwise required by the General Corporation Law or provided in this Certificate, the shares of Series H Preferred Stock shall be voted together with the shares of the Common Stock without distinction as to class or series at each annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, upon the following basis: each holder of a share of Series H Preferred Stock will be entitled to one vote for each share of Common Stock such holder of Series H Preferred Stock would receive upon conversion of such share of Series H Preferred Stock held by such stockholder into Common Stock. Such determination shall be made (1) with respect to a meeting of the stockholders of the Corporation on the record date fixed for meeting, or (2) with respect to a written consent of the stockholders of the Corporation, on the effective date of such written consent.

        (b)   Notwithstanding the provisions of Article 2(a) hereof, shares of Series H Preferred Stock shall not be entitled to a vote with respect to the election of directors of the Corporation.

  3.
  Preferences on Liquidation, Dissolution etc.

        (a)    Liquidation Preference.

          (i)    Upon any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, after payment of Series F Primary Liquidation Preference, Series G Primary Liquidation Preference and all amounts owing to holders of any other Senior Stock, the holders of outstanding shares of the Series H Preferred Stock will be entitled to receive, out of the assets of the Corporation remaining after all of the Corporation's debts and liabilities have been paid or otherwise provided for, but before any payments have been made to the holders of Common Stock or any Junior Stock, an amount equal to $168.721 per share, subject to appropriate adjustment for stock splits, stock dividends, recapitalizations, reclassifications and similar events which increase or decrease the number of outstanding shares of Series H Preferred Stock (the "Primary Liquidation Preference"). If upon any such dissolution, liquidation, or winding up of the affairs of the Corporation, whether voluntary or involuntary, the assets of the Corporation available to be distributed as aforesaid among the holders of the Series H Preferred Stock, the Series G Participating Convertible Preferred Stock with respect to the Series G Secondary Liquidation Preference, and any other Pari Passu Stock shall be insufficient to permit the payment in full to them of the Primary Liquidation Preference, the Series G Secondary Liquidation Preference and any other liquidation preferences ranking pari passu therewith and owing with respect to any other Pari Passu Stock, then the entire assets of the Corporation so to be distributed shall be distributed ratably based upon their respective pari passu liquidation preferences among such holders of the Series H Preferred Stock, the Series G Participating Convertible Preferred Stock and any other Pari Passu Stock.

        (b)    Remaining Liquidating Distributions.    After payment has been made in full to the holders of Series H Preferred Stock, the Senior Stock, Pari Passu Stock and any Junior Stock of their liquidation preferences, all remaining assets of the Corporation available for distribution shall be distributed ratably to the holders of the Participating Preferred Stock and the holders of the Common Stock, assuming for purposes of such calculation that all outstanding shares of Participating Preferred Stock are converted into shares of Common Stock at their then applicable conversion rates.

        (c)    Assets other than Cash.    If assets other than cash are to be distributed to any holders of Series H Preferred Stock or Common Stock pursuant to Article 3 hereof, the amount received by such holders upon receipt of those assets shall be deemed to be the fair market value of such assets as determined in good faith by the Board of Directors of the Corporation in accordance with sound financial practice. If shares of stock or other securities are distributed to any holders of Series H Preferred Stock or Common Stock pursuant to Article 3 hereof, the fair market value shall mean per share or unit of such security, at any date, the average of the daily market prices for the twenty trading business days ending on the second trading day immediately preceding the date of distribution. The market price for each such business day shall be the last sales price on such day as reported on the consolidated transaction reporting system for the principal securities exchange on which the shares of stock or other securities being distributed pursuant to Article 3 hereof is then listed or admitted to trading (or, if applicable, the last sale price reported by the National Association of Securities Dealers Automated Quotation Service ("NASDAQ") National Market System), or, if no sale takes place on such day on any such exchange or no such sale is quoted on such system, the average of the closing bid and asked prices on such day as so reported, or, if such securities are not then listed or admitted to trading on any stock exchange, the market price for each such business day shall be the average of the reported closing bid and asked prices on such day in the over-the-counter market, as reported by NASDAQ. If no market prices are reported, then the market price shall be the fair market value as determined in good faith by the Board of Directors. If such securities are subject to an agreement or other restriction limiting their free marketability, the loss of that marketability shall be considered by the Board of Directors in making its determination of fair market value.

        (d)    Amount Payable in Mergers, etc.    The following events shall be treated as a liquidation, dissolution or winding up within the meaning of this Article 3: (i) a consolidation, merger or reorganization of the Corporation with or into any other corporation or corporations in which the stockholders of the Corporation immediately before such event shall own fifty percent (50%) or less (calculated on an as converted basis, fully diluted) of the voting securities of the surviving corporation, (ii) any transaction or series of related transactions in which at least fifty percent (50%) of the Corporation's voting power is transferred, (iii) the sale, transfer or lease of all or substantially all of the assets of the Corporation or (iv) any acquisition of shares of capital stock of the Corporation (whether through a direct issuance by the Company, negotiated stock purchase, a tender for such shares, merger, consolidation or otherwise) by any party or group that did not beneficially own a majority of the voting power of the outstanding shares of capital stock of the Corporation immediately prior to such purchase, the effect of which is that such party or group beneficially owns at least a majority of such voting power immediately after such event (each a "Change of Control Transaction"). All consideration payable to the Corporation and distributable to its stockholders, together with all other available assets of the Corporation (net of obligations owed by the Corporation that are senior to the Series H Preferred Stock), in connection with any such Change of Control Transaction, shall be, as applicable, paid by the purchaser to the holders of, or distributed by the Corporation in redemption (out of funds legally available therefor) of, the Series H Preferred Stock, the Pari Passu Stock and any Junior Stock in accordance with the preferences and priorities set forth in Articles 3(a) and 3(b) above, with such preferences and priorities specifically intended to be applicable in any such Change of Control Transaction as if such transaction were a liquidation, dissolution or winding up within the meaning of this Article 3. In furtherance of the foregoing, the Corporation shall take such actions as are necessary to give effect to the provisions of this Article 3(d), including causing the definitive agreement relating to such Change of Control Transaction to provide for a rate at which the shares of Series H Preferred Stock are converted into or exchanged for cash, new securities or other property that gives effect to the provisions of this Article 3, or otherwise causing such shares to be redeemed in a manner consistent with the provisions of this Article 3. The amount deemed distributed to the holders of Series H Preferred Stock upon any such transaction shall be the cash or the value of the property, rights or securities distributed to such holders by the Corporation or the acquiring person, firm or other entity, as applicable. The provisions of this Article 3(d) shall not apply to any reorganization, merger or consolidation involving (1) only a change in the state of incorporation of the Corporation or (2) a merger of the Corporation with or into a wholly-owned subsidiary of the Corporation which is incorporated in the United States of America which does not change the rights, privileges or preferences or the relative proportions of the stockholders as to each other as to before such event.

        (e)    Election to Convert.    Notwithstanding anything contained herein to the contrary, a holder of shares of Series H Preferred Stock may elect to convert any or all of such shares of Series H Preferred Stock into Common Stock at any time prior to close of business of the Company on the date prior to the day on which any liquidation preference provided for in this Article 3 is to be paid. Any such conversion shall be at the then Applicable Conversion Rate and on the other terms and conditions set forth in Article 4 below.

        4.    Conversion Rights.    Conversion of the Series H Preferred Stock into shares of Common Stock shall be subject to the following provisions:

        (a)    Optional Conversion.    Subject to and in compliance with the provisions of this Article 4, any shares of Series H Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series H Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the "Conversion Rate" then in effect (determined as provided in Article 4(b)) by the number of shares of Series H Preferred Stock being converted.

        (b)    Conversion Rates.    The conversion rate in effect at any time for conversion of the Series H Preferred Stock (the "Conversion Rate") shall be the quotient obtained by dividing $100 by the "Conversion Price," calculated as provided in Article 4(c).

        (c)    Applicable Conversion Prices.    The Conversion Price shall initially be $.13 (the "Conversion Price"). The initial Conversion Price shall be adjusted from time to time in accordance with this Article 4. All references to a Conversion Price herein shall mean the Conversion Price as so adjusted.

        (d)    Mechanics of Conversion.    Each holder of Series H Preferred Stock who wishes to convert the same into shares of Common Stock pursuant to this Article 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series H Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series H Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not available therefor, in Common Stock (at the Common Stock's fair market value as determined by the Board of Directors as of the date of such conversion) any declared and unpaid dividends on the shares of Series H Preferred Stock being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series H Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. Upon conversion of only a portion of the number of shares of Series H Preferred Stock represented by a certificate surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series H Preferred Stock representing the unconverted portion of the certificate so surrendered.

        (e)    Adjustment for Stock Splits and Combinations.    If the Corporation shall at any time or from time to time after the date that the first share of the Series H Preferred Stock is issued (the "Original Issue Date") effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series H Preferred Stock, the Conversion Price in effect immediately before that subdivision with respect to the Series H Preferred Stock shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series H Preferred Stock, the Conversion Price in effect immediately before the combination with respect to the Series H Preferred Stock shall be proportionately increased. Any adjustment under this Article 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

        (f)    Adjustment for Common Stock Dividends and Distributions.    If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event, unless an equivalent dividend is paid to the holders of the Series H Preferred Stock in respect of such stock, the Conversion Prices that are then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, to the price determined by multiplying each Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, each Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter each Conversion Price shall be adjusted pursuant to this Article 4(f) to reflect the actual payment of such dividend or distribution; and provided further, that if an adjustment has been made to any Conversion Price on the fixing of the record date for a dividend or distribution, no additional adjustment shall be made when such dividend is paid or distribution is made.

        (g)    Adjustments for Other Dividends and Distributions.    If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, in each such event, unless an equivalent dividend is paid to the holders of the Series H Preferred Stock in respect of such stock, provision shall be made so that the holders of Series H Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Corporation which they would have received had their shares of Series H Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Article 4 with respect to the rights of the holders of such shares of Series H Preferred Stock or with respect to such other securities by their terms; provided, however, that if such a provision has been made on the fixing of the record date for a dividend or distribution, no additional provision shall be made when such dividend is paid or distribution is made.

        (h)    Adjustment for Reclassification.    Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series H Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Article 4), in any such event each holder of shares of Series H Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such Series H Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

        (i)    Sale of Shares Below Applicable Conversion Price.

          (1)   If at any time or from time to time after the Original Issue Date, the Corporation issues or sells, or is deemed by the express provisions of this subsection (j) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than (i) pursuant to a transaction described in Articles 4(e)-(i) above for which adjustment was made as provided in the applicable Article or (ii) the issuance of Common Stock, or options or warrants to purchase Common Stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions, as approved by the two-thirds (2/3rds) of the then sitting members of the Board of Directors, in any event for an Effective Price (as hereinafter defined) less than the then-effective Conversion Price, then in each such case the then existing Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale (or such deemed issuance or sale), to a price determined by multiplying the then Conversion Price by a fraction (the "Adjustment Factor") (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration received (as defined in subsection (j)(2)) by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding and (B) the number of shares of Common Stock issuable upon conversion of the then outstanding Preferred Stock and the exercise of all outstanding rights, warrants and options to purchase Common Stock or Convertible Securities (as defined below). Notwithstanding the foregoing, if at any time or from time to time after the Original Issue Date, the Corporation adjusts the conversion price of the Series F or Series G Participating Convertible Preferred Stock pursuant to Article 4(i)(1) of the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of such Preferred Stock, the Conversion Price shall be reduced (in lieu of any applicable adjustment pursuant to the first sentence of this subsection (j)(1)), as of the opening of business on the date of such adjustment, to a price determined by multiplying the Conversion Price in effect prior to the applicable issue or sale (or deemed issue or sale) by the smallest of the Adjustment Factor, the Series F Adjustment Factor or the Series G Adjustment Factor, as applicable.

          (2)   For the purpose of making any adjustment required under this Article 4(i), the "Aggregate Consideration" received by the Corporation for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Corporation after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale but without deduction of any expenses payable by the Corporation, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

          (3)   For the purpose of the adjustment required under this Article 4(i), if the Corporation issues or sells any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") and if the Effective Price of such Additional Shares of Common Stock is less than the effective Conversion Price, the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities. No readjustment in respect of any rights, options or Convertible Securities pursuant to this Article 4(i) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price that was in effect on the original adjustment date or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and the date of such readjustment for which no adjustment was made. No further adjustment of the Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series H Preferred Stock.

          (4)   "Additional Shares of Common Stock" shall mean, with respect to any shares of Series H Preferred Stock, all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Article 4(i), whether or not subsequently reacquired or retired by the Corporation other than (1) shares of Common Stock issued upon conversion of any Preferred Stock, (2) up to

  10,000 shares of Common Stock issued or issuable pursuant to options, warrants or other rights (as adjusted for any stock splits, reverse stock splits, recapitalizations and similar capital events) issued to employees, officers or directors of, or consultants or advisors to the Corporation or any Subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors, (3) up to 2,000,000 shares of Common Stock issued or issuable pursuant to options, warrants or other rights (as adjusted for any stock splits, reverse stock splits, recapitalizations and similar capital events) issued to investors in or lenders to the Corporation, and (4) additional convertible debt or equity issued in exchange for, upon conversion of, or as paid-in-kind interest payment on, the 7.50% convertible notes due 2007 of Allied Riser Communications Corporation outstanding on the Original Issue Date and in accordance with the terms of such convertible notes as in effect on the Original Issue Date.

          (5)   The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Article 4(i), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Article 4(i), for such Additional Shares of Common Stock.

        (j)    Accountants' Certificate of Adjustment.    In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series H Preferred Stock, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of shares of the Series H Preferred Stock at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (2) the Applicable Conversion Price for such series in effect prior to and after giving effect to such adjustment or readjustment, (3) the number of Additional Shares of Common Stock and (4) the type and amount, if any, of other property which at the time would be received upon conversion of such shares of such Series H Preferred Stock.

        (k)    Notices of Record Date.    Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other Corporation, any Change of Control Transaction, any sale of all or substantially all of the Corporation's assets or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series H Preferred Stock at least twenty (20) days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and the material terms of such transaction, and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, dissolution, liquidation or winding up.

        (l)    Automatic Conversion.

          (1)   Each share of Series H Preferred Stock shall automatically be converted into shares of Common Stock, based on the Conversion Price, at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series H Preferred Stock voting as a single class. Each share of Series H Preferred Stock shall automatically be converted into shares of Common Stock based on the Conversion Price immediately upon (i) the conversion of all of the outstanding shares of Series G Participating Convertible Preferred Stock into Common Stock or (ii) the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which (i) the aggregate pre-money valuation of the Corporation is at least five hundred million dollars ($500,000,000); and (ii) the gross cash proceeds (before underwriting discounts, commissions and fees) are at least fifty million dollars ($50,000,000). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Article 5.

          (2)   Upon the occurrence of an event specified in paragraph (1) above, the outstanding shares of Series H Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series H Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series H Preferred Stock the holders of Series H Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series H Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which such shares of Series H Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and the Corporation shall promptly pay in cash or, at the option of the Corporation, Common Stock (at the Common Stock's fair market value determined by the Board as of the date of such conversion), or, at the option of the Corporation, both, all declared and unpaid dividends on such shares of Series H Preferred Stock being converted, to and including the date of such conversion.

        (m)    Fractional Shares.    No fractional shares of Common Stock shall be issued upon conversion of Series H Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series H Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board) on the date of conversion.

        (n)    Reservation of Stock Issuable Upon Conversion.    The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series H Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series H Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series H Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

        (o)    Notices.    Any notice required by the provisions of this Article 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having' been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, having specified next day of delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

        (p)    Payment of Taxes.    The Corporation shall pay all taxes imposed by the State of Delaware (or any other jurisdiction in which the Company is then located or conducting business) (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of any shares of Preferred Stock.

        (q)    Dilution or Impairment.    The Corporation shall not, without the appropriate vote of the stockholders under the General Corporation Law of the State of Delaware and Article 7 of this Certificate, amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series H Preferred Stock against dilution or other impairment.

        5.     Dividend Rights

        (a)   In the event dividends are paid on any share of Common Stock, Pari Passu Stock or Junior Stock, the Company shall pay an additional dividend on all outstanding shares of Series H Preferred Stock in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock, Pari Passu Stock or Junior Stock.

        (b)   The provisions of Article 5(a) shall not apply to a dividend payable in Common Stock.

        6.     Residual Rights

        All rights accruing to the outstanding shares of this Corporation not expressly provided for to the contrary herein or in Article IV of the Certificate of Incorporation shall be vested in the Common Stock.

        7.     Amendment

        No provision of this Certificate may be amended, modified or waived without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of the Series H Preferred Stock.

* * * * *

        IN WITNESS WHEREOF, Cogent Communications Group, Inc. has caused this Certificate of Designations to be executed and delivered in its name and on its behalf on            , 2003.

COGENT COMMUNICATIONS GROUP, INC.
By:	Name: David Schaeffer Title: President

Appendix E

THE 2003 INCENTIVE AWARD PLAN

OF

COGENT COMMUNICATIONS GROUP, INC.

        Cogent Communications Group, Inc., a Delaware corporation, has adopted the 2003 Incentive Award Plan of Cogent Communications Group, Inc., (the "Plan"), effective June     , 2003, for the benefit of its eligible employees, consultants and directors.

        The purposes of the Plan are as follows:

        (1)   To provide an additional incentive for key Employees and Consultants (as such terms are defined below) to further the growth, development and financial success of the Company by personally benefiting through the ownership of Company stock and/or rights which recognize such growth, development and financial success.

        (2)   To enable the Company to obtain and retain the services of key Employees and Consultants considered essential to the long range success of the Company by offering them an opportunity to own stock in the Company and/or rights which will reflect the growth, development and financial success of the Company.

ARTICLE I.

DEFINITIONS

        Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

        1.1.  "Administrator" shall mean the entity that conducts the general administration of the Plan as provided herein. The term "Administrator" shall refer to the Committee unless the Board has assumed the authority for administration of the Plan generally as provided in Section 5.1.

        1.2.  "Award" shall mean a Restricted Stock award which may be awarded under the Plan (collectively, "Awards").

        1.3.  "Award Agreement" shall mean a written agreement executed by an authorized officer of the Company and the Holder which shall contain such terms and conditions with respect to an Award as the Administrator shall determine, consistent with the Plan.

        1.4.  "Award Limit" shall mean [                        ] shares of Preferred Stock, as adjusted pursuant to Section 6.3.

        1.5.  "Board" shall mean the Board of Directors of the Company.

        1.6.  "Change in Control" shall mean a change in ownership or control of the Company effected through the first to occur of any of the following transactions:

          (a)   A consolidation, merger or reorganization of the Company with or into any other corporation or corporations in which the stockholders of the Company immediately before such event shall own fifty percent (50%) or less (calculated on an as converted basis, fully diluted) of the voting securities of the surviving corporation;

          (b)   Any transaction or series of related transactions in which at least fifty percent (50%) of the Company's voting power is transferred;

          (c)   The sale, transfer or lease of all or substantially all of the assets of the Company;

          (d)   Any acquisition of shares of capital stock of the Company (whether through a direct issuance by the Company, negotiated stock purchase, a tender for such shares, merger, consolidation or otherwise) by any party or group that did not beneficially own a majority of the voting power of the outstanding shares of capital stock of the Company immediately prior to such purchase, the effect of which is that such party or group beneficially owns at least a majority of such voting power immediately after such event; or

          (e)   The Company consummates a plan of complete liquidation of the Company.

        1.7.  "Code" shall mean the Internal Revenue Code of 1986, as amended.

        1.8.  "Committee" shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 5.1.

        1.9.  "Common Stock" shall mean the common stock of the Company, par value $.001 per share.

        1.10.   "Company" shall mean Cogent Communications Group, Inc., a Delaware corporation.

        1.11.   "Consultant" shall mean any consultant or adviser if:

          (a)   The consultant or adviser renders bona fide services to the Company;

          (b)   The services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company's securities; and

          (c)   The consultant or adviser is a natural person who has contracted directly with the Company to render such services.

        1.12.   "Director" shall mean a member of the Board.

        1.13.   "DRO" shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

        1.14.   "Employee" shall mean any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company, or of any corporation which is a Subsidiary.

        1.15.   "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        1.16.   "Holder" shall mean a person who has been granted or awarded an Award.

        1.17.   "Independent Director" shall mean a member of the Board who is not an Employee of the Company.

        1.18.   "Performance Criteria" shall mean the following business criteria with respect to the Company, any Subsidiary or any division or operating unit: (a) net income, (b) pre-tax income, (c) operating income, (d) cash flow, (e) earnings per share, (f) return on equity, (g) return on invested capital or assets, (h) cost reductions or savings, (i) funds from operations, (j) appreciation in the fair market value of Common Stock, and (k) earnings before any one or more of the following items: interest, taxes, depreciation or amortization; each as determined in accordance with generally accepted accounting principles.

        1.19.   "Preferred Stock" shall mean the Series H Convertible Participating Preferred Stock of the Company, par value $.001 per share.

        1.20.   "Restricted Stock" shall mean Preferred Stock awarded under Article IV of the Plan.

        1.21.   "Rule 16b-3" shall mean Rule 16b-3 promulgated under the Exchange Act, as such Rule may be amended from time to time.

        1.22.   "Section 162(m) Participant" shall mean any key Employee designated by the Administrator as a key Employee whose compensation for the fiscal year in which the key Employee is so designated or a future fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code.

        1.23.   "Securities Act" shall mean the Securities Act of 1933, as amended.

        1.24.   "Subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

        1.25.   "Termination of Consultancy" shall mean the time when the engagement of a Holder as a Consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, by resignation, discharge, death or retirement, but excluding terminations where there is a simultaneous commencement of employment with the Company or any Subsidiary. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Consultancy, including, but not by way of limitation, the question of whether a Termination of Consultancy resulted from a discharge for good cause, and all questions of whether a particular leave of absence constitutes a Termination of Consultancy. Notwithstanding any other provision of the Plan, the Company or any Subsidiary has an absolute and unrestricted right to terminate a Consultant's service at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing.

        1.26.   "Termination of Employment" shall mean the time when the employee-employer relationship between a Holder and the Company or any Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death, disability or retirement; but excluding (a) terminations where there is a simultaneous reemployment or continuing employment of a Holder by the Company or any Subsidiary, (b) at the discretion of the Administrator, terminations which result in a temporary severance of the employee-employer relationship, and (c) at the discretion of the Administrator, terminations which are followed by the simultaneous establishment of a consulting relationship by the Company or a Subsidiary with the former employee. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a Termination of Employment resulted from a discharge for good cause, and all questions of whether a particular leave of absence constitutes a Termination of Employment.

ARTICLE II.

SHARES SUBJECT TO PLAN

        2.1.    Shares Subject to Plan.

          (a)   The shares of stock subject to Awards shall be Preferred Stock. Subject to adjustment as provided in Section 6.3, the aggregate number of such shares which may be issued upon any such Awards under the Plan shall not exceed 56,296 shares. The shares of Preferred Stock issuable upon any such awards may be either previously authorized but unissued shares or treasury shares.

          (b)   The maximum number of shares which may be subject to Awards granted under the Plan to any individual in any fiscal year shall not exceed the Award Limit.

        2.2.    Add-back of Restricted Stock.    If any shares of Restricted Stock are surrendered by the Holder or repurchased by the Company pursuant to Section 4.4 or 4.5 hereof, such shares may again be awarded hereunder, subject to the limitations of Section 2.1.

ARTICLE III.

GRANTING OF AWARDS

        3.1.    Award Agreement.    Each Award shall be evidenced by an Award Agreement. Award Agreements evidencing Awards intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code.

        3.2.    Provisions Applicable to Section 162(m) Participants.

          (a)   The Committee, in its discretion, may determine whether an Award is to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code.

          (b)   Notwithstanding anything in the Plan to the contrary, the Committee may grant an Award to a Section 162(m) Participant the restrictions with respect to which lapse upon the attainment of performance goals which are related to one or more of the Performance Criteria.

          (c)   To the extent necessary to comply with the performance-based compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under Article IV which may be granted to one or more Section 162(m) Participants, no later than the earlier of (1) ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code) and (2) one day prior to the expiration of 25% of such designated period of service, the Committee shall, in writing, (i) designate one or more Section 162(m) Participants, (ii) select the Performance Criteria applicable to the fiscal year or other designated fiscal period or period of service, (iii) establish the various performance targets, in terms of an objective formula or standard, and amounts of such Awards, as applicable, which may be earned for such fiscal year or other designated fiscal period or period of service, and (iv) specify the relationship between Performance Criteria and the performance targets and the amounts of such Awards, as applicable, to be earned by each Section 162(m) Participant for such fiscal year or other designated fiscal period or period of service. Following the completion of each fiscal year or other designated fiscal period or period of service, the Committee shall certify in writing whether the applicable performance targets have been achieved for such fiscal year or other designated fiscal period or period of service. In determining the amount earned by a Section 162(m) Participant, the Committee shall have the right to reduce (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the fiscal year or other designated fiscal period or period of service.

          (d)   Furthermore, notwithstanding any other provision of the Plan or any Award which is granted to a Section 162(m) Participant and is intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code, any such Award shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

        3.3.    Limitations Applicable to Section 16 Persons.    Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

        3.4.    Consideration.    In consideration of the granting of an Award under the Plan, the Holder shall agree, in the Award Agreement, to remain in the employ of (or to consult for) the Company or any Subsidiary for a period of at least one year (or such shorter period as may be fixed in the Award Agreement or by action of the Administrator following grant of the Award) after the Award is granted.

        3.5.    At-Will Employment.    Nothing in the Plan or in any Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Consultant for, the Company or any Subsidiary, or as a director of the Company, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written employment agreement between the Holder and the Company and any Subsidiary. For the avoidance of doubt, Awards granted under the Plan shall not guarantee employment or service for the length of any portion of the vesting schedule.

ARTICLE IV.

AWARD OF RESTRICTED STOCK

        4.1.    Eligibility.    Subject to the Award Limit, Restricted Stock may be awarded to any Employee who the Committee determines is a key Employee or any Consultant who the Committee determines should receive such an Award.

        4.2.    Award of Restricted Stock.

          (a)   The Committee may from time to time, in its absolute discretion:

            (i)    Determine which Employees are key Employees and select from among the key Employees or Consultants (including Employees or Consultants who have previously received other awards under the Plan) such of them as in its opinion should be awarded Restricted Stock; and

            (ii)   Determine the purchase price, if any, and other terms and conditions applicable to such Restricted Stock, consistent with the Plan.

          (b)   The Committee shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that such purchase price shall be no less than the par value of the Preferred Stock to be purchased, unless otherwise permitted by applicable state law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.

          (c)   Upon the selection of a key Employee or Consultant to be awarded Restricted Stock, the Committee shall instruct the Secretary of the Company to issue such Restricted Stock and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.

        4.3.    Rights as Stockholders.    Subject to Section 4.4, upon delivery of the shares of Restricted Stock to the escrow holder pursuant to Section 4.6, the Holder shall have, unless otherwise provided by the Committee, all the rights of a stockholder with respect to said shares, subject to the restrictions in his or her Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that in the discretion of the Committee, any extraordinary distributions with respect to the Preferred Stock shall be subject to the restrictions set forth in Section 4.4.

        4.4.    Restriction.    All shares of Restricted Stock issued under the Plan (including any shares received by holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of each individual Award

Agreement, be subject to such restrictions as the Committee shall provide, which restrictions may include, without limitation, restrictions concerning voting rights and transferability and restrictions based on duration of employment with the Company, Company performance and individual performance; provided, however, that, except with respect to shares of Restricted Stock granted to Section 162(m) Participants, by action taken after the Restricted Stock is issued, the Committee may, on such terms and conditions as it may determine to be appropriate, remove any or all of the restrictions imposed by the terms of the Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire. If no consideration was paid by the Holder upon issuance, a Holder's rights in unvested Restricted Stock shall lapse, and such Restricted Stock shall be surrendered to the Company without consideration, upon Termination of Employment or, if applicable, upon Termination of Consultancy with the Company; provided, however, that the Committee in its sole and absolute discretion may provide that such rights shall not lapse in the event of a Termination of Employment following a Change in Control of the Company or because of the Holder's death or disability; provided, further, except with respect to shares of Restricted Stock granted to Section 162(m) Participants, the Committee in its sole and absolute discretion may provide that no such lapse or surrender shall occur in the event of a Termination of Employment, or a Termination of Consultancy, without cause or because of the Holder's retirement, or otherwise.

        4.5.    Repurchase of Restricted Stock.    The Committee shall provide in the terms of each individual Award Agreement that the Company shall have the right to repurchase from the Holder the Restricted Stock then subject to restrictions under the Award Agreement immediately upon a Termination of Employment or, if applicable, upon a Termination of Consultancy between the Holder and the Company, at a cash price per share equal to the price paid by the Holder for such Restricted Stock; provided, however, that the Committee in its sole and absolute discretion may provide that no such right of repurchase shall exist in the event of a Termination of Employment following a Change in Control of the Company or because of the Holder's death or disability; provided, further, that, except with respect to shares of Restricted Stock granted to Section 162(m) Participants, the Committee in its sole and absolute discretion may provide that no such right of repurchase shall exist in the event of a Termination of Employment or a Termination of Consultancy without cause or because of the Holder's retirement, or otherwise.

        4.6.    Escrow.    The Secretary of the Company or such other escrow holder as the Committee may appoint shall retain physical custody of each certificate representing Restricted Stock until all of the restrictions imposed under the Award Agreement with respect to the shares evidenced by such certificate expire or shall have been removed.

        4.7.    Legend.    In order to enforce the restrictions imposed upon shares of Restricted Stock hereunder, the Committee shall cause a legend or legends to be placed on certificates representing all shares of Restricted Stock that are still subject to restrictions under Award Agreements, which legend or legends shall make appropriate reference to the conditions imposed thereby.

        4.8.    Section 83(b) Election.    If a Holder makes an election under Section 83(b) of the Code, or any successor section thereto, to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall deliver a copy of such election to the Company immediately after filing such election with the Internal Revenue Service.

ARTICLE V.

ADMINISTRATION

        5.1.    Compensation Committee.    The Compensation Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall consist solely of two or more Independent Directors appointed by and holding office at the pleasure of the

Board, each of whom is both a "non-employee director" as defined by Rule 16b-3 and an "outside director" for purposes of Section 162(m) of the Code. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may be filled by the Board.

        5.2.    Duties and Powers of Committee.    It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the authority, subject to the terms of the Plan, to select Employees and Consultants to whom Awards may be granted, the number of shares covered by each Award and the terms and conditions of each Award. The Committee shall have the power to interpret the Plan and the Award Agreements, and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith, to interpret, amend or revoke any such rules and to amend any Award Agreement provided that the rights or obligations of the Holder of the Award that is the subject of any such Award Agreement are not affected adversely. Any such grant or award under the Plan need not be the same with respect to each Holder. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee.

        5.3.    Majority Rule; Unanimous Written Consent.    The Committee shall act by a majority of its members in attendance at a meeting at which a quorum is present or by a memorandum or other written instrument signed by all members of the Committee.

        5.4.    Compensation; Professional Assistance; Good Faith Actions.    Members of the Committee shall receive such compensation, if any, for their services as members as may be determined by the Board. All expenses and liabilities which members of the Committee incur in connection with the administration of the Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company and the Company's officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon all Holders, the Company and all other interested persons. No members of the Committee or Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or Awards, and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.

        5.5.    Delegation of Authority to Grant Awards.    The Committee may, but need not, delegate from time to time some or all of its authority to grant Awards under the Plan to a committee consisting of one or more members of the Committee or of one or more officers of the Company; provided, however, that the Committee may not delegate its authority to grant Awards to individuals (a) who are subject on the date of the grant to the reporting rules under Section 16(a) of the Exchange Act, (b) who are Section 162(m) Participants, or (c) who are officers of the Company who are delegated authority by the Committee hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation of authority and may be rescinded at any time by the Committee. At all times, any committee appointed under this Section 5.5 shall serve in such capacity at the pleasure of the Committee.

ARTICLE VI.

MISCELLANEOUS PROVISIONS

        6.1.    Not Transferable.    No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until all restrictions applicable to such shares have lapsed. No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

        6.2.    Amendment, Suspension or Termination of the Plan.    Except as otherwise provided in this Section 6.2, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator. However, without approval of the Company's stockholders given within 12 months before or after the action by the Administrator, no action of the Administrator may, except as provided in Section 6.3, increase the limits imposed in Section 2.1 on the maximum number of shares which may be issued under the Plan. Except as otherwise provided in Section 3.2(d), no amendment, suspension or termination of the Plan shall, without the consent of the Holder, alter or impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan.

        6.3.    Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

          (a)   Subject to Section 6.3(e), in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, in the Administrator's sole discretion, affects the Preferred Stock such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an Award, then the Administrator shall, in such manner as it may deem equitable, adjust any or all of:

            (i)    The number and kind of shares of Preferred Stock (or other securities or property) with respect to which Awards may be granted or awarded (including, but not limited to, adjustments of the limitations in Section 2.1 on the maximum number and kind of shares which may be issued and adjustments of the Award Limit); and

            (ii)   The number and kind of shares of Preferred Stock (or other securities or property) subject to outstanding Awards; and/or

            (iii)  Such other equitable adjustments as it may determine to be appropriate in its sole discretion.

          (b)   Subject to Sections 6.3(b)(vi) and 6.3(e), in the event of any transaction or event described in Section 6.3(a) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, the Administrator, in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder's request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

            (i)    To provide for either the purchase of any such Award for an amount of cash equal to the amount that could have been attained upon the realization of the Holder's rights had such Award been fully vested or the replacement of such Award with other rights or property selected by the Administrator in its sole discretion;

            (ii)   To provide that the Award cannot vest after such event;

            (iii)  To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; and

            (iv)  To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock and/or in the terms and conditions of (including the grant price), and the criteria included in, outstanding rights and awards and rights and awards which may be granted in the future.

            (v)   To provide that, for a specified period of time prior to such event, the restrictions imposed under an Award Agreement upon some or all shares of Restricted Stock may be terminated and some or all shares of such Restricted Stock may cease to be subject to repurchase under Section 4.5 or forfeiture under Section 4.4 after such event.

            (vi)  Notwithstanding any other provision of the Plan, in the event of a Change in Control, each outstanding Award shall, immediately prior to the effective date of the Change in Control, automatically become fully exercisable for all of the shares of Common Stock at the time subject to such rights and may be exercised for any or all of those shares as fully-vested shares of Common Stock.

          (c)   Subject to Sections 6.3(d), 3.2 and 3.3, the Administrator may, in its discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company.

          (d)   With respect to Awards which are granted to Section 162(m) Participants and are intended to qualify as performance-based compensation under Section 162(m)(4)(C), no adjustment or action described in this Section 6.3 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Award to fail to so qualify under Section 162(m)(4)(C), or any successor provisions thereto. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions. The number of shares of Preferred Stock subject to any Award shall always be rounded to the next whole number.

          (e)   The existence of the Plan, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Preferred Stock or Common

  Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

        6.4.    Approval of Plan by Stockholders.    The Plan will be submitted for the approval of the Company's stockholders within 12 months after the date of the Board's initial adoption of the Plan. Awards may be granted or awarded prior to such stockholder approval, provided that such Awards shall not vest prior to the time when the Plan is approved by the stockholders, and provided further that if such approval has not been obtained at the end of said twelve-month period, all Awards previously granted or awarded under the Plan shall thereupon be canceled and become null and void. In addition, if the Board determines that Awards which may be granted to Section 162(m) Participants should continue to be eligible to qualify as performance-based compensation under Section 162(m)(4)(C) of the Code, the Performance Criteria must be disclosed to and approved by the Company's stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which the Company's stockholders previously approved the Performance Criteria.

        6.5.    Tax Withholding.    The Company shall be entitled to require payment in cash or deduction from other compensation payable to each Holder of any sums required by federal, state or local tax law to be withheld with respect to the issuance, vesting or payment of any Award.

        6.6.    Forfeiture Provisions.    Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in the terms of Awards made under the Plan, or to require a Holder to agree by separate written instrument, that (a)(i) any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of the Award, or upon the receipt or resale of any Preferred Stock underlying the Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (b)(i) a Termination of Employment or Termination of Consultancy occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, or (ii) the Holder at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator or (iii) the Holder incurs a Termination of Employment or Termination of Consultancy for cause.

        6.7.    Effect of Plan Upon Options and Compensation Plans.    The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including but not by way of limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

        6.8.    Compliance with Laws.    The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of shares of Preferred Stock and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

        6.9.    Titles.    Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

        6.10.    Governing Law.    The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof.

* * *

        I hereby certify that the foregoing Plan was duly adopted by the Company's Board of Directors on                        , 2003 and by its stockholders on                        , 2003.

        Executed on this            day of                        , 2003

Secretary

Appendix F

INDEX TO FINANCIAL STATEMENTS

Page
Report of Ernst & Young LLP, Independent Auditors	F-2
Report of Independent Public Accountants	F-3
Consolidated Balance Sheets as of December 31, 2001 and 2002	F-4
Consolidated Statements of Operations for the years ended December 31, 2000, December 31, 2001 and December 31, 2002	F-5
Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 2000, December 31, 2001 and December 31, 2002	F-6
Consolidated Statements of Cash Flows for the years ended December 31, 2000, December 31, 2001 and December 31, 2002	F-7
Notes to Consolidated Financial Statements	F-9
Condensed Consolidated Balance Sheets of Cogent Communications Group, Inc., and Subsidiaries as of December 31, 2002 and March 31, 2003	F-33
Condensed Consolidated Statements of Operations of Cogent Communications Group, Inc., and Subsidiaries for the Three Months Ended March 31, 2002 and March 31, 2003	F-34
Condensed Consolidated Statements of Cash Flows of Cogent Communications Group, Inc., and Subsidiaries for the Three Months Ended March 31, 2002 and March 31, 2003	F-35
Notes to Interim Condensed Consolidated Financial Statements	F-36

Report of Ernst and Young, LLP, Independent Auditors

To the Board of Directors of Cogent Communications Group, Inc.:

        We have audited the accompanying consolidated balance sheet of Cogent Communications Group, Inc. and subsidiaries (the "Company") as of December 31, 2002, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the year ended December 31, 2002. Our audit also included the financial statement schedules listed in the index at Item 15(a)2. These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audit. The consolidated financial statements and schedules of the Company for each of the two years in the period ended December 31, 2001, were audited by other auditors who have ceased operations, and whose report dated March 1, 2002 (except with respect to the matters discussed in Note 14, as to which the date is March 27, 2002) expressed an unqualified opinion on those consolidated financial statements and schedules.

        We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the 2002 financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cogent Communications Group, Inc. and subsidiaries at December 31, 2002, and the consolidated results of their operations and their cash flows for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the consolidated financial statements, the Company has incurred recurring operating losses and negative cash flows from operating activities and has a working capital deficiency. In addition, the Company has not complied with a covenant of a loan agreement with a lender. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

                      /s/ Ernst & Young, LLP

McLean, VA
March 5, 2003

        The following report is a copy of a report previously issued by Arthur Andersen LLP and has not been reissued by Arthur Andersen LLP. Certain financial information for each of the years in the periods ended December 31, 2000 and December 31, 2001, was not reviewed by Arthur Andersen LLP and includes additional disclosures to conform with new accounting pronouncements and SEC rules and regulations issued during such fiscal year. See Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations" for discussion of related risks.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cogent Communications Group, Inc., and Subsidiaries:

        We have audited the accompanying consolidated balance sheets of Cogent Communications Group, Inc. (a Delaware corporation), and Subsidiaries (together the Company) as of December 31, 2000 and 2001, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the period from inception (August 9, 1999) to December 31, 1999, and for the years ended December 31, 2000 and 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cogent Communications Group, Inc., and Subsidiaries as of December 31, 2000 and 2001, and the results of their operations and their cash flows for the period from inception (August 9, 1999) to December 31, 1999, and for the years ended December 31, 2000 and 2001, in conformity with accounting principles generally accepted in the United States.

                      ARTHUR ANDERSEN LLP

Vienna, Virginia
March 1, 2002 (except with respect to the matters discussed in
Note 14, as to which the date is March 27, 2002)

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2001 AND 2002

(IN THOUSANDS, EXCEPT SHARE DATA)

	2001	2002
Assets
Current assets:
Cash and cash equivalents	$49,017	$39,314
Short term investments ($851 restricted in 2002)	1,746	3,515
Accounts receivable, net of allowance for doubtful accounts of $112 and $2,023, respectively	1,156	5,516
Prepaid expenses and other current assets	2,171	2,781

Total current assets	54,090	51,126
Property and equipment:
Property and equipment	249,057	365,831
Accumulated depreciation and amortization	(13,275)	(43,051)

Total property and equipment, net	235,782	322,780
Intangible assets:
Intangible assets	11,740	23,373
Accumulated amortization	(1,304)	(8,718)

Total intangible assets, net	10,436	14,655
Other assets	19,461	19,116

Total assets	$319,769	$407,677

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$3,623	$7,830
Accrued liabilities	3,462	18,542
Cisco credit facility, in default (Note 1)	—	250,305
Current maturities, capital lease obligations	426	3,505

Total current liabilities	7,511	280,182
Cisco credit facility (Note 1)	181,312	—
Capital lease obligations, net of current	20,732	55,280
Convertible subordinated notes, net of discount of $78,140	—	38,840
Other long term liabilities	—	749

Total liabilities	209,555	375,051

Commitments and contingencies:
Stockholders' equity:
Convertible preferred stock, Series A, $0.001 par value; 26,000,000 shares authorized, issued, and outstanding; liquidation preference of $30,301	25,892	25,892
Convertible preferred stock, Series B, $0.001 par value; 20,000,000 shares authorized; 19,809,783 and 19,370,223 shares issued and outstanding, respectively; liquidation preference of $100,000	90,009	88,009
Convertible preferred stock, Series C, $0.001 par value; 52,173,463 shares authorized; 49,773,402 shares issued and outstanding; liquidation preference of $100,000	61,345	61,345
Common stock, $0.001 par value; 21,100,000 shares authorized; 1,409,814 and 3,483,838 shares issued and outstanding, respectively	1	4
Additional paid-in capital	38,724	49,199
Deferred compensation	(11,081)	(6,024)
Stock purchase warrants	8,248	9,012
Accumulated other comprehensive loss	—	(44)
Accumulated deficit	(102,924)	(194,767)

Total stockholders' equity	110,214	32,626

Total liabilities and stockholders' equity	$319,769	$407,677

The accompanying notes are an integral part of these consolidated balance sheets.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2000, DECEMBER 31, 2001 AND DECEMBER 31, 2002

(IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

	2000	2001	2002
Net service revenue (Note 1)	$—	$3,018	$51,913
Operating expenses:
Network operations (including $0, $307 and $233 of amortization of deferred compensation, respectively)	3,040	20,297	49,324
Selling, general, and administrative (including $0, $2,958 and $3,098 of amortization of deferred compensation, and $0, $479 and $3,209 of bad debt expense, respectively)	10,845	30,280	36,593
Gain on settlement of vendor litigation (Note 9)	—	—	(5,721)
Depreciation and amortization	338	13,535	33,990

Total operating expenses	14,223	64,112	114,186

Operating loss	(14,223)	(61,094)	(62,273)
Settlement of note holder litigation (Note 9)	—	—	(3,468)
Interest income and other	3,567	2,126	1,739
Interest expense	(1,105)	(7,945)	(36,284)

Loss before extraordinary item	$(11,761)	$(66,913)	$(100,286)

Extraordinary gain—Allied Riser merger	—	—	8,443

Net Loss	$(11,761)	$(66,913)	$(91,843)

Beneficial conversion of preferred stock	—	(24,168)	—

Net loss applicable to common stock	$(11,761)	$(91,081)	$(91,843)

Net loss per common share:
Loss before extraordinary gain	$(8.51)	$(64.78)	$(30.82)
Extraordinary gain	—	—	2.59

Basic and diluted net loss per common share	$(8.51)	$(64.78)	$(28.22)

Weighted-average common shares (basic and diluted)	1,382,360	1,406,007	3,254,241

The accompanying notes are an integral part of these consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2000, DECEMBER 31, 2001 AND DECEMBER 31, 2002

(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

						Convertible preferred stock— Series A		Convertible preferred stock— Series B		Convertible preferred stock— Series C
	Common stock
			Additional paid-in capital	Deferred Compensation	Stock purchase warrants							Accumulated deficit	Currency translation	Total stockholders' equity
	Shares	Amount				Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 1999	1,360,000	$1	$99	$—	$—	—	$—	—	$—	—	$—	$(82)	$—	$18
Exercises of stock options	40,698	—	90	—	—	—	—	—	—	—	—	—	—	90
Issuance of Series A convertible preferred stock, net	—	—	—	—	—	26,000,000	25,892	—	—	—	—	—	—	25,892
Issuance of Series B convertible preferred stock, net	—	—	—	—	—	—	—	19,809,783	90,009	—	—	—	—	90,009
Net loss	—	—	—	—	—	—	—	—	—	—	—	(11,761)	—	(11,761)

Balance, December 31, 2000	1,400,698	1	189	—	—	26,000,000	25,892	19,809,783	90,009	—	—	(11,843)	—	104,248
Exercises of stock options	9,116	—	21	—	—	—	—	—	—	—	—	—	—	21
Issuance of stock purchase warrants	—	—	—	—	8,248	—	—	—	—	—	—	—	—	8,248
Issuance of Series C convertible preferred stock, net	—	—	—	—	—	—	—	—	—	49,773,402	61,345	—	—	61,345
Deferred compensation	—	—	14,346	(14,346)	—	—	—	—	—	—	—	—	—	—
Beneficial conversion—Series B convertible preferred stock	—	—	24,168	—	—	—	—	—	—	—	—	(24,168)	—	—
Amortization of deferred compensation	—	—	—	3,265	—	—	—	—	—	—	—	—	—	3,265
Net loss	—	—	—	—	—	—	—	—	—	—	—	(66,913)	—	(66,913)

Balance at December 31, 2001	1,409,814	1	38,724	(11,081)	8,248	26,000,000	25,892	19,809,783	90,009	49,773,402	61,345	(102,924)	—	110,214
Exercises of stock options	7,296	—	1	—	—	—	—	—	—	—	—	—	—	1
Issuance of common stock, options and warrants—Allied Riser merger	2,009,678	3	10,230	—	764	—	—	—	—	—	—	—	—	10,998
Deferred compensation adjustments	—	—	(1,756)	1,726	—	—	—	—	—	—	—	—	—	(30)
Conversion of Series B convertible preferred stock	57,050	—	2,000	—	—	—	—	(439,560)	(2,000)	—	—	—	—	—
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	—	—	(44)	(44)
Amortization of deferred compensation	—	—	—	3,331	—	—	—	—	—	—	—	—	—	3,331
Net loss	—	—	—	—	—	—	—	—	—	—	—	(91,843)	—	(91,843)

Balance at December 31, 2002	3,483,838	$4	$49,199	$(6,024)	$9,012	26,000,000	$25,892	19,370,223	$88,009	49,773,402	$61,345	$(194,767)	$(44)	$32,626

The accompanying notes are an integral part of these consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2000, DECEMBER 31, 2001 AND DECEMBER 31, 2002

(IN THOUSANDS)

	2000	2001	2002
Cash flows from operating activities:
Net loss	$(11,761)	$(66,913)	$(91,843)
Adjustments to reconcile net loss to net cash used in operating activities—
Depreciation and amortization, including debt costs	338	13,594	36,490
Amortization of debt discount—convertible notes	—	—	6,086
Amortization of deferred compensation	—	3,265	3,331
Extraordinary gain—Allied Riser merger	—	—	(8,443)
Gain on settlement of vendor litigation	—	—	(5,721)
Changes in assets and liabilities:
Accounts receivable	—	(1,156)	(2,894)
Prepaid expenses and other current assets	(3,281)	1,107	1,189
Other assets	(7,213)	(2,660)	1,134
Accounts payable and accrued liabilities	5,547	5,977	19,104

Net cash used in operating activities	(16,370)	(46,786)	(41,567)

Cash flows from investing activities:
Purchases of property and equipment	(80,989)	(118,020)	(75,214)
Cash acquired in Allied Riser merger	—	—	70,431
Purchase of minority interests in Shared Technologies of Canada, Inc.	—	—	(3,617)
Purchases of short term investments	—	(1,746)	(1,769)
Purchases of intangible assets	—	(11,886)	(9,617)

Net cash used in investing activities	(80,989)	(131,652)	(19,786)

Cash flows from financing activities:
Borrowings under Cisco credit facility	67,239	107,632	54,395
Collection of note from stockholder	25	—	—
Proceeds from option exercises	90	21	1
Repayment of capital lease obligations	(37,156)	(12,754)	(2,702)
Deferred equipment discount	16,853	5,618	—
Issuances of preferred stock, net of issuance costs	115,901	61,345	—

Net cash provided by financing activities	162,952	161,862	51,694

Effect of exchange rate changes on cash	—	—	(44)

Net increase (decrease) in cash and cash equivalents	65,593	(16,576)	(9,703)
Cash and cash equivalents, beginning of year	—	65,593	49,017

Cash and cash equivalents, end of year	$65,593	$49,017	$39,314

Supplemental disclosures of cash flow information:
Cash paid for interest	$1,736	$8,943	$12,440
Cash paid for income taxes	—	—	—
Non-cash financing activities—
Capital lease obligations incurred	47,855	23,990	33,027
Warrants issued in connection with credit facility	—	8,248	—
Borrowing under credit facility for payment of loan costs and interest	—	6,441	14,820
Allied Riser Merger
Fair value of assets acquired			$74,791
Less: valuation of common stock, options & warrants issued			(10,967)
Less: extraordinary gain			(8,443)

Fair value of liabilities assumed			$55,381

NetRail Acquisition
Fair value of assets acquired		12,090
Less: cash paid		(11,740)

Fair value of liabilities assumed		350

PSINet Acquisition
Fair value of assets acquired			16,602
Less: cash paid			(9,450)

Fair value of liabilities assumed			7,152

The accompanying notes are an integral part of these consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2000, 2001, and 2002

1.     Description of the business and summary of significant accounting policies:

Description of business

        Cogent Communications, Inc. ("Cogent") was formed on August 9, 1999, as a Delaware corporation and is located in Washington, DC. Cogent is a facilities-based Internet Services Provider ("ISP"), providing Internet access to businesses in over 30 major metropolitan areas in the United States and in Toronto, Canada. In 2001, Cogent formed Cogent Communications Group, Inc., (the "Company"), a Delaware corporation. Effective on March 14, 2001, Cogent's stockholders exchanged all of their outstanding common and preferred shares for an equal number of shares of the Company, and Cogent became a wholly owned subsidiary of the Company. The common and preferred shares of the Company include rights and privileges identical to the common and preferred shares of Cogent. This was a tax-free exchange that was accounted for by the Company at Cogent's historical cost. All of Cogent's options for shares of common stock were also converted to options of the Company.

        The Company's high-speed Internet access service is delivered to the Company's customers over a nationwide fiber-optic network. The Company's network is dedicated solely to Internet Protocol data traffic. The Company's network includes 30-year indefeasible rights of use ("IRUs") to a nationwide fiber-optic intercity network of approximately 12,500 route miles (25,000 fiber miles) of dark fiber from Williams Communications Group, Inc ("Williams"). These IRUs are configured in two rings that connect many of the major metropolitan markets in the United States. In order to extend the Company's national backbone into local markets, the Company has entered into leased fiber agreements for intra-city dark fiber from several providers. These agreements are primarily under 15-25 year IRUs. Since the Company's April 2002 acquisition of certain assets of PSINet, Inc. ("PSINet"), the Company began operating a more traditional Internet service provider business, with lower speed connections provided by leased circuits obtained from telecommunications carriers (primarily local telephone companies). The Company utilizes leased circuits (primarily T-1 lines) to reach these customers.

Asset Purchase Agreement—PSINet, Inc.

        In January 2002, the Company entered into a due diligence agreement with PSINet. This agreement allowed the Company to undertake due diligence related to certain of PSINet's network operations in the United States. The Company paid a $3.0 million fee in January 2002 to PSINet in connection with this arrangement. In February 2002, the Company and PSINet entered into an Asset Purchase Agreement ("APA"). Pursuant to the APA, approved on March 27, 2002 by the bankruptcy court overseeing the PSINet bankruptcy, the Company acquired certain of PSINet's assets and certain liabilities related to its operations in the United States for $9.5 million in cash. The acquisition closed on April 2, 2002. The $3.0 million payment under the due diligence agreement was applied toward this amount resulting in a $6.5 million cash payment at closing. The acquired assets include certain of PSINet's accounts receivable and intangible assets, including customer contracts, settlement-free peering rights and the PSINet trade name. Assumed liabilities include certain leased circuit commitments, facilities leases, customer contractual commitments and co-location arrangements.

        The PSINet acquisition enabled the Company to immediately incorporate a revenue stream from a set of products that the Company believes complement its core offering of 100 Mbps Internet connectivity for $1,000 per month and reduced its costs of network operations from the acquisition of settlement-free peering rights. The Company plans to support and build on the PSINet brand name that, the Company believes, is one of the most recognizable ISPs in the country. Under the PSINet label, Cogent is offering PSINet services, including Internet connectivity.

Merger Agreement—Allied Riser Communications Corporation

        On February 4, 2002, the Company acquired Allied Riser Communications Corporation ("Allied Riser"). Allied Riser provided broadband data, voice and video communication services to small- and medium- sized businesses located in selected buildings in North America, including Canada. Upon the closing of the merger on February 4, 2002, Cogent issued approximately 2.0 million shares, or 13.4% of its common stock, on a fully diluted basis, to the existing Allied Riser stockholders and became a public company listed on the American Stock Exchange. The acquisition of Allied Riser provided the Company with necessary in-building networks as well as pre-negotiated building access rights with building owners and real estate investment trusts across the United States and in Toronto, Canada. Prior to the merger, Allied Riser had ceased providing its services to its customers In the United States. The Company is utilizing the Allied Riser in building network and building access rights to provide its high speed Internet access service. The acquisition enabled the Company to accelerate its business plan and increase its footprint in the markets it serves.

NetRail Inc.

        On September 6, 2001, the Company paid approximately $11.7 million in cash for certain assets of NetRail, Inc, ("NetRail") a Tier-1 Internet service provider, in a sale conducted under Chapter 11 of the United States Bankruptcy Code. The purchased assets included certain customer contracts and the related accounts receivable, network equipment, and settlement-free peering arrangements.

Segments

        The Company's chief operating decision maker evaluates performance based upon underlying information of the Company as a whole. There is only one reporting segment.

Business risk and liquidity

        The Company operates in the rapidly evolving Internet services industry, which is subject to intense competition and rapid technological change, among other factors. The successful execution of the Company's business plan is dependent upon the availability of and access to intra-city dark fiber and multi-tenant office buildings, the availability and performance of the Company's network equipment, the availability of additional capital, the ability to meet the financial and operating covenants under its credit facility, the Company's ability to integrate acquired businesses and purchased assets into its operations and realize planned synergies, the extent to which acquired businesses and assets are able to meet the Company's expectations and projections, the Company's ability to successfully market its products and services, the Company's ability to retain and attract key employees, and the Company's ability to manage its growth, among other factors. Although management believes that the Company will successfully mitigate these risks, management cannot give assurances that it will be able to do so or that the Company will ever operate profitably.

        The Company has obtained $177 million in venture-backed funding through the issuance of preferred stock. The Company has secured a $409 million credit facility (the "Facility") from Cisco Systems Capital Corporation ("Cisco Capital").

        In connection with the Allied Riser merger, the Company acquired approximately $70 million of cash and cash equivalents and assumed the obligations of Allied Riser including its convertible subordinated notes due in June 2007 totaling $117 million. In January 2003, the Company entered into settlement and exchange agreements with the holders of approximately $107 million of par value of Allied Riser's convertible subordinated notes. Pursuant to the exchange agreement, the note holders agreed to surrender their notes including accrued and unpaid interest in exchange for a cash payment of $5.0 million and the Company's issuance of 3,426,293 shares of Series D preferred stock and 3,426,293 shares of Series E preferred stock. Pursuant to the settlement agreement, the note holders agreed to dismiss with prejudice its litigation against Allied Riser, in exchange for a cash payment of approximately $4.9 million and a general release from the Company, Allied Riser and certain former Allied Riser directors. These transactions closed in March 2003 when the agreed amounts were paid and the preferred shares were issued. This settlement and exchange eliminated the June 2007 principal payment obligation of approximately $107 million, interest accrued at a 7.5 percent annual rate since the last interest payment made on December 15, 2002, the future semi-annual interest payment obligations on these notes and the note holder litigation in exchange for total cash payments of approximately $9.9 million and the issuance of preferred stock. This preferred stock is convertible into approximately 4.8% of the Company's fully diluted common stock.

Going Concern, Covenant Violation and Managements Plans

        The Facility requires compliance with certain financial and operational covenants. The Company violated the debt covenant related to minimum net revenues for the fourth quarter of 2002. Accordingly, since December 31, 2002, the Company was in default under the Facility and the payment of the outstanding balance of approximately $250.3 million at December 31, 2002, can be accelerated by Cisco Capital and made immediately due and payable. As a result, the obligation is recorded as a current liability in the accompanying consolidated balance sheet. The Company's fiscal 2003 business plan contemplated borrowing an additional $25 million of working capital under the Facility that was to become available in $5.0 million monthly increments from May 2003 until September 2003. Because of the default, Cisco Capital is no longer required to fund future borrowing requests. The Company's cash and short-term investments were approximately $42.8 million at December 31, 2002 that is substantially less than the amount outstanding under the Facility.

        The Company is currently in negotiations with Cisco Capital. Discussions include a possible purchase by the Company of the obligation or a renegotiation of the covenants and repayment terms. A purchase of the Facility will require the Company to raise additional capital, which may not be available on terms acceptable to the Company. The Company is also in discussions with its current shareholders and other potential investors to raise additional capital. The outcome of these discussions is dependent upon the outcome of the Company's ability to reach a settlement with Cisco Capital. There can be no assurance that the negotiations with Cisco Capital will result in a settlement on terms acceptable to the Company and its current and potential future investors or that we would be able to secure additional capital from our existing or new investors. Should these negotiations fail, the Company will be required to pursue alternative strategies likely to include reductions in operating costs, a reduction in the Company's expansion plans, and potentially, the filing for bankruptcy protection.

        The Company has entered into account control agreements with Cisco Capital on its cash and investment accounts. These agreements provide Cisco Capital with a security interest in these funds and the right to assume exclusive control over all of the Company's cash and short-term investments. Cisco Capital has not acted on these agreements. However, should Cisco Capital enforce its rights under these arrangements, the Company's ability to fund operations will become immediately dependent upon Cisco Capital's willingness to release these funds.

        The Company's consolidated financial statements have been prepared assuming it will continue as a going concern. As described in these consolidated financial statements, the Company has defaulted on its debt obligation to Cisco Capital and has incurred recurring operating losses and negative cash flows from operating activities, which raise substantial doubt about its ability to continue as a going concern. Although the Company is in current discussions with Cisco Capital in an effort to potentially restructure or repurchase this debt, there can be no assurance that these negotiations will be successful. The Company's ability to continue as a going concern is dependent upon a number of factors including, but not limited to, successful completion of negotiations with Cisco Capital and an infusion of a significant amount of capital, customer and employee retention, and its continued ability to provide high quality services. These consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

Principles of consolidation

        The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Revenue recognition

        Net revenues from telecommunication services are recognized when the services are performed, evidence of an arrangement exists, the fee is fixed and determinable and collectibility is probable. Service discounts and incentives related to telecommunication services are recorded as a reduction of revenue when granted or ratably over a contract period. Fees billed in connection with customer installations and other upfront charges are deferred and recognized ratably over the estimated customer life.

        The Company establishes a valuation allowance for collection of doubtful accounts and other sales credit adjustments. Valuation allowances for sales credits are established through a charge to revenue, while valuation allowances for doubtful accounts are established through a charge to selling, general and administrative expenses. The Company assesses the adequacy of these reserves monthly evaluating general factors, such as the length of time individual receivables are past due, historical collection experience, the economic and competitive environment, and changes in the credit worthiness of its customers. The Company believes that its established valuation allowances were adequate as of December 31, 2001 and 2002. If circumstances relating to specific customers change or economic conditions worsen such that the Company's past collection experience and assessment of the economic environment are no longer relevant, the Company's estimate of the recoverability of its trade receivables could be further reduced.

        In September 2002, the Company began invoicing certain customers for amounts contractually due for unfulfilled minimum contractual obligations. The Company recognizes a corresponding sales allowance equal to this revenue resulting in the recognition of zero net revenue. The Company recognizes net revenue as these billings are collected in cash. The Company intends to vigorously seek payment for these amounts. The Company invoiced for approximately $2.0 million of unfulfilled minimum contractual obligations in 2002, none of which was paid in 2002.

Network operations

        Network operations include costs associated with service delivery, network management, and customer support. This includes the costs of personnel and related operating expenses associated with these activities, network facilities costs, fiber maintenance fees, leased circuit costs, and access fees paid to office building owners.

International Operations

        The Company began recognizing revenue from operations in Canada through its wholly owned subsidiary, ARC Canada effective with the closing of the Allied Riser merger on February 4, 2002. All revenue is reported in United States dollars. Revenue for ARC Canada for the period from February 4, 2002 to December 31, 2002 was approximately $4.3 million. ARC Canada's total assets were approximately $7.5 million at December 31, 2002.

Financial instruments

        The Company considers all highly liquid investments with an original maturity of three months or less at purchase to be cash equivalents. The Company determines the appropriate classification of its investments at the time of purchase and reevaluates such designation at each balance sheet date. At December 31, 2001 and 2002, the Company's marketable securities consisted of money market accounts and commercial paper.

        The Company is party to letters of credit totaling $5.5 million as of December 31, 2002. These letters of credit are secured by certificates of deposit and commercial paper investments of $5.3 million that are restricted and included in short-term investments and other assets. No claims have been made against these financial instruments. Management does not expect any losses from the resolution of these financial instruments and is of the opinion that the fair value is zero since performance is not likely to be required.

        At December 31, 2001 and 2002, the carrying amount of cash and cash equivalents, short-term investments, accounts receivable, accounts payable, and accrued expenses approximated fair value because of the short maturity of these instruments. The interest rate on the Company's credit facility resets on a quarterly basis; accordingly, as of December 31, 2002, the fair value of the Company's credit facility approximated its carrying amount. The Allied Riser convertible subordinated notes due in June 2007 have a face value of $117.0 million. The notes were recorded at their fair value of approximately $32.7 million at the merger date. The resulting discount is being accreted to interest expense through the maturity date. The fair value of the notes at December 31, 2002, was approximately $11.1 million based upon their quoted market price.

Credit risk

        The Company's assets that are exposed to credit risk consist of its cash equivalents, short-term investments and accounts receivable. The Company places its cash equivalents and short-term investments in instruments that meet high-quality credit standards as specified in the Company's investment policy guidelines. Accounts receivable are due from customers located in major metropolitan areas in the United States and in Ontario Canada. Revenues from the Company's wholesale and customers obtained through business combinations are subject to a higher degree of credit risk than customers who purchase its retail service.

Reclassifications

        Certain amounts in the December 31, 2001 financial statements have been reclassified in order to conform to the 2002 financial statement presentation. Such reclassifications had no impact on previously reported net loss or net stockholders' equity.

Comprehensive Income (Loss)

        Statement of Financial Accounting Standard ("SFAS") No. 130, "Reporting of Comprehensive Income" requires "comprehensive income" and the components of "other comprehensive income" to be reported in the financial statements and/or notes thereto. The Company did not have any significant components of "other comprehensive income," until the year ended December 31, 2002. Accordingly, reported net loss is the same as "comprehensive loss" for all periods presented prior to 2002 (amounts in thousands).

Year ended December 31, 2002
Net loss	$(91,843)
Currency translation	(44)

Comprehensive loss	$(91,887)

Property and equipment

        Property and equipment are recorded at cost and depreciated once deployed using the straight-line method over the estimated useful lives of the assets. Useful lives are determined based on historical usage with consideration given to technological changes and trends in the industry that could impact the network architecture and asset utilization. The direct costs incurred prior to an asset being ready for service are reflected as construction in progress. Interest is capitalized during the construction period based upon the rates applicable to borrowings outstanding during the period. Construction in progress includes costs incurred under the construction contract, interest, and the salaries and benefits of employees directly involved with construction activities. Expenditures for maintenance and repairs are expensed as incurred. Assets and liabilities under capital leases are recorded at the lesser of the present value of the aggregate future minimum lease payments or the fair value of the assets under lease. Leasehold improvements include costs associated with building improvements.

        Depreciation and amortization periods are as follows:

Type of asset	Depreciation or amortization period
Indefeasible rights of use (IRUs)	Shorter of useful life or IRU lease agreement; generally 15 to 20 years, beginning when the IRU is ready for use
Network equipment	Five to seven years
Leasehold improvements	Shorter of lease term or useful life; generally 10 to 15 years
Software	Five years
Office and other equipment	Three to five years
System infrastructure	Ten years

Long-lived assets

        The Company's long-lived assets include property and equipment and identifiable intangible assets to be held and used. These long-lived assets are currently reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount should be addressed pursuant to Statement of Financial Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Pursuant to SFAS No. 144, impairment is determined by comparing the carrying value of these long-lived assets to management's probability weighted estimate of the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. The cash flow projections used to make this assessment are consistent with the cash flow projections that management uses internally to assist in making key decisions. In the event an impairment exists, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset, which is generally determined by using quoted market prices or valuation techniques such as the discounted present value of expected future cash flows, appraisals, or other pricing models. Management believes that no such impairment existed in accordance with SFAS No. 144 as of December 31, 2001 or 2002. In the event that there are changes in the planned use of the Company's long-term assets or the Company's expected future undiscounted cash flows are reduced significantly, the Company's assessment of its ability to recover the carrying value of these assets under SFAS No. 144 would change.

        Because managements best estimate of undiscounted cash flows generated from these assets exceeds their carrying value for each of the periods presented, no impairment pursuant to SFAS No. 144 exists. However, because of the significant difficulties confronting the telecommunications industry, management believes that currently the fair value of our long-lived assets including our network assets and IRU's are significantly below the amounts the Company originally paid for them.

Use of estimates

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income taxes

        The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets or liabilities are computed based upon the differences between financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. Deferred income tax expense or benefits are based upon the changes in the assets or liability from period to period.

Stock-based compensation

        The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense related to fixed employee stock options is recorded only if on the date of grant the fair value of the underlying stock exceeds the exercise price. The Company has adopted the disclosure only requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and to provide pro forma net income disclosures as if the fair value based method of accounting, or minimum value method for private companies, described in SFAS No. 123 had been applied to employee stock option grants. The following table illustrates the effect on net income and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 (in thousands except share and per share amounts):

	Year Ended December 31, 2000	Year Ended December 31, 2001	Year Ended December 31, 2002
Net loss, as reported	$(11,761)	$(66,913)	$(91,843)
Add: stock-based employee compensation expense included in reported net loss, net of related tax effects	—	3,265	3,331
Deduct: total stock-based employee compensation expense determined under fair value based method, net of related tax effects	(192)	(3,159)	(4,721)

Pro forma—net loss	$(11,953)	$(66,807)	$(93,233)

Loss per share as reported—basic and diluted	$(8.51)	$(47.59)	$(28.22)

Pro forma loss per share—basic and diluted	$(8.65)	$(47.52)	$(28.65)

        Pro forma information regarding net loss required by SFAS No.123 has been determined as if the Company had accounted for its stock options under the minimum value method while the Company was a private company. The weighted-average per share grant date fair value of options granted was $4.00 in 2000. The fair value of these options was estimated at the date of grant using the minimum value method with the following weighted-average assumptions for the year ended December 31, 2000—an average risk-free rate of 5.25 percent, a dividend yield of 0 percent, and an expected life of 10 years. The weighted-average per share grant date fair value of options granted was $14.85 in 2001 and $2.44 in 2002. The fair value of these options was estimated at the date of grant with the following weighted-average assumptions for 2001—an average risk-free rate of 5.0 percent, a dividend yield of 0 percent, an expected life of 5.0 years, and expected volatility of 128% and for 2002—an average risk-free rate of 3.5 percent, a dividend yield of 0 percent, an expected life of 5.0 years, and expected volatility of 162%.

Basic and Diluted Net Loss Per Common Share

        Net income (loss) per share is presented in accordance with the provisions of SFAS No. 128 "Earnings per Share". SFAS No. 128 requires a presentation of basic EPS and diluted EPS. Basic EPS excludes dilution for common stock equivalents and is computed by dividing income or loss available to common stockholders by the weighted-average number of common shares outstanding for the period, adjusted, using the if-converted method, for the effect of common stock equivalents arising from the assumed conversion of participating convertible securities, if dilutive. Diluted net loss per common share is based on the weighted-average number of shares of common stock outstanding during each period, adjusted for the effect of common stock equivalents arising from the assumed exercise of stock options, warrants, the conversion of preferred stock and conversion of participating convertible securities, if dilutive. Common stock equivalents have been excluded from the net loss per share calculation because their effect would be anti-dilutive.

        For the years ended December 31, 2000, 2001 and 2002, options to purchase 608,136, 1,157,919 and 1,033,286 shares of common stock at weighted-average exercise prices of $9.90, $5.30 and $4.41 per share, respectively, are not included in the computation of diluted earnings per share as they are anti-dilutive. For the years ended December 31, 2000, 2001 and 2002, 45,809,783, 95,583,185 and 95,143,625 shares of preferred stock, which were convertible into 4,580,978, 10,148,309 and 10,091,401 shares of common stock, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect. For the years ended December 31, 2001 and 2002, warrants for 710,216 and 854,941 shares of common stock, respectively, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect. For the year ended December 31, 2002, approximately 245,000 shares of common stock issuable on the conversion of the Allied Riser convertible subordinated notes, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect.

Recent Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which is effective for fiscal years beginning after June 15, 2002. The statement provides accounting and reporting standards for recognizing obligations related to asset retirement costs associated with the retirement of tangible long-lived assets. Under this statement, legal obligations associated with the retirement of long-lived assets are to be recognized at their fair value in the period in which they are incurred if a reasonable estimate of fair value can be made. The fair value of the asset retirement costs is capitalized as part of the carrying amount of the long-lived asset and expensed using a systematic and rational method over the assets' useful life. Any subsequent changes to the fair value of the liability will be expensed. The Company is in the process of evaluating the impact of adopting this standard.

        In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes FASB No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," but retains that statement's fundamental provisions for recognition and measurement of impairment of long-lived assets to be held and used and measurement of long-lived assets to be disposed of by sale. SFAS No. 144 also supersedes the accounting/reporting provisions of APB Opinion No. 30 for segments of a business to be disposed of, but retains APB 30's requirement to report discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of or is classified as held for sale. The adoption of this statement on January 1, 2002 did not have a material impact on the Company's operations or financial position.

        In May 2002, the FASB issued SFAS No. 145, "Recission of FASB Statements Nos. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections." The statement provides reporting standards for debt extinguishments and provides accounting standards for certain lease modifications that have economic effects similar to sale-leaseback transactions. The statement is effective for certain lease transactions occurring after May 15, 2002 and all other provisions of the statement shall be effective for financial statements issued on or after May 15, 2002. Adoption of this standard did not have any impact on the Company's financial position or the presentation of any transactions.

        On July 29, 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. Previous accounting guidance was provided by Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS 146 replaces Issue 94-3. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure," or SFAS No. 148. SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition to SFAS No. 123's fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB No. 28, "Interim Financial Reporting," to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No. 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB No. 28. The provisions of SFAS No. 148 are effective for fiscal years beginning after December 15, 2002 with respect to the amendments of SFAS No. 123 and effective for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002 with respect to the amendments of APB No. 28. We have adopted SFAS No. 148 by including the required additional disclosures.

2.     Acquisitions:

        The acquisition of the assets of NetRail, Inc., PSINet and the merger with Allied Riser were recorded in the accompanying financial statements under the purchase method of accounting. The purchase price allocations are preliminary and further refinements may be made. The operating results related to the acquired assets of NetRail, Inc., PSINet and the merger with Allied Riser have been included in the consolidated statements of operations from the dates of acquisition. The NetRail acquisition closed on September 6, 2001. The Allied Riser merger closed on February 4, 2002. The PSINet acquisition closed on April 2, 2002.

        The purchase price of Allied Riser was approximately $12.5 million and included the issuance of 13.4% of the Company's common stock, or approximately 2.0 million shares of common stock valued at approximately $10.2 million, the issuance of warrants and options for the Company's common stock valued at approximately $814,000 and transaction expenses of approximately $1.5 million. The fair value of the common stock was determined by using the average closing price of Allied Risers common stock in accordance with SFAS No. 141. Allied Riser's subordinated convertible notes were recorded at their fair value using their quoted market price at the merger date. The fair value of net assets acquired was approximately $55.5 million resulting in negative goodwill of approximately $43.0 million. Negative goodwill was allocated to long-lived assets of approximately $34.6 million with the remaining $8.4 million recorded as an extraordinary gain.

        The following table summarized the estimated fair values of the assets acquired and the liabilities assumed (in thousands).

	NetRail	Allied Riser	PSINet
Current assets	$200	$71,502	$4,842
Property, plant & equipment	150	—	294
Intangible assets	11,740	—	11,466
Other assets	—	3,289	—

Total assets acquired	$12,090	$74,791	$16,602

Current liabilities	—	20,621	7,152
Long term debt	—	34,760	—

Total liabilities assumed	—	55,381	7,152

Net assets acquired	$12,090	$19,410	$9,450

        The intangible assets acquired in the NetRail acquisition were allocated to customer contracts ($0.7 million) and peering rights ($11 million) and are being amortized over a weighted average useful life of 36 months. The intangible assets acquired in the PSINet acquisition were allocated to customer contracts ($4.7 million), peering rights ($4.7 million), trade name ($1.8 million), and a non-compete agreement ($0.3 million). These intangible assets are being amortized in periods ranging from two to five years with a weighted average useful life of 32 months.

        If the NetRail, Allied Riser and PSINet acquisitions had taken place at the beginning of 2001 and 2002 the unaudited pro forma combined results of the Company for the years ended December 31, 2001 and 2002 would have been as follows (amounts in thousands, except per share amounts).

	Year Ended December 31, 2001	Year Ended December 31, 2002
Revenue	$86,122	$66,408
Net loss before extraordinary items	(403,970)	(106,651)
Net loss	(392,296)	(98,208)
Loss per share before extraordinary items—basic and diluted	$(114.90)	$(30.85)
Loss per share—basic and diluted	$(111.58)	$(28.41)

        In management's opinion, these unaudited pro forma amounts are not necessarily indicative of what the actual results of the combined results of operations might have been if the NetRail, Allied Riser and PSINet acquisitions had been effective at the beginning of 2001 and 2002.

3.     Property and equipment:

        Property and equipment consisted of the following (in thousands):

	December 31,
	2001	2002
Owned assets:
Network equipment	$126,796	$173,126
Software	4,756	6,998
Office and other equipment	2,274	2,600
Leasehold improvements	16,690	35,016
System infrastructure	21,288	29,996
Construction in progress	5,230	5,866

	177,034	253,602
Less—Accumulated depreciation and amortization	(11,726)	(36,114)

	165,308	217,488
Assets under capital leases:
IRUs	72,023	112,229
Less—Accumulated depreciation and amortization	(1,549)	(6,937)

	70,474	105,292

Property and equipment, net	$235,782	$322,780

        Depreciation and amortization expense related to property and equipment was $0.3 million, $12.2 million, and $26.6 million, for the years ended December 31, 2000, 2001 and 2002, respectively.

Capitalized interest, labor and related costs

        In 2000, 2001 and 2002, the Company capitalized interest of $3.0 million, $4.4 million and $0.8 million, respectively. In 2000, 2001 and 2002, the Company capitalized salaries and related benefits of $2.4 million, $7.0 million and $4.8 million, respectively.

Indefeasible rights of use agreements (IRUs)

        In April 2000, the Company entered into a dark fiber IRU contract with Williams for approximately 12,500 route miles (25,000 fiber miles) of dark fiber at a cost of approximately $27.5 million. Under this agreement, the Company paid $11.0 million in April 2000, $9.6 million in October 2000, $5.5 million in April 2001 and $1.4 million in October 2001. In June 2000, the Company exercised its right to lease an additional 12,500 route miles (the "Second IRU") for approximately $22.5 million. Under the Second IRU agreement the Company paid $9.0 million in June 2000, $9.0 million in December 2000, and $4.5 million in June 2001. These IRUs are for initial 20-year periods, with, under certain conditions, two renewal terms of five years each. Under these agreements, Williams also provides co-location services and maintenance on both fibers for additional monthly fees.

        In June 2000, the Company amended its product purchase agreement with Cisco Systems, Inc ("Cisco"). In connection with the amendment, Cisco agreed to pay the Company a total of $22.5 million, with $16.9 million paid in 2000 and $5.6 million paid in 2001. These payments are recorded as a reduction of network equipment in the accompanying consolidated balance sheets. The deferred equipment discount is being amortized as a reduction to depreciation expense over a seven-year period as the related equipment is placed in service.

4.     Accrued Liabilities:

        Accrued liabilities as of December 31 consist of the following (in thousands):

	2001	2002
General operating expenditures	$1,911	$8,315
Litigation settlement accruals	—	5,168
Deferred revenue	190	1,250
Payroll and benefits	1,206	543
Taxes	102	1,937
Interest	53	1,329

Total	$3,462	$18,542

5.     Intangible Assets:

        Intangible assets as of December 31 consist of the following (in thousands):

	2001	2002
Peering arrangements	$11,036	$15,740
Customer contracts	704	5,575
Trade name	—	1,764
Non-compete agreement	—	294

Total	$11,740	$23,373
Less—accumulated amortization	(1,304)	(8,718)

Intangible assets, net	$10,436	$14,655

        Intangible assets are being amortized over periods ranging from 24 to 60 months. Amortization expense for the years ended December 31, 2001 and 2002 was approximately $1.3 million and $7.4 million, respectively. Future amortization expense related to intangible assets is expected to be $8.6 million, $5.4 million, $598,000, $59,000, and $15,000 for the years ending December 30, 2003, 2004, 2005, 2006 and 2007, respectively.

6.     Other assets:

        Other assets as of December 31 consist of the following (in thousands):

	2001	2002
Prepaid expenses	$2,159	$500
Deposits	1,655	5,335
Deferred financing costs	15,647	13,281

Total	$19,461	$19,116

7.     Long-term debt:

        In March 2000, Cogent entered into a $280 million credit facility with Cisco Capital. In March 2001, the credit facility was increased to $310 million. In October 2001, Cogent entered into a new agreement for $409 million (the "Facility"). This credit facility replaced the existing $310 million credit facility. The Facility provides for the financing of purchases of up to $270 million of Cisco network equipment, software and related services, the funding up to $64 million of working capital, and funding up to $75 million for Facility interest and fees. On January 31, 2002, the Facility was amended to modify certain covenants in connection with the Company's merger with Allied Riser. On April 17, 2002, the Facility was again amended to modify certain covenants in connection with the Company's acquisition of certain assets of PSINet. On November 6, 2002, the Facility was again amended to modify certain provisions and covenants that are reflected in the description below.

        Borrowings under the Facility are subject to Cogent's satisfaction of certain operational and financial covenants. Because Cogent did not generate net revenues of at least $15.5 million for the quarter ended December 31, 2002, it was in violation of the Facility's minimum net revenue covenant since December 31, 2002. Accordingly, the payment of outstanding borrowings under the Facility of approximately $250.3 million at December 31, 2002, can be accelerated by Cisco Capital and made immediately due and payable. As a result, this obligation is recorded as a current liability on the accompanying consolidated balance sheet. Because of the default, Cisco Capital is no longer required to fund future borrowings. The Company is in negotiations with Cisco Capital. Current discussions include a possible purchase by the Company of the obligation or a renegotiation of the covenants and repayment terms. There can be no assurance that the negotiations with Cisco Capital will result in a settlement on terms acceptable to the Company and its current and potential future investors.

        The following describes the terms of the Facility without respect to the default.

        Borrowings may be prepaid at any time without penalty and are subject to mandatory prepayment based upon excess cash flow or upon the receipt of a specified amount from the sale of the Company's securities, each as defined. Principal payments begin in March 2005. Borrowings accrue interest at the three-month LIBOR rate, established at the beginning of each calendar quarter, plus a stated margin. The margin is dependent upon the Company's leverage ratio, as defined, and may be reduced. Interest payments are deferred and begin in March 2006. The Facility includes a 1.0 percent per annum unused fee. The weighted-average interest rates on all borrowings for the years ended December 31, 2000, 2001 and 2002, were approximately 11.2 percent, 8.5 percent and 6.8 percent, respectively. The Company recorded interest expense for the years ended December 31, 2000, 2001 and 2002, of approximately $2.4 million, $10.9 million and $16.0 million respectively. Borrowings are secured by a pledge of all of Cogent's assets and common stock. The Facility includes restrictions on Cogent's ability to transfer assets to the Company, except for certain operating liabilities. The Company has guaranteed Cogent's obligations under the Facility.

        As of December 31, 2002, the availability under the Facility included $79.3 million for additional equipment loans, $50.5 million to fund additional interest and fees related to the Facility and an additional $25.0 million of working capital to become available in $5.0 million monthly increments from May 2003 until September 2003. The aggregate balance of working capital loans is limited to 35 percent of outstanding equipment loans. Borrowings under the Facility for the purchase of products and working capital are available until December 31, 2004. Borrowings under the Facility for the funding of interest and fees are available until December 31, 2005. The Facility matures on December 31, 2008. Cogent borrowed an additional $7.8 million of equipment loans in 2003.

        At December 31, 2002, there were $190.1 million of equipment loans, $39.0 million of working capital loans and $21.2 million of interest and fee loans outstanding.

        Scheduled maturities of borrowings under the Facility are as follows (in thousands):

For the year ending December 31
2003	$—
2004	—
2005	15,232
2006	83,435
2007	83,435
Thereafter	68,203

$250,305

Allied Riser Convertible Subordinated Notes

        On June 28, 2000, Allied Riser completed the issuance and sale in a private placement of an aggregate of $150.0 million in principal amount of its 7.50% convertible subordinated notes due June 15, 2007 (the "Notes"). At the closing of the merger between Allied Riser and the Company, approximately $117.0 million of the Notes were outstanding. The Notes were convertible at the option of the holders into shares of Allied Riser's common stock at an initial conversion price of approximately 65.06 shares of Allied Riser common stock per $1,000 principal amount. The conversion ratio is adjusted upon the occurrence of certain events. The conversion rate was adjusted to approximately 2.09 shares of the Company's common stock per $1,000 principal amount in connection with the merger. Interest is payable semiannually on June 15 and December 15, and is payable, at the election of the Company, in either cash or registered shares of the Company's common stock. The Notes are redeemable at the Company's option at any time on or after the third business day after June 15, 2004, at specified redemption prices plus accrued interest.

        In January 2003, the Company, Allied Riser and the holders of approximately $107 million in face value of the Allied Riser notes entered into an exchange agreement and a settlement agreement. Pursuant to the exchange agreement, the Allied Riser noteholders surrendered to Allied Riser their notes, including accrued and unpaid interest thereon, in exchange for an aggregate cash payment by Allied Riser in the amount of approximately $5.0 million and 3,426,293 shares of the Company's Series D Preferred Stock and 3,426,293 shares of Series E Preferred Stock. Under the agreement the Series D and Series E shares have been valued at the Series C per share valuation of approximately $1.25 per share. Pursuant to the settlement agreement, the Allied Riser noteholders dismissed their litigation with prejudice and delivered to the Company, Allied Riser and certain former directors of Allied Riser a general release in exchange for an aggregate cash payment by the Company of approximately $4.9 million and a general release from the Company, Allied Riser and certain former Allied Riser directors.

        As of December 31, 2002, the Company has accrued the amount payable under the settlement agreement, net of the recovery under its insurance policy. This resulted in a net expense of $3.5 million recorded in 2002. The transaction under the exchange agreement will result in a 2003 financial statement gain of approximately $25 million.

        Maturities of the Notes are as follows, after consideration of the exchange (in thousands):

For the twelve months ending December 31,
2003	$4,998
2004	—
2005	—
2006	—
2007	10,191

$15,189

8.     Income taxes:

        The net deferred tax asset is comprised of the following (in thousands):

	December 31
	2001	2002
Net operating loss carry-forwards	$28,827	$179,151
Depreciation	(1,102)	(6,097)
Start-up expenditures	1,062	3,912
Accrued liabilities	973	4,833
Deferred compensation	1,325	2,677
Other	—	40
Valuation allowance	(31,085)	(184,516)

Net deferred tax asset	$—	$—

        Due to the uncertainty surrounding the realization of its net deferred tax asset, the Company has recorded a valuation allowance for the full amount of its net deferred tax asset. Should the Company achieve profitability, its deferred tax assets may be available to offset future income tax liabilities. The federal and state net operating loss carry-forwards of approximately $442 million expire in 2019 to 2022. For federal and state tax purposes, the Company's net operating loss carry-forwards could be subject to certain limitations on annual utilization if certain changes in ownership were to occur as defined by federal and state tax laws. The federal and state net operating loss carry-forwards of Allied Riser Communications Corporation as of February 4, 2002 of approximately $257 million are subject to certain limitations on annual utilization due to the change in ownership as a result of the merger as defined by federal and state tax laws.

        The following is a reconciliation of the Federal statutory income tax rate to the effective rate reported in the financial statements.

	2000	2001	2002
Federal income tax (benefit) at statutory rates	(34.0)%	(34.0)%	(34.0)%
State income tax (benefit) at statutory rates, net of Federal benefit	(6.6)	(6.6)	(6.6)
Increase in valuation allowance	40.6	40.6	40.6

Effective income tax rate	—%	—%	—%

9.     Commitments and contingencies:

Capital leases—Fiber lease agreements

        The Company has entered into lease agreements with several providers for intra-city and inter-city dark fiber primarily under 15-25 year IRUs. These IRUs connect the Company's national backbone fiber with the multi-tenant office buildings and the customers served by the Company. Once the Company has accepted the related fiber route, leases of intra-city and inter-city fiber-optic rings that meet the criteria for treatment as capital leases are recorded as a capital lease obligation and IRU asset. The future minimum commitments under these agreements are as follows (in thousands):

For the year ending December 31,
2003	$8,418
2004	7,868
2005	5,588
2006	5,516
2007	5,516
Thereafter	76,429

Total minimum lease obligations	109,335
Less—amounts representing interest	(50,550)

Present value of minimum lease obligations	58,785
Current maturities	(3,505)

Capital lease obligations, net of current maturities	$55,280

Fiber Leases and Construction Commitments

        Certain of the Company's agreements for the construction of building laterals and for the leasing of metro fiber rings and lateral fiber include minimum specified commitments. The Company has also submitted product orders but not yet accepted the related fiber route or lateral construction. The future commitment under these arrangements was approximately $31.1 million at December 31, 2002.

Industry Conditions—Fiber Providers

        One of the Company's suppliers of metropolitan fiber optic facilities, MFN, filed for bankruptcy in May 2002 under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court. This has impacted the Company's operations by decreasing its ability to add new metropolitan fiber rings from MFN and the Company's ability to add new buildings to existing MFN rings. However, as the Company has several other providers of metropolitan fiber optic facilities the impact has not been material to the Company's operations.

        On April 22, 2002, Williams filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York. Williams Communications LLC, a wholly owned subsidiary of Williams Communications Group, has provided the Company with its national backbone fiber rings. Williams Communications LLC did not file a bankruptcy petition. On October 16, 2002, Williams announced that it has emerged from bankruptcy as WilTel Communications Group, Inc.

        MFN's and Williams' financial difficulties are characteristic of the telecommunications industry today. The Company's solution for metropolitan networks is to have a large number of providers and to develop the ability to construct its own fiber optic connections to the buildings the Company serves.

Equipment purchase commitment

        In March 2000, the Company entered into a five-year agreement to purchase from Cisco, minimum annual amounts of equipment, professional services, and software. In June 2000, the agreement was amended to increase the Company's previous commitment to purchase $150.1 million over four years to $212.2 million over five years. In October 2001, the commitment was increased to purchase a minimum of $270 million through December 2004. As of December 31, 2002, the Company has purchased and ordered approximately $190.1 million towards this commitment and has met the minimum annual purchase commitment obligations.

Litigation

Vendor litigation settlement

        In December 2002 the Company reached an agreement with one of its vendors to settle the dispute brought by that vendor against Allied Riser. Under this settlement, Allied Riser agreed to make cash payments to the vendor of approximately $1.6 million during 2003. In exchange, the vendor dismissed the litigation and accepted the cash payment as payment in full of amounts due to the vendor under the contracts that were the subject of the litigation. In 2003, the Company has paid $1.2 million of the $1.6 million settlement as per the payment schedule. The remaining $0.4 million will be paid in equal monthly installments from April to July 2003. The settlement amount was less than the amounts recorded by Allied Riser resulting in a gain of approximately $5.7 million recorded in December 2002.

Vendor Claims and Disputes

        One of the Company's subsidiaries, Allied Riser Operations Corporation, is involved in a dispute with its former landlord in Dallas, Texas. Allied Riser terminated the lease in March 2002 and the dispute is over whether it had the right to do so. The landlord has alleged that a default under the lease has occurred. Allied Riser Operations Corporation has informed the landlord that the lease was terminated as provided by its terms. On July 15, 2002, the landlord filed suit alleging that Allied Riser did not have the right to terminate the lease and claiming damages. The Company has not recognized a liability for this dispute and intends to vigorously defend its position.

        The Company generally accrues for the amounts invoiced by its providers of telecommunications services. Liabilities for telecommunications costs are generally reduced when the vendor acknowledges the reduction in its invoice and the credit is granted. In 2002, one vendor invoiced the Company for approximately $1.7 million in excess of what the Company believes is contractually due to the vendor. The Company has not recognized a liability for these disputed amounts and intends to vigorously defend its position related to these charges.

Note Holders Claims and Settlement Agreement

        On December 12, 2001, Allied Riser announced that certain holders of its 7.50% convertible subordinated notes due 2007 filed notices as a group with the Securities and Exchange Commission on Schedule 13D including copies of documents indicating that such group had filed suit in Delaware Chancery Court on December 6, 2001 against Allied Riser and its board of directors (the "Noteholder Litigation"). The suit alleged, among other things, breaches of fiduciary duties and default by Allied Riser under the indenture related to the notes, and requested injunctive relief to prohibit Allied Riser's merger with the Company. The plaintiffs amended their complaint on January 11, 2002 and subsequently served it on Allied Riser. On January 28, 2002, the Court held a hearing on a motion by the plaintiffs to preliminarily enjoin the merger. On January 31, 2002, the Court issued a Memorandum Opinion denying that motion. On July 23, 2002, the plaintiffs filed a motion for partial summary judgment in which they alleged that the merger was a "change of control" as defined by the indenture governing the Allied Riser notes. On November 7, 2002, the Court issued a ruling denying that motion. Instead, the Court determined that there had not been a "change of control," as defined in the indenture.

        On March 27, 2002, certain holders of the Allied Riser notes filed an involuntary bankruptcy petition under Chapter 7 of the United Stated Bankruptcy Code against Allied Riser in United States Bankruptcy Court for the Northern District of Texas, Dallas Division. Three of the four petitioners are plaintiffs in the Delaware Chancery Court case described above. Petitioners contend that the acquisition of Allied Riser was a change of control that entitled them to declare the notes were accelerated and are now due and payable. The petition did not name the Company as a party. However pursuant to the terms of the supplemental indenture related to the notes, the Company is a co-obligor of the notes. On June 11, 2002, the Bankruptcy Court Judge ruled in Allied Riser's favor stating that the involuntary bankruptcy petition would be dismissed. On August 8, 2002, the judge issued a written order dismissing the petition.

        Allied Riser has timely made all interest and principal payments on the notes to date.

        In order to end the distraction to management and diversion of resources caused by the actions of certain of the holders of the Allied Riser notes, including specifically the Noteholder Litigation, the Company determined in November of 2002 to attempt to reach a settlement with the noteholders who are party to the Noteholder Litigation. The Company entered into discussions with these noteholders which resulted in the Company, Allied Riser and the noteholders entering into a non-binding letter agreement relating to the settlement of the Noteholder Litigation and the mutual release of the claims by the noteholders, the Company, Allied Riser and certain former directors of Allied Riser. Pursuant to the terms of the letter agreement, the Company and Allied Riser, in consideration of the settlement of the Noteholder Litigation, agreed to exchange shares of additional preferred stock and cash with the noteholders in return for their Allied Riser notes (See Note 7).

Other Litigation

        The Company is subject to claims and lawsuits arising in the ordinary course of business. Management believes that the outcome of any such proceedings to which we are a party will not have a material adverse effect on the Company.

Operating leases and license agreements

        The Company leases office space, network equipment sites, and facilities under operating leases. The Company also enters into building access agreements with the landlords of its targeted multi- tenant office buildings. The Company acquired building access agreements and operating leases for facilities in connection with the Allied Riser merger. Future minimum annual commitments under these arrangements are as follows (in thousands):

2003	$14,502
2004	15,054
2005	13,537
2006	11,803
2007	9,934
Thereafter	44,268

$109,098

        Rent expense was $0.7 million in 2000, $3.3 million in 2001 and $3.6 million in 2002.

Maintenance, connectivity, and transit agreements

        In order to provide service, the Company has commitments with service providers to connect to the Internet. The Company pays Williams a monthly fee per route mile over a minimum of 20 years for the maintenance of its two national backbone fibers. In certain cases, the Company connects its customers and the buildings it serves to its national fiber-optic backbone using intra-city and inter-city fiber under operating lease commitments from various providers under contracts that range from month-to-month charges to 36-month terms.

        Future minimum obligations as of December 31, 2002, related to these arrangements are as follows (in thousands):

Year ending December 31
2003	$7,804
2004	3,933
2005	3,577
2006	3,649
2007	3,721
Thereafter	53,309

$75,993

10.   Stockholders' equity:

        At December 31, 2002, the Company has authorized 21,100,000 shares of $0.001 par value common stock, 26,000,000 shares of Series A Convertible Preferred Stock ("Series A"), and 20,000,000 shares of Series B Convertible Preferred Stock ("Series B") and 52,137,463 shares of Series C Participating Convertible Preferred Stock ("Series C").

        In February 2000, the Company authorized and issued 26,000,000 shares of Series A preferred stock for net proceeds of $25.9 million. The Series A contains voting rights at one vote per share equal to the number of shares of common stock into which the Series A shares can be converted. The Series A is senior to the common stock and includes a stated liquidation preference of the original purchase price of $1.00 per share plus interest at the three-month LIBOR rate plus a stated percentage. Each share of Series A is convertible, at any time, at the option of the holder into shares of common stock at the rate of one share of common stock for each ten shares of Series A, subject to adjustment, and automatically converts under certain conditions, as noted below.

        In July 2000, the Company issued 19,809,783 shares of Series B preferred stock for net proceeds of approximately $90.0 million. The Series B contains voting rights at one vote per share equal to the number of shares of common stock into which the Series B shares can be converted. The Series B is senior to the common stock and includes a stated liquidation preference of the original purchase price of $4.55 per share plus interest at the three-month LIBOR rate plus a stated percentage. Each share of Series B is convertible, at any time, at the option of the holder into shares of common stock at the rate of 1.2979 shares of common stock for each ten shares of Series B, subject to adjustment, and automatically converts under certain conditions, as noted below. In August 2002, a holder of 439,560 shares of Series B preferred stock originally purchased for approximately $2.0 million, elected to convert their 439,560 Series B shares into 57,050 shares of common stock.

        The participation terms of the Series A and Series B provide that under a liquidation and after the liquidation preferences of the Series A and Series B noted above have been satisfied, all remaining assets of the Company are distributed ratably to all holders of preferred stock, as if converted to common stock, and to all holders of common stock. These distributions are made until the aggregate distribution to the Series A is $3.00 per share and the Series B is $9.10 per share, at which time all Series A and Series B preferred shares are considered redeemed and are canceled.

        In October 2001, the Company issued 49,773,402 shares of Series C preferred stock for net proceeds of approximately $61.3 million. The Series C contains voting rights at one vote per share equal to the number of shares into which the Series C can be converted. Upon liquidation, as defined, holders of Series C preferred stock are entitled to receive certain preferences to holders of common stock. In the event of a liquidation, before holders of common stock receive any distribution, holders of Series C preferred stock will receive a stated liquidation preference of an amount equal to the greater of (i) $2.0091 or (ii) $1.2467 per share plus interest at the three-month LIBOR rate plus a stated percentage.

        The participation terms of the Series C provide that under a liquidation and after the liquidation preferences of the Series A, Series B and Series C noted above have been satisfied, all remaining assets of the Company are distributed ratably to all holders of preferred stock, as if converted to common stock, and to all holders of common stock. These distributions are made until the aggregate distribution to the Series A and Series B is as noted above and the aggregate distribution to the Series C is $3.7401 per share, at which time all preferred shares are considered redeemed and are canceled.

        Holders of Series C preferred stock shall be entitled to receive, as declared, cash dividends at a rate of 8% of the original Series C preferred stock purchase price per annum. Any partial payment will be made ratably among the holders of Series C preferred stock. Except for acquisitions of common stock pursuant to agreements which permit the Company to repurchase such shares at cost upon termination of services to the Company or acquisitions of common stock in exercise of the Company's right of first refusal to repurchase such shares, the Company may not declare any dividends or make any other distribution on any other stock, called junior stock (Series A, Series B and common stock), until all dividends on the Series C preferred stock have been paid. If dividends are paid on any junior stock, the Company shall pay an additional dividend on all outstanding shares of Series C preferred stock in an amount per share equal (on an as-if-converted to common stock basis) to the amount paid or set aside for each share of junior stock. Series C preferred stock may be converted to common stock at any time. Each share of Series C is convertible into shares of common stock at the rate of one share of common stock for each ten shares of Series C, subject to adjustment.

        In February 2003, the Company amended its articles of incorporation and authorized the increase in its preferred stock ("Additional Preferred Stock"). The Additional Preferred Stock includes, 3,426,293 shares of Series D Convertible Preferred Stock ("Series D"), 3,426,293 shares of Series E Convertible Preferred Stock ("Series E"), and 1,250,000 of authorized but unissued and undesignated preferred stock. The Additional Preferred stock was approved in connection with the settlement of certain litigation with the holders of subordinated convertible notes of Allied Riser. (See Note 7). The Series D Preferred Stock is pari-passu in all economic respects, including liquidation preference, rights to dividends, conversion, adjustments and dilution protection, to the Series C Preferred Stock. Series E Preferred Stock is pari-passu in all economic respects to the Series C Preferred Stock except with respect to liquidation preference in which case the Series E Preferred Stock is pari-passu with the Series A Preferred Stock and the Series B Preferred Stock.

        All shares of preferred stock will automatically be converted into common stock upon the election of 66.66% of the shareholders holding outstanding shares of preferred stock or immediately upon the closing of a firmly underwritten public offering in which the aggregate pre-money valuation is at least $500,000,000 and in which the gross cash proceeds are at least $50,000,000.

        In the event of a stock split or reverse stock split, the applicable conversion prices will be proportionately decreased or increased. If the Company declares a common stock dividend or distribution, the conversion prices shall be adjusted by multiplying them by the quotient equal to the total number of shares of common stock issued and outstanding immediately prior to the issuance divided by the total number of shares of common stock issued and outstanding immediately prior to the issuance plus the number of shares of common stock issuable in payment of the dividend or distribution. If the Company declares a dividend payable in securities of the corporation other than common stock, the common stock is changed to a different type of stock, or if there is a capital reorganization, holders of preferred stock shall be entitled, upon conversion of their preferred stock, to receive an amount of securities or property equivalent to what they would have received if they had converted their preferred stock to common stock on the date of the dividend, reclassification, re-capitalization, or capital reorganization.

        If the Company issues or sells additional shares of common stock for a price which is less than the applicable conversion prices of the various series of preferred stock, then the conversion prices shall be reduced to prices calculated as prescribed by the Company's certificate of incorporation.

Beneficial Conversion

        The October 2001 issuance of Series C preferred stock resulted in an adjustment of the conversion rate of the Series B preferred stock from 1.0 shares of common stock per ten shares of Series B preferred to 1.2979 shares of common stock per ten shares of Series B preferred. This equates to an additional 590,198 shares of common stock. This transaction resulted in a non-cash beneficial conversion charge of approximately $24.2 million that was recorded in the Company's fourth quarter 2001 financial statements as a reduction to retained earnings and earnings available to common shareholders and an increase to additional paid-in capital.

Stock Split

        All common share amounts, including the number of authorized, issued and outstanding shares, the conversion ratio of the Company's preferred stock, the exercise price and number of shares subject to stock options and warrants, and loss per share have been adjusted to reflect the 10 for 1 reverse stock split effected January 31, 2002.

Warrants

        In June 2001, the Company borrowed $29.0 million of working capital loans under the March 2001 credit agreement. Warrants to purchase the Company's common stock were issued in connection with these working capital loans. The warrant exercise price was based upon the most recent significant equity transaction, as defined. This borrowing resulted in granting Cisco Capital warrants for 86,625 shares of the Company's common stock. In connection with the October 2001 credit facility, the Company issued Cisco Capital warrants for an additional 623,591 shares of its common stock. All warrants are exercisable for eight years from the grant date at exercise prices ranging from $12.47 to $30.44 per share, with the weighted-average exercise price of $18.10. These warrants have been valued at approximately $8.3 million using the Black-Scholes method of valuation and are recorded as deferred financing costs and stock purchase warrants in the accompanying consolidated balance sheets using the following assumptions—average risk free rates of 4.5 to 5.8 percent, estimated fair values of the Company's common stock of $11.25 to $40.95, expected lives of 8 years and expected volatility of 90%. The deferred financing costs are being amortized to interest expense over the term of the Facility.

        In connection with the February 2002 merger with Allied Riser, the Company assumed warrants issued by Allied Riser that convert into approximately 144,725 shares of the Company's common stock. All warrants are exercisable at exercise prices ranging from $0 to $475 per share These warrants have been valued at approximately $0.8 million using the Black-Scholes method of valuation and are recorded as stock purchase warrants in the accompanying December 31, 2002 consolidated balance sheet using the following assumptions—average risk free rates of 4.7 percent, estimated fair values of the Company's common stock of $5.32, expected lives of 8 years and expected volatility of 207.3%.

11.   Stock option plan:

        In 1999, the Company adopted its Equity Incentive Plan (the "Plan") for granting of options to employees, directors, and consultants under which 1,490,000 shares are reserved for issuance. Options granted under the Plan may be designated as incentive or nonqualified at the discretion of the Plan administrator. Stock options granted under the Plan generally vest over a four-year period and have a term of ten years. Stock options exercised, granted, and canceled during the period from inception (August 9, 1999) to December 31, 2002, were as follows:

	Number of options	Weighted-average exercise price
Outstanding at December 31, 1999	46,950	$0.10
Granted	634,503	$10.03
Exercised	(40,698)	$2.22
Cancellations	(32,619)	$7.78

Outstanding at December 31, 2000	608,136	$9.90
Granted	822,072	$4.04
Exercised	(9,116)	$2.25
Cancellations	(263,173)	$12.10

Outstanding at December 31, 2001	1,157,919	$5.30

Granted	153,885	$1.93
Exercised	(7,296)	$0.13
Cancellations	(271,222)	$6.94

Outstanding at December 31, 2002	1,033,286	$4.41

        Options exercisable as of December 31, 2000, were 36,946 with a weighted-average exercise price of $7.50. The weighted-average remaining contractual life of the outstanding options at December 31, 2000, was approximately 9.5 years. Options exercisable as of December 31, 2001, were 223,523 with a weighted-average exercise price of $7.24. Options exercisable as of December 31, 2002, were 506,833 with a weighted-average exercise price of $4.78. The weighted-average remaining contractual life of the outstanding options at December 31, 2002, was approximately 8.67 years.

OUTSTANDING AND EXERCISABLE BY PRICE RANGE
As of December 31, 2002

Range of Exercise Prices	Number Outstanding 12/31/2002	Weighted Average Remaining Contractual Life (years)	Weighted-Average Exercise Price	Number Exercisable As of 12/31/2002	Weighted-Average Exercise Price
$0.10 - $1.67	52,720	9.57	$1.00	1,400	$0.10
$2.00	638,146	8.92	$2.00	346,935	$2.00
$2.35 - $3.68	113,412	8.60	$2.51	28,539	$2.50
$10.00	98,700	7.53	$10.00	58,099	$10.00
$15.00	130,308	7.97	$15.00	71,860	$15.00

$0.10 - $15.00	1,033,286	8.67	$4.41	506,833	$4.78

Deferred Compensation Charge

        The Company recorded a deferred compensation charge of approximately $14.3 million in the fourth quarter of 2001 related to options granted at exercise prices below the estimated fair market value of the Company's common stock on the date of grant. The deferred compensation charge is being amortized over the vesting period of the related options which is generally four years. Compensation expense was approximately $3.3 million for the years ended December 31, 2001 and 2002. The total compensation charge is reduced when employees terminate prior to vesting.

12.   Related party:

        The Company's headquarters is located in an office building owned by an entity controlled by the Company's Chief Executive Officer. The Company paid $333,000 in 2000, $453,000 in 2001 and $410,000 in 2002 in rent to this entity.

        In January 2000, the Company collected a $25,000 note receivable from its stockholder related to the stockholder's 1999 purchase of common shares.

13.   Quarterly financial information (unaudited):

	Three months ended
	March 31, 2001	June 30, 2001	September 30, 2001	December 31, 2001
	(in thousands, except share and per share amounts)
Net service revenue	$—	$90	$657	$2,271
Operating loss	(12,975)	(14,527)	(14,935)	(18,657)
Net loss	(12,794)	(15,188)	(17,448)	(21,483)
Net loss applicable to common stock	(12,794)	(15,188)	(17,448)	(45,651)
Net loss per common share	(9.12)	(10.81)	(12.39)	(32.20)
Weighted-average number of shares outstanding	1,402,798	1,404,587	1,408,614	1,417,522
	Three months ended
	March 31, 2002	June 30, 2002	September 30, 2002	December 31, 2002
	(in thousands, except share and per share amounts)
Net service revenue	$3,542	$18,578	$15,960	$13,833
Operating loss	(16,684)	(15,523)	(16,875)	(13,191)
Net loss	(17,959)	(24,562)	(25,409)	(23,913)
Net loss applicable to common stock	(17,959)	(24,562)	(25,409)	(23,913)
Net loss per common share	(6.81)	(7.18)	(7.34)	(6.86)
Weighted-average number of shares outstanding	2,637,951	3,419,582	3,463,995	3,483,838

        The net loss applicable to common stock for the fourth quarter of 2001 includes a non-cash beneficial conversion charge of $24.2 million. The net loss applicable to common stock for the first and fourth quarters of 2002 includes extraordinary gains of approximately $4.5 million and $3.9 million, respectively, related to the merger with Allied Riser.

14.   Subsequent events:

Settlement and Exchange Agreements—Allied Riser Note Holders

        In January 2003, the Company entered into settlement and exchange agreements with the holders of approximately $107 million of par value of Allied Riser's convertible subordinated notes as discussed in Note 7.

Asset Purchase Agreement—Fiber Network Solutions Inc.

        In January 2003, the Company entered into an asset purchase agreement ("APA") with Fiber Network Solutions, Inc. ("FNSI"). Under the APA the Company purchased certain assets of FNSI in exchange for the issuance of options for 120,000 shares of the Company's common stock and the Company's agreement to assume certain liabilities. The acquired assets include FNSI's customer contracts and accounts receivable. Assumed liabilities include certain capital lease and note obligations and accounts payable.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2002 AND MARCH 31, 2003
(IN THOUSANDS, EXCEPT SHARE DATA)

	December 31, 2002	March 31, 2003
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$39,314	$12,739
Short term investments ($851 and $1,281 restricted, respectively)	3,515	4,398
Accounts receivable, net of allowance for doubtful accounts of $2,023 and $2,086, respectively	5,516	5,546
Prepaid expenses and other current assets	2,781	5,667

Total current assets	51,126	28,350
Property and equipment:
Property and equipment	365,831	381,507
Accumulated depreciation and amortization	(43,051)	(52,820)

Total property and equipment, net	322,780	328,687
Intangible assets:
Intangible assets	23,373	26,080
Accumulated amortization	(8,718)	(10,956)

Total intangible assets, net	14,655	15,124
Other assets ($4,431 and $4,229 restricted, respectively)	19,116	18,531

Total assets	$407,677	$390,692

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$7,830	$7,500
Accrued liabilities	18,542	11,458
Cisco credit facility, in default (Note 1)	250,305	262,709
Current maturities, capital lease obligations	3,505	3,683

Total current liabilities	280,182	285,350
Convertible subordinated notes, net of discount of $78,140 and $6,649 (Note 7)	38,840	3,542
Capital lease obligations, net of current	55,280	56,262
Other long-term liabilities	749	1,363

Total liabilities	375,051	346,517

Commitments and contingencies:
Stockholders' equity:
Convertible preferred stock, Series A, $0.001 par value; 26,000,000 shares authorized, issued, and outstanding; liquidation preference of $30,484	25,892	25,892
Convertible preferred stock, Series B, $0.001 par value; 20,000,000 shares authorized; 19,370,223 and 19,362,531 shares issued and outstanding in 2002 and 2003, respectively; liquidation preference of $100,396	88,009	87,974
Convertible preferred stock, Series C, $0.001 par value; 52,173,463 shares authorized; 49,773,402 shares issued and outstanding; liquidation preference of $100,000	61,345	61,345
Convertible preferred stock, Series D, $0.001 par value; 3,426,293 shares authorized, issued and outstanding in 2003; liquidation preference of $6,884	—	4,272
Convertible preferred stock, Series E, $0.001 par value; 3,426,293 shares authorized, issued and outstanding in 2003; liquidation preference of $4,282	—	4,272
Common stock, $0.001 par value; 21,100,000 shares authorized; 3,483,838 shares issued and outstanding	4	4
Additional paid-in capital	49,199	48,974
Deferred compensation	(6,024)	(4,893)
Stock purchase warrants	9,012	9,012
Accumulated other comprehensive (loss) income	(44)	176
Accumulated deficit	(194,767)	(192,853)

Total stockholders' equity	32,626	44,175

Total liabilities and stockholders' equity	$407,677	$390,692

The accompanying notes are an integral part of these condensed consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND MARCH 31, 2003
(IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

	Three Months Ended March 31, 2002	Three Months Ended March 31, 2003
	(Unaudited)	(Unaudited)
Net service revenue	$3,542	$14,233
Operating expenses:
Network operations (including $60 and $57 of amortization of deferred compensation, respectively)	6,908	10,739
Selling, general, and administrative (including $637 and $761 of amortization of deferred compensation, respectively)	6,641	7,163
Depreciation and amortization	6,677	11,211

Total operating expenses	20,226	29,113

Operating loss	(16,684)	(14,880)
Gain — Allied Riser note exchange (Note 7)	—	24,802
Interest income and other	1,257	398
Interest expense	(7,060)	(8,406)

(Loss) income before extraordinary item	$(22,487)	$1,914
Extraordinary gain — Allied Riser merger	4,528	—

Net (loss) income applicable to common stock	$(17,959)	$1,914

Net (loss) income per common share:
(Loss) income before extraordinary item	$(8.52)	$0.55
Extraordinary gain	1.72	—

Basic net (loss) income per common share	$(6.81)	$0.55

Diluted net (loss) income per common share	$(6.81)	$0.14

Weighted-average common shares — basic	2,637,951	3,483,838

Weighted-average common shares — diluted	2,637,951	13,845,149

The accompanying notes are an integral part of these condensed consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND MARCH 31, 2003
(IN THOUSANDS)

	Three Months Ended March 31, 2002	Three Months Ended March 31, 2003
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net (loss) income	$(17,959)	$1,914
Adjustments to reconcile net (loss) income to net cash used in operating activities —
Extraordinary gain — Allied Riser merger	(4,528)	—
Gain — Allied Riser note exchange	—	(24,802)
Depreciation and amortization, including debt costs	7,495	11,794
Amortization of debt discount — convertible notes	1,240	1,262
Amortization of deferred compensation	697	818
Changes in assets and liabilities:
Accounts receivable	(456)	232
Prepaid expenses and other current assets	678	(2,665)
Other assets	(788)	31
Accounts payable, accrued and other liabilities	3,924	(3,555)

Net cash used in operating activities	(9,697)	(14,971)

Cash flows from investing activities:
Purchases of property and equipment	(13,572)	(13,082)
Purchases of short term investments	(2,213)	(883)
Deposit — PSINet acquisition	(3,000)	—
Acquired cash and cash equivalents — Allied Riser merger	70,431	—

Net cash provided by (used in) investing activities	51,646	(13,965)

Cash flows from financing activities:
Borrowings under Cisco credit facility	7,699	7,902
Exchange agreement payment — Allied Riser notes	—	(4,998)
Repayment of capital lease obligations	(554)	(763)

Net cash provided by financing activities	7,145	2,141

Effect of exchange rate changes on cash	(2)	220
Net increase (decrease) in cash and cash equivalents	49,092	(26,575)
Cash and cash equivalents, beginning of period	49,017	39,314

Cash and cash equivalents, end of period	$98,109	$12,739

Supplemental disclosures of cash flow information:
Cash paid for interest	$973	$1,350
Cash paid for income taxes	—	—
Non-cash financing activities —
Capital lease obligations incurred	8,898	7,316
Borrowing under credit facility for payment of loan costs and interest	2,908	4,502
Allied Riser Merger
Fair value of assets acquired	$74,535
Less: valuation of common stock, options & warrants issued	(10,967)
Less: extraordinary gain	(4,528)

Fair value of liabilities assumed	$59,040

The accompanying notes are an integral part of these condensed consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2002, and 2003

(unaudited)

1.     Description of business:

        Cogent Communications, Inc. ("Cogent") was formed on August 9, 1999, as a Delaware corporation and is located in Washington, DC. Cogent is a facilities-based Internet Services Provider ("ISP"), providing Internet access to businesses in over 30 major metropolitan areas in the United States and in Toronto, Canada. In 2001, Cogent formed Cogent Communications Group, Inc., (the "Company"), a Delaware corporation. Effective on March 14, 2001, Cogent's stockholders exchanged all of their outstanding common and preferred shares for an equal number of shares of the Company, and Cogent became a wholly owned subsidiary of the Company. The common and preferred shares of the Company include rights and privileges identical to the common and preferred shares of Cogent. This was a tax-free exchange that was accounted for by the Company at Cogent's historical cost. All of Cogent's options for shares of common stock were also converted to options of the Company.

        The Company's high-speed Internet access service is delivered to the Company's customers over a nationwide fiber-optic network. The Company's network is dedicated solely to Internet Protocol data traffic. The Company's network includes 30-year indefeasible rights of use ("IRUs") to a nationwide fiber-optic intercity network of approximately 12,500 route miles (25,000 fiber miles) of dark fiber from Williams Communications Group, Inc ("Williams"). These IRUs are configured in two rings that connect many of the major metropolitan markets in the United States. In order to extend the Company's national backbone into local markets, the Company has entered into leased fiber agreements for intra-city dark fiber from approximately 20 providers. These agreements are primarily under 15-25 year IRUs. Since the Company's April 2002 acquisition of certain assets of PSINet, Inc. ("PSINet"), the Company began operating a more traditional Internet service provider business, with lower speed connections provided by leased circuits obtained from telecommunications carriers (primarily local telephone companies). The Company utilizes leased circuits (primarily T-1 lines) to reach these customers.

Asset Purchase Agreement- Fiber Network Services, Inc.

        On February 28, 2003, the Company purchased certain assets of Fiber Network Solutions, Inc. ("FNSI") in exchange for the issuance of options for 120,000 shares of the Company's common stock and the Company's agreement to assume certain liabilities. The acquired assets include FNSI's customer contracts and accounts receivable. Assumed liabilities include certain of FNSI's accounts payable, facilities leases, customer contractual commitments, capital lease obligations and note obligations. The Company is continuing to provide the FNSI customers Internet access and co-location services. The Company believes that the FNSI acquisition enabled the Company to accelerate its business plan and increase the markets it serves.

Asset Purchase Agreement—PSINet, Inc.

        In January 2002, the Company entered into a due diligence agreement with PSINet. This agreement allowed the Company to undertake due diligence related to certain of PSINet's network operations in the United States. The Company paid a $3.0 million fee in January 2002 to PSINet as a deposit in connection with this arrangement. In February 2002, the Company and PSINet entered into an Asset Purchase Agreement ("APA"). Pursuant to the APA, approved on March 27, 2002 by the bankruptcy court overseeing the PSINet bankruptcy, the Company acquired certain of PSINet's assets and certain liabilities related to its operations in the United States for $9.5 million in cash. The acquisition closed on April 2, 2002. The $3.0 million payment under the due diligence agreement was applied toward this amount resulting in a $6.5 million cash payment at closing. The acquired assets include certain of PSINet's accounts receivable and intangible assets, including customer contracts, settlement-free peering rights and the PSINet trade name. Assumed liabilities include certain leased circuit commitments, facilities leases, customer contractual commitments and co-location arrangements.

        The PSINet acquisition enabled the Company to immediately incorporate a revenue stream from a set of products that the Company believes complement its core offering of its "on-net" Internet connectivity and reduced its costs of network operations from the acquisition of settlement-free peering rights. The Company is supporting and building on the PSINet brand name that, the Company believes, is one of the most recognizable ISPs in the country. Under the PSINet label, Cogent is offering PSINet services, including Internet connectivity.

Merger Agreement—Allied Riser Communications Corporation

        On February 4, 2002, the Company acquired Allied Riser Communications Corporation ("Allied Riser"). Allied Riser provided broadband data, voice and video communication services to small- and medium-sized businesses located in selected buildings in North America, including Canada. Upon the closing of the merger on February 4, 2002, Cogent issued approximately 2.0 million shares, or 13.4% of its common stock, on a fully diluted basis, to the existing Allied Riser stockholders and became a public company listed on the American Stock Exchange. The acquisition of Allied Riser provided the Company with in-building networks, pre-negotiated building access rights with building owners and real estate investment trusts across the United States and in Toronto, Canada and the operations of Shared Technologies of Canada ("STOC"). STOC provides voice and data services in Toronto, Canada. Prior to the merger, Allied Riser had ceased providing its services to its customers in the United States. The Company is utilizing the Allied Riser in-building network and building access rights to provide its high speed Internet access service. The acquisition enabled the Company to accelerate its business plan and increase its footprint in the markets it serves.

Basis of presentation

        The accompanying unaudited condensed consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the unaudited condensed consolidated financial statements reflect all normal recurring adjustments that the Company considers necessary for the fair presentation of the results of operations and cash flows for the interim periods covered, and of the financial position of the Company at the date of the interim consolidated balance sheet. Certain information and footnote disclosures normally included in the annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. The operating results for interim periods are not necessarily indicative of the operating results for the entire year. While the Company believes that the disclosures made are adequate to not make the information misleading, these interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes in the Company's Annual Report on Form 10-K.

        The accompanying unaudited consolidated financial statements include all wholly owned subsidiaries. All inter-company accounts and activity have been eliminated. STOC is owned by the Company's wholly owned subsidiary, ARC Canada. In March 2002, the shareholders representing the minority interest of STOC notified the Company that they had elected to exercise their rights to put their shares to the Company as provided under their shareholders agreements. The Company paid approximately $3.6 million in April 2002 to purchase these minority interests.

Going concern, covenant violation and management's plans

        The Company is party to a $409 million credit facility with Cisco Systems Capital Corporation ("Cisco Capital"). The credit facility with Cisco Capital requires compliance with certain financial and operational covenants. The Company violated the debt covenants related to minimum net revenues for the fourth quarter of 2002, minimum net revenues for the first quarter of 2003 and the minimum cash reserves covenant for March 31, 2003. Accordingly, since December 31, 2002, the Company has been in default and Cisco Capital can accelerate the loan payments and make the outstanding balance of approximately $262.7 million at March 31, 2003 immediately due and payable. As a result, the obligation is recorded as a current liability in the accompanying condensed consolidated balance sheets. The Company's fiscal 2003 business plan contemplated borrowing an additional $25 million of working capital under the credit facility that was to become available in $5.0 million monthly increments from May 2003 until September 2003. Because of the default, Cisco Capital is no longer required to, and has indicated that it will not, fund future borrowing requests. The Company's cash and short-term investments were approximately $17.1 million at March 31, 2003, an amount that is substantially less than the amount outstanding under the credit facility.

        The Company is currently in negotiations with Cisco Capital to restructure the credit facility. Discussions center around reducing the amount of the debt and altering repayment terms in exchange for a cash payment and preferred stock, but no agreement has yet been reached. Such a restructuring would require the Company to raise additional capital, which may not be available on terms acceptable to the Company. The Company is also in discussions with its current shareholders and other potential investors to raise additional capital. The outcome of these discussions is dependent upon the outcome of the Company's ability to reach a settlement with Cisco Capital. It is likely that any additional capital raised will only be available on terms that will substantially dilute the current equity of the Company. There can be no assurance that the negotiations with Cisco Capital will result in a restructuring on terms acceptable to the Company and its current and potential future investors or that the Company would be able to secure additional capital. Should these negotiations fail, the Company will be required to pursue alternative strategies likely to include reductions in operating costs, a reduction in the Company's expansion plans, and potentially, the filing for bankruptcy protection. Should these negotiations be successful and if the fair value of the consideration exchanged for restructuring the credit facility is less than the outstanding principal and accrued interest, the Company will recognize a gain for this difference.

        The Company has entered into account control agreements with Cisco Capital on its cash and investment accounts. These agreements provide Cisco Capital with a security interest in these funds and the right to assume exclusive control over all of the Company's cash and short-term investments. Cisco Capital has not acted on these agreements. However, should Cisco Capital enforce its rights under these arrangements, the Company's ability to fund operations will become immediately dependent upon Cisco Capital's willingness to release these funds.

        The Company's consolidated financial statements have been prepared assuming it will continue as a going concern. As described in these condensed consolidated financial statements, the Company has defaulted on its debt obligation to Cisco Capital and has incurred recurring operating losses and negative cash flows from operating activities, which raise substantial doubt about its ability to continue as a going concern. Although the Company is in current discussions with Cisco Capital in an effort to potentially restructure or repurchase this debt, there can be no assurance that these negotiations will be successful. The Company's ability to continue as a going concern is dependent upon a number of factors including, but not limited to, successful completion of negotiations with Cisco Capital and an infusion of a significant amount of capital, customer and employee retention, and its continued ability to provide high quality services. These condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

Business risk

        The Company operates in the rapidly evolving Internet services industry, which is subject to intense competition and rapid technological change, among other factors. The successful execution of the Company's business plan is dependent upon the availability of and access to intra-city dark fiber and multi-tenant office buildings, the availability and performance of the Company's network equipment, the availability of additional capital, the Company's ability to integrate acquired businesses and purchased assets into its operations and realize planned synergies, the extent to which acquired businesses and assets are able to meet the Company's expectations and projections, the Company's ability to successfully market its products and services, the Company's ability to retain and attract key employees, and the Company's ability to manage its growth, among other factors. Although management believes that the Company will successfully mitigate these risks, management cannot give assurances that it will be able to do so or that the Company will ever operate profitably.

International operations

        The Company began recognizing revenue from operations in Canada through its wholly owned subsidiary, ARC Canada effective with the closing of the Allied Riser merger on February 4, 2002. All revenue is reported in United States dollars. Revenue for ARC Canada for the period from February 4, 2002 to March 31, 2002 and the three months ended March 31, 2003 was approximately $0.8 million and $2.0 million, respectively. ARC Canada's total consolidated assets were approximately $7.5 million at December 31, 2002 and $8.7 million at March 31, 2003.

Financial instruments

        The Company is party to letters of credit totaling $5.6 million as of March 31, 2003. These letters of credit are secured by certificates of deposit and commercial paper investments totaling $5.5 million that are restricted and included in short-term investments and other assets. No claims have been made against these financial instruments. Management does not expect any losses from the resolution of these financial instruments and is of the opinion that the fair value is zero since performance is not likely to be required.

        At December 31, 2002 and March 31, 2003, the carrying amount of cash and cash equivalents, short-term investments, accounts receivable, accounts payable, and accrued expenses approximated fair value because of the short maturity of these instruments. The interest rate on the Company's credit facility resets on a quarterly basis; accordingly, as of March 31, 2003, the fair value of the Company's credit facility approximated its carrying amount. The Allied Riser convertible subordinated notes remaining after the note exchange discussed in Note 7, have a face value of $10.2 million. These notes were recorded at their fair value of approximately $2.9 million at the merger date. The discount is accreted to interest expense through the maturity date. The fair value of these notes at March 31, 2003, was approximately $0.5 million.

Credit risk

        The Company's assets that are exposed to credit risk consist of its cash equivalents, short-term investments and accounts receivable. The Company places its cash equivalents and short-term investments in instruments that meet high-quality credit standards as specified in the Company's investment policy guidelines. Accounts receivable are due from customers located in major metropolitan areas in the United States and in Ontario, Canada. Revenues from the Company's wholesale customers and customers obtained through business combinations are subject to a higher degree of credit risk than customers who purchase its retail service.

Revenue recognition

        Net revenues from telecommunication services are recognized when the services are performed, evidence of an arrangement exists, the fee is fixed and determinable and collectibility is probable. Service discounts and incentives related to telecommunication services are recorded as a reduction of revenue when granted or ratably over a contract period. Fees billed in connection with customer installations and other upfront charges are deferred and recognized ratably over the estimated customer life.

        The Company establishes a valuation allowance for collection of doubtful accounts and other sales credit adjustments. Valuation allowances for sales credits are established through a charge to revenue, while valuation allowances for doubtful accounts are established through a charge to selling, general and administrative expenses. The Company assesses the adequacy of these reserves monthly evaluating general factors, such as the length of time individual receivables are past due, historical collection experience, the economic and competitive environment, and changes in the credit worthiness of its customers. The Company believes that its established valuation allowances were adequate as of December 31, 2002 and March 31, 2003. If circumstances relating to specific customers change or economic conditions worsen such that the Company's past collection experience and assessment of the economic environment are no longer relevant, the Company's estimate of the recoverability of its trade receivables could be further reduced.

        In September 2002, the Company began invoicing certain customers for amounts contractually due for unfulfilled minimum contractual obligations. The Company recognizes a corresponding sales allowance equal to this revenue resulting in the recognition of zero net revenue. The Company recognizes net revenue as these billings are collected in cash. The Company vigorously seeks payment for these amounts.

Comprehensive (loss) income

        Statement of Financial Accounting Standard ("SFAS") No. 130, "Reporting of Comprehensive Income" requires "comprehensive income" and the components of "other comprehensive income" to be reported in the financial statements and/or notes thereto (amounts in thousands).

	Three months ended March 31, 2002	Three months ended March 31, 2003
Net (loss) income	$(17,959)	$1,914
Currency translation	(2)	220

Comprehensive (loss) income	$(17,961)	$2,134

Foreign Currency

        The functional currency of ARC Canada is the Canadian dollar. The financial statements of ARC Canada, its subsidiaries, STOC and Fiber Services of Canada, are translated into U.S. dollars using the period-end rates of exchange for assets and liabilities and average rates of exchange for revenues and expenses. Gains and losses on translation of the accounts of the Company's non-U.S. operations are accumulated and reported as a component of other comprehensive income in stockholders' equity.

Long-lived assets

        The Company's long-lived assets include property and equipment and identifiable intangible assets to be held and used. These long-lived assets are currently reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount should be addressed pursuant to Statement of Financial Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Pursuant to SFAS No. 144, impairment is determined by comparing the carrying value of these long-lived assets to management's probability weighted estimate of the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. The cash flow projections used to make this assessment are consistent with the cash flow projections that management uses internally to assist in making key decisions. In the event an impairment exists, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset, which is generally determined by using quoted market prices or valuation techniques such as the discounted present value of expected future cash flows, appraisals, or other pricing models. Management believes that no such impairment existed in accordance with SFAS No. 144 as of December 31, 2002 and March 31, 2003. In the event that there are changes in the planned use of the Company's long-term assets or the Company's expected future undiscounted cash flows are reduced significantly, the Company's assessment of its ability to recover the carrying value of these assets under SFAS No. 144 would change.

        Because the Company's best estimate of undiscounted cash flows generated from these assets exceeds their carrying value for each of the periods presented, no impairment pursuant to SFAS No. 144 exists. However, because of the significant difficulties confronting the telecommunications industry, the Company believes that currently the fair values of its long-lived assets including its network assets and IRU's are significantly below the amounts the Company originally paid for them.

Use of estimates

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock-based compensation

        The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense related to fixed employee stock options is recorded only if on the date of grant the fair value of the underlying stock exceeds the exercise price.

        The following table illustrates the effect on net income and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" as required by SFAS No. 148 "Accounting for Stock-Based Compensation-Transition and Disclosure" (in thousands except share and per share amounts):

	Three Months Ended March 31, 2002	Three Months Ended March 31, 2003
Net (loss) income, as reported	$(17,959)	$1,914
Add: stock-based employee compensation expense included in reported net loss, net of related tax effects	697	818
Deduct: stock-based employee compensation expense determined under fair value based method, net of related tax effects	(1,259)	(987)

Pro forma — net (loss) income	$(18,521)	$1,745

Net (loss) income per share as reported — basic	$(6.81)	$0.55

Pro forma net (loss) income per share — basic	$(7.02)	$0.50

Net (loss) income per share as reported — diluted	$(6.81)	$0.14

Pro forma net (loss) income per share — diluted	$(7.02)	$0.13

        The weighted-average per share grant date fair value of options granted was $15.27 and $13.86 for the three months ended March 31, 2002 and March 31, 2003, respectively. The fair value of these options was estimated at the date of grant with the following weighted-average assumptions for March 31, 2002—an average risk-free rate of 3.5 percent, a dividend yield of 0 percent, an expected life of 5.0 years and an expected volatility of 128 percent and for March 31, 2003—an average risk-free rate of 3.5 percent, a dividend yield of 0 percent, an expected life of 5.0 years and an expected volatility of 163 percent.

Basic and diluted net loss per common share

        Net income (loss) per share is presented in accordance with the provisions of SFAS No. 128 "Earnings per Share". SFAS No. 128 requires a presentation of basic EPS and diluted EPS. Basic EPS excludes dilution for common stock equivalents and is computed by dividing income or loss available to common stockholders by the weighted-average number of common shares outstanding for the period, adjusted, using the if-converted method, for the effect of common stock equivalents arising from the assumed conversion of participating convertible securities, if dilutive. Diluted net loss per common share is based on the weighted-average number of shares of common stock outstanding during each period, adjusted for the effect of common stock equivalents arising from the assumed exercise of stock options, warrants, the conversion of preferred stock and conversion of participating convertible securities, if dilutive. Common stock equivalents have been excluded from the net loss per share calculation when their effect would be anti-dilutive.

        For the three months ended March 31, 2002, the following securities were not included in the computation of earnings per share as they are anti-dilutive: options to purchase 1,137,482 shares of common stock at weighted-average exercise prices of $5.09 per share, 95,583,185 shares of preferred stock, which were convertible into 10,148,309 shares of common stock, warrants for 813,991 shares of common stock and 244,828 shares of common stock issuable on the conversion of the Allied Riser convertible subordinated notes. For the three months ended March 31, 2003 the following securities were not included in the computation of earnings per share as they are anti-dilutive: options to purchase 985,522 shares of common stock at a weighted-average exercise price of $4.41 per share, warrants for 760,476 shares of common stock at a weighted average exercise price of $17.65 per share and 182,745 weighted average shares of common stock issuable on the conversion of the Allied Riser convertible subordinated notes.

        The following details the determination of the diluted weighted average shares for the three months ended March 31, 2003.

Three Months Ended March 31, 2003
Weighted average common shares outstanding — basic	3,483,838
Dilutive effect of stock options	26,980
Dilutive effect of preferred stock	10,280,816
Dilutive effect of warrants	53,515
Weighted average shares — diluted	13,845,149

Recent accounting pronouncements

        In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which is effective for fiscal years beginning after June 15, 2002. The statement provides accounting and reporting standards for recognizing obligations related to asset retirement costs associated with the retirement of tangible long-lived assets. Under this statement, legal obligations associated with the retirement of long-lived assets are to be recognized at their fair value in the period in which they are incurred if a reasonable estimate of fair value can be made. The fair value of the asset retirement costs is capitalized as part of the carrying amount of the long-lived asset and expensed using a systematic and rational method over the assets' useful life. Any subsequent changes to the fair value of the liability will be expensed. Adoption of this standard did not have a material impact on the Company's operations or financial position.

2.     Acquisitions:

        The acquisition of the assets of PSINet and FNSI and the merger with Allied Riser were recorded in the accompanying financial statements under the purchase method of accounting. The PSINet and FNSI purchase price allocations are preliminary and further refinements may be made. The allocation of the PSINet purchase price is subject to the outcome of the dispute with the PSINet estate discussed in Note 8. The operating results related to the acquired assets of PSINet and FNSI and the merger with Allied Riser have been included in the consolidated statements of operations from the dates of acquisition. The Allied Riser merger closed on February 4, 2002. The PSINet acquisition closed on April 2, 2002. The FNSI acquisition closed on February 28, 2003.

        The purchase price of Allied Riser was approximately $12.5 million and included the issuance of 13.4% of the Company's common stock, or approximately 2.0 million shares of common stock valued at approximately $10.2 million, the issuance of warrants and options for the Company's common stock valued at approximately $814,000 and transaction expenses of approximately $1.5 million. The fair value of the common stock was determined by using the average closing price of Allied Risers common stock in accordance with SFAS No. 141. Allied Riser's subordinated convertible notes were recorded at their fair value using their quoted market price at the merger date. The fair value of net assets acquired was approximately $55.5 million resulting in negative goodwill of approximately $43.0 million. Negative goodwill was allocated to long-lived assets of approximately $34.6 million with the remaining $8.4 million recorded as an extraordinary gain. The Allied Riser purchase price was adjusted in the fourth quarter of 2002. As a result, $4.5 million of the extraordinary gain was recorded in the three months ended March 31, 2002 and an additional $3.9 million of extraordinary gain was recorded in the fourth quarter of 2002.

        The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed (in thousands).

	Allied Riser	PSINet	FNSI
Current assets	$71,502	$4,842	$291
Property and equipment	—	294	—
Intangible assets	—	11,466	2,727
Other assets	3,289	—	—

Total assets acquired	$74,791	$16,602	$3,018

Current liabilities	20,621	7,152	2,941
Long term debt	34,760	—	25

Total liabilities assumed	55,381	7,152	2,966

Net assets acquired	$19,410	$9,450	$52

        The intangible assets acquired in the PSINet acquisition were allocated to customer contracts ($2.6 million), peering rights ($4.7 million), trade name ($1.8 million), and a non-compete agreement ($0.3 million). These intangible assets are being amortized in periods ranging from two to five years with a weighted average useful life of 32 months. The intangible assets acquired in the FNSI acquisition were allocated to customer contracts ($2.6 million) and a non-compete agreement ($0.1 million). The FNSI customer contracts and non-compete agreement are being amortized over two years and one year, respectively.

        If the Allied Riser, PSINet and FNSI acquisitions had taken place at the beginning of 2002 and 2003, the unaudited pro forma combined results of the Company for the three months ended March 31, 2002 and 2003 would have been as follows (amounts in thousands, except per share amounts).

	Three Months Ended March 31, 2002	Three Months Ended March 31, 2003
Revenue	$19,784	$15,151
Net (loss) income before extraordinary items	(28,921)	1,407
Net (loss) income	(24,393)	1,407
Net (loss) income per share before extraordinary items — basic	$(8.36)	$0.40
Net (loss) income per share before extraordinary items — diluted	$(8.36)	$0.10
Net (loss) income per share — basic	$(7.05)	$0.40
Net (loss) income per share — diluted	$(7.05)	$0.10

        In management's opinion, these unaudited pro forma amounts are not necessarily indicative of what the actual results of the combined operations might have been if the Allied Riser, PSINet and FNSI acquisitions had been effective at the beginning of 2002 and 2003.

3.     Property and equipment:

        Property and equipment consisted of the following (in thousands):

	December 31, 2002	March 31, 2003
Owned assets:
Network equipment	$173,126	$181,183
Software	6,998	6,853
Office and other equipment	2,600	4,109
Leasehold improvements	35,016	40,709
System infrastructure	29,996	31,073
Construction in progress	5,866	3,790

	253,602	267,717
Less — Accumulated depreciation and amortization	(36,114)	(44,491)

	217,488	223,226
Assets under capital leases:
IRUs	112,229	113,790
Less — Accumulated depreciation and amortization	(6,937)	(8,329)

	105,292	105,461

Property and equipment, net	$322,780	$328,687

        Depreciation and amortization expense related to property and equipment was $5.7 million and $9.0 million for the three months ended March 31, 2002 and March 31, 2003, respectively.

Capitalized interest, labor and related costs

        For the three months ended March 31, 2002 and March 31, 2003, the Company capitalized interest of $0.2 million and $0.1 million, respectively. For the three months ended March 31, 2002 and March 31, 2003, the Company capitalized salaries and related benefits of $1.3 million and $0.9 million, respectively

4.     Accrued liabilities:

        Accrued liabilities consist of the following (in thousands):

	December 31, 2002	March 31, 2003
General operating expenditures	$8,315	$6,853
Payroll and benefits	543	689
Litigation settlement accruals	5,168	462
Taxes	1,937	1,904
Interest	1,329	506
Deferred revenue	1,250	1,044

Total	$18,542	$11,458

5.     Intangible assets:

        Intangible assets consist of the following (in thousands):

	December 31, 2002	March 31, 2003
Customer contracts	$5,575	$8,145
Peering rights	15,740	15,740
Trade name	1,764	1,764
Non compete agreements	294	431

Total	23,373	26,080
Less — accumulated amortization	(8,718)	(10,956)

Intangible assets, net	$14,655	$15,124

        Amortization expense for the three months ended March 31, 2002 and March 31, 2003 was approximately $0.9 million and $2.3 million, respectively. Future amortization expense related to intangible assets is $10.0 million, $5.0 million, $0.1 million and $0.1 million for the twelve-month periods ending March 31, 2004, 2005, 2006 and 2007, respectively.

6.     Other assets:

        Other assets consist of the following (in thousands):

	December 31, 2002	March 31, 2003
Prepaid expenses	$500	$490
Deposits	5,335	6,747
Deferred financing costs	13,281	11,294

Total	$19,116	$18,531

7.     Long-term debt:

        In March 2000, Cogent entered into a $280 million credit facility with Cisco Capital. In March 2001, the credit facility was increased to $310 million. In October 2001, Cogent entered into a new agreement for $409 million. This credit facility replaced the existing $310 million credit facility. The credit facility provides for the financing of purchases of up to $270 million of Cisco network equipment, software and related services, the funding up to $64 million of working capital, and funding up to $75 million for interest and fees related to the credit facility. On January 31, 2002, the credit facility was amended to modify certain covenants in connection with the Company's merger with Allied Riser. On April 17, 2002, the credit facility was again amended to modify certain covenants in connection with the Company's acquisition of certain assets of PSINet. On November 6, 2002, the credit facility was again amended to modify certain provisions and covenants that are reflected in the description below.

        Borrowings under the credit facility are subject to Cogent's satisfaction of certain operational and financial covenants. Because Cogent did not generate net revenues of at least $15.5 million for the quarter ended December 31, 2002, it has been in violation of the credit facility's minimum net revenue covenant since December 31, 2002. The Company also violated the debt covenant related to minimum net revenues for the first quarter of 2003 and the minimum cash reserves required as of March 31, 2003. Accordingly, the payment of outstanding borrowings under the credit facility of approximately $262.7 million at March 31, 2003, can be accelerated by Cisco Capital and made immediately due and payable. As a result, this obligation is recorded as a current liability on the accompanying condensed consolidated balance sheets. Because of the default, Cisco Capital is no longer required to fund future borrowings. The Company is in negotiations with Cisco Capital related to the default (See Note 1).

        The following describes the terms of the credit facility without respect to the default.

        Borrowings may be prepaid at any time without penalty and are subject to mandatory prepayment based upon excess cash flow or upon the receipt of a specified amount from the sale of the Company's securities, each as defined. Principal payments begin in March 2005. Borrowings accrue interest at the three-month LIBOR rate, established at the beginning of each calendar quarter, plus a stated margin. The margin is dependent upon the Company's leverage ratio, as defined, and may be reduced. Interest payments are deferred and begin in March 2006. The credit facility includes a 1.0 percent per annum unused fee. The weighted-average interest rates on all borrowings for the three months ended March 31, 2002 and March 31, 2003 were approximately 6.6 percent and 6.5 percent, respectively. The Company recorded interest expense related to the credit facility for the three months ended March 31,

2002 and March 31, 2003 of approximately $3.9 million and $5.1 million, respectively. Borrowings are secured by a pledge of all of Cogent's assets and common stock. The credit facility includes restrictions on Cogent's ability to transfer assets to the Company, except for certain operating liabilities. The Company has guaranteed Cogent's obligations under the credit facility.

        The aggregate balance of working capital loans is limited to 35 percent of outstanding equipment loans. Borrowings under the credit facility for the purchase of products and working capital are available until December 31, 2004. Borrowings under the credit facility for the funding of interest and fees are available until December 31, 2005. The credit facility matures on December 31, 2008.

        At March 31, 2003, there were $198.0 million of equipment loans, $39.0 million of working capital loans and $25.7 million of interest and fee loans outstanding.

        Scheduled maturities of borrowings under the credit facility are as follows (in thousands):

For the year ending March 31,
2004	$—
2005	4,466
2006	35,292
2007	87,570
2008	83,103
Thereafter	52,278

$262,709

Allied Riser convertible subordinated notes

        On June 28, 2000, Allied Riser completed the issuance and sale in a private placement of an aggregate of $150.0 million in principal amount of its 7.50% convertible subordinated notes due June 15, 2007 (the "Notes"). At the closing of the merger between Allied Riser and the Company, approximately $117.0 million of the Notes were outstanding. The Notes were convertible at the option of the holders into shares of Allied Riser's common stock at an initial conversion price of approximately 65.06 shares of Allied Riser common stock per $1,000 principal amount. The conversion ratio is adjusted upon the occurrence of certain events. The conversion rate was adjusted to approximately 2.09 shares of the Company's common stock per $1,000 principal amount in connection with the merger. Interest is payable semiannually on June 15 and December 15, and is payable, at the election of the Company, in either cash or registered shares of the Company's common stock. The Notes are redeemable at the Company's option at any time on or after the third business day after June 15, 2004, at specified redemption prices plus accrued interest.

        In January 2003, the Company, Allied Riser and the holders of approximately $107 million in face value of the Allied Riser notes entered into an exchange agreement and a settlement agreement. Pursuant to the exchange agreement, these Allied Riser noteholders surrendered to Allied Riser their notes, including accrued and unpaid interest thereon, in exchange for a cash payment by of approximately $5.0 million and 3,426,293 shares of the Company's series D preferred stock and 3,426,293 shares of series E preferred stock. Under the exchange agreement the series D and series E shares were valued at the Company's series C preferred stock valuation of approximately $1.25 per share. Pursuant to the settlement agreement, the Allied Riser noteholders dismissed their litigation with prejudice in exchange for a cash payment of approximately $4.9 million. These transactions closed in March 2003 when the agreed amounts were paid and the series D and series E preferred shares were issued. This settlement and exchange transactions together eliminated the approximately $107 million principal payment obligation due in June 2007, interest accrued since the December 15, 2002 interest payment, all future interest payment obligations on these notes and settled the note holder litigation in exchange for the total cash payments of approximately $9.9 million and the issuance of preferred stock. This preferred stock is convertible into approximately 4.2% of the Company's fully diluted common stock.

        As of December 31, 2002, the Company had accrued the amount payable under the settlement agreement, net of the recovery of $1.5 million under its insurance policy. This resulted in a net expense of $3.5 million recorded in 2002. The $4.9 million payment under the settlement agreement was made in March 2003. The Company received the $1.5 million recovered under the Company's insurance policy in April 2003. As a result, a $1.5 million receivable was recorded in prepaid and other current assets at March 31, 2003.

        The exchange agreement resulted in a gain of approximately $24.8 million recorded during the three months ended March 31, 2003. The gain resulted from the difference between the $36.5 million net book value of the notes ($106.7 face value less the related discount of $70.2 million) and $2.0 million of accrued interest and the consideration of approximately $5.0 million in cash and the $8.5 million estimated fair market value for the series D and series E preferred stock less approximately $0.2 million of transaction costs.

        The terms of the remaining $10.2 million of subordinated convertible notes were not impacted by these transactions and they continue to be due on June 15, 2007.

8.     Commitments and contingencies:

Capital leases—Fiber lease agreements

        The Company has entered into lease agreements with approximately 20 providers for intra-city and inter-city dark fiber primarily under 15-25 year IRUs. These IRUs connect the Company's national backbone fiber with the multi-tenant office buildings and the customers served by the Company. Once the Company has accepted the related fiber route, leases of intra-city and inter-city fiber-optic rings that meet the criteria for treatment as capital leases are recorded as a capital lease obligation and IRU asset. The future minimum commitments under these agreements are as follows (in thousands):

For the year ending March 31,
2004	$7,915
2005	7,643
2006	5,615
2007	5,658
2008	5,577
Thereafter	76,732

Total minimum lease obligations	109,140
Less — amounts representing interest	(49,195)

Present value of minimum lease obligations	59,945
Current maturities	(3,683)

Capital lease obligations, net of current maturities	$56,262

Fiber Leases and Construction Commitments

        Certain of the Company's agreements for the construction of building laterals and for the leasing of metro fiber rings and lateral fiber include minimum specified commitments. The Company has also submitted certain product orders but has not yet accepted the related fiber route or lateral construction. The future commitment under these arrangements was approximately $30.5 million at March 31, 2003.

Industry Conditions—Fiber Providers

        One of the Company's suppliers of metropolitan fiber optic facilities, MFN, filed for bankruptcy in May 2002 under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court. This has impacted the Company's operations by decreasing its ability to add new metropolitan fiber rings from MFN and the Company's ability to add new buildings to existing MFN rings. However, as the Company has several other providers of metropolitan fiber optic facilities the impact has not been material to the Company's operations.

        On April 22, 2002, Williams filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York. Williams Communications LLC, a wholly owned subsidiary of Williams Communications Group, has provided the Company with its national backbone fiber rings. Williams Communications LLC did not file a bankruptcy petition. On October 16, 2002, Williams announced that it has emerged from bankruptcy as WilTel Communications Group, Inc.

        MFN's and Williams' financial difficulties are characteristic of the telecommunications industry today. The Company's solution for metropolitan networks is to have a large number of providers and to develop the ability to construct its own fiber optic connections to the buildings the Company serves.

Equipment purchase commitment

        In March 2000, the Company entered into a five-year agreement to purchase from Cisco, minimum annual amounts of equipment, professional services, and software. In June 2000, the agreement was amended to increase the Company's previous commitment to purchase $150.1 million over four years to $212.2 million over five years. In October 2001, the commitment was increased to purchase a minimum of $270 million through December 2004. As of March 31, 2003, the Company has purchased approximately $198.0 million towards this commitment and has met all of the minimum annual purchase commitment obligations. The Company anticipates either amending or terminating this agreement in connection with the settlement negotiations on the credit facility.

Litigation

Vendor litigation settlement

        In December 2002 the Company reached an agreement with one of its vendors to settle the dispute brought by that vendor against Allied Riser. Under this settlement, Allied Riser agreed to make cash payments to the vendor of approximately $1.6 million during 2003. In exchange, the vendor dismissed the litigation and accepted the cash payment as payment in full of amounts due to the vendor under the contracts that were the subject of the litigation. As of March 31, 2003, the Company has paid $1.2 million of the $1.6 million settlement as per the payment schedule. The remaining $0.4 million will be paid in equal monthly installments from April to July 2003. The settlement amount was less than the amounts recorded by Allied Riser resulting in a gain of approximately $5.7 million recorded in December 2002.

Vendor Claims and Disputes

        One of the Company's subsidiaries, Allied Riser Operations Corporation, is involved in a dispute with its former landlord in Dallas, Texas. On July 15, 2002, the landlord filed suit in the 193rd District Court of the State of Texas alleging that Allied Riser's March 2002 termination of its lease with the landlord resulted in a default under the lease. The Company believes, and Allied Riser Operations Corporation has responded, that the termination was consistent with the terms of the lease. Although the suit did not specify damages, the Company estimates, based upon the remaining payments under the lease and assuming no mitigation of damages by the landlord, that the amount in controversy may total approximately $2.5 million. The Company has not recognized a liability for this dispute and intends to vigorously defend its position.

        The Company generally accrues for the amounts invoiced by its providers of telecommunications services. Liabilities for telecommunications costs are generally reduced when the vendor acknowledges the reduction in its invoice and the credit is granted. In 2002, one vendor invoiced the Company for approximately $1.7 million in excess of what the Company believes is contractually due to the vendor. The Company has not recognized a liability for these disputed amounts and intends to vigorously defend its position related to these charges.

        On March 19, 2003, PSINet Liquidating LLC filed a motion in the United States Bankruptcy Court for the Southern District of New York seeking an order instructing the Company to return certain equipment and to cease using certain equipment. The motion relates to the asset purchase agreement under which the Company purchased through the bankruptcy process certain assets from the estate of PSINet, Inc. The PSINet estate is alleging that the Company failed to make available for pick-up and failed to return all of the equipment that it was obligated to return under the terms of the asset purchase agreement and that the Company is in some cases making use of that equipment in violation of the agreement. On May 7, 2003 the Company and PSINet agreed on a mechanism for identifying equipment that still must be returned and determining the compensation for any unreturned equipment. The agreement has been presented to the bankruptcy court but has not yet been finalized and approved. The Company has not recognized a liability for this dispute since the proposed agreement has not been finalized and approved. The settlement agreement, as proposed, contemplates the Company funding a $600,000 escrow account related to this matter.

Note Holder's Claims and Settlement Agreement

        On December 6, 2001, certain holders of Allied Riser's 7.50% Convertible Subordinated Notes due 2007 filed suit in Delaware Chancery Court against Allied Riser and its board of directors. The suit alleged, among other things, breaches of fiduciary duties and default by Allied Riser under the indenture related to the notes, and requested injunctive relief to prohibit Allied Riser's merger with Cogent. On January 31, 2002, the Court denied a motion by the plaintiffs to preliminarily enjoin the merger. On July 23, 2002, the plaintiffs filed a motion for partial summary judgment in which they alleged that the merger was a "change of control" as defined by the indenture governing the Allied Riser notes. On November 7, 2002, the Court issued a ruling determining that there had not been a "change of control," as defined in the indenture and denying the motion. In March 2003, the Company and Allied Riser reached an agreement with plaintiffs to settle the litigation and to exchange shares of the Company's preferred stock and cash with the noteholders in return for their Allied Riser notes. The Delaware Chancery Court case was dismissed on March 7, 2003.

        The settlement and exchange resulted from negotiations that began in November 2002. In December 2002, Cogent, Allied Riser and the plaintiffs entered into a non-binding letter agreement setting out the terms of the settlement and repurchase of the notes. The final agreements were executed with the holders of approximately $107 million in face value of the Allied Riser notes. Under the agreement to repurchase the notes, the noteholders surrendered to Allied Riser all of the notes that they held, including accrued and unpaid interest thereon, in exchange for an aggregate cash payment by Allied Riser in the amount of $5.0 million and an aggregate 3,426,293 shares of series D preferred stock and 3,426,293 shares of series E preferred stock. Under the agreement to settle the litigation, the noteholders caused the litigation to be dismissed and delivered to the Company, Allied Riser and certain former directors of Allied Riser a general release in exchange for an aggregate cash payment by Allied Riser of $4.9 million and a general release from the Company, Allied Riser and certain former Allied Riser directors. Cogent's stockholders approved the issuance of the series D and series E preferred stock in February 2003 and the final step in the settlement and repurchase occurred on March 7, 2003 when the judge in the case entered the order dismissing the case with prejudice.

Other Litigation

        The Company is subject to claims and lawsuits arising in the ordinary course of business. Management believes that the outcome of any such proceedings to which we are a party will not have a material adverse effect on the Company.

Operating leases and license agreements

        The Company leases office space, network equipment sites, and facilities under operating leases. The Company also enters into building access agreements with the landlords of its targeted multi- tenant office buildings. The Company acquired building access agreements and operating leases for facilities in connection with the Allied Riser merger. Future minimum annual commitments under these arrangements are as follows (in thousands):

For the year ending March 31,
2004	$17,396
2005	16,780
2006	14,057
2007	10,804
2008	7,317
Thereafter	34,229

$100,583

        Rent expense, net of sublease income, for the three months ended March 31, 2002 and March 31, 2003 was approximately $0.8 million and $0.5 million, respectively.

Maintenance, connectivity, and transit agreements

        In order to provide service, the Company has commitments with service providers to connect to the Internet. The Company pays Williams a monthly fee per route mile over a minimum of 20 years for the maintenance of its two national backbone fibers. In certain cases, the Company connects its customers and the buildings it serves to its national fiber-optic backbone using intra-city and inter-city fiber under operating lease commitments from various providers under contracts that range from month-to-month charges to 36-month terms.

        Future minimum obligations as of March 31, 2003, related to these arrangements are as follows (in thousands):

Year ending March 31,
2004	$5,718
2005	3,507
2006	3,577
2007	3,649
2008	3,721
Thereafter	47,372

$67,544

9.     Stockholders' equity:

        At March 31, 2003, the Company has authorized 21,100,000 shares of $0.001 par value common stock, 26,000,000 shares of Series A Convertible Preferred Stock ("Series A"), 20,000,000 shares of Series B Convertible Preferred Stock ("Series B"), 52,137,463 shares of Series C Participating

Convertible Preferred Stock ("Series C"), 3,426,293 shares of Series D Convertible Preferred Stock, 3,426,293 shares of Series E Convertible Preferred Stock, and 1,250,000 of authorized but unissued and undesignated preferred stock.

        In February 2000, the Company authorized and issued 26,000,000 shares of Series A preferred stock for net proceeds of $25.9 million. The Series A contains voting rights at one vote per share equal to the number of shares of common stock into which the Series A shares can be converted. The Series A is senior to the common stock and includes a stated liquidation preference of the original purchase price of $1.00 per share plus interest at the three-month LIBOR rate plus a stated percentage. Each share of Series A is convertible, at any time, at the option of the holder into shares of common stock at the rate of one share of common stock for each ten shares of Series A, subject to adjustment, and automatically converts under certain conditions, as noted below.

        In July 2000, the Company issued 19,809,783 shares of Series B preferred stock for net proceeds of approximately $90.0 million. The Series B contains voting rights at one vote per share equal to the number of shares of common stock into which the Series B shares can be converted. The Series B is senior to the common stock and includes a stated liquidation preference of the original purchase price of $4.55 per share plus interest at the three-month LIBOR rate plus a stated percentage. Each share of Series B is convertible, at any time, at the option of the holder into shares of common stock at the rate of 1.2979 shares of common stock for each ten shares of Series B, subject to adjustment, and automatically converts under certain conditions, as noted below. In August 2002, a holder of 439,560 shares of Series B preferred stock originally purchased for approximately $2.0 million, elected to convert their 439,560 Series B shares into 57,050 shares of common stock. In February 2003 a holder of 7,692 shares of series B preferred stock returned its shares to the Company for no consideration.

        The participation terms of the Series A and Series B provide that under a liquidation and after the liquidation preferences of the Series A and Series B noted above have been satisfied, all remaining assets of the Company are distributed ratably to all holders of preferred stock, as if converted to common stock, and to all holders of common stock. These distributions are made until the aggregate distribution to the Series A is $3.00 per share and the Series B is $9.10 per share, at which time all Series A and Series B preferred shares are considered redeemed and are canceled.

        In October 2001, the Company issued 49,773,402 shares of series C preferred stock for net proceeds of approximately $61.3 million. The Series C contains voting rights at one vote per share equal to the number of shares into which the Series C can be converted. Upon liquidation, as defined, holders of series C preferred stock are entitled to receive certain preferences to holders of common stock. In the event of a liquidation, before holders of common stock receive any distribution, holders of Series C will receive a stated liquidation preference of an amount equal to the greater of (i) $2.0091 or (ii) $1.2467 per share plus interest at the three-month LIBOR rate plus a stated percentage.

        The participation terms of the Series C provide that under a liquidation and after the liquidation preferences of the Series A, Series B and Series C noted above have been satisfied, all remaining assets of the Company are distributed ratably to all holders of preferred stock, as if converted to common stock, and to all holders of common stock. These distributions are made until the aggregate distribution to the Series A and Series B is as noted above and the aggregate distribution to the Series C is $3.7401 per share, at which time all preferred shares are considered redeemed and are canceled.

        Holders of Series C shall be entitled to receive, as declared, cash dividends at a rate of 8% of the original Series C purchase price per annum. Any partial payment will be made ratably among the holders of series C preferred stock. Except for acquisitions of common stock pursuant to agreements which permit the Company to repurchase such shares at cost upon termination of services to the Company or acquisitions of common stock in exercise of the Company's right of first refusal to repurchase such shares, the Company may not declare any dividends or make any other distribution on any other stock, called junior stock (Series A, Series B and common stock), until all dividends on the Series C have been paid. If dividends are paid on any junior stock, the Company shall pay an additional dividend on all outstanding shares of Series C in an amount per share equal (on an as-if-converted to common stock basis) to the amount paid or set aside for each share of junior stock. Series C preferred stock may be converted to common stock at any time. Each share of Series C is convertible into shares of common stock at the rate of one share of common stock for each ten shares of Series C, subject to adjustment.

        In February 2003, the Company amended its articles of incorporation and authorized the increase in its preferred stock ("Additional Preferred Stock"). The Additional Preferred Stock includes, 3,426,293 shares of series D convertible preferred stock ("Series D"), 3,426,293 shares of series E convertible preferred stock ("Series E"), and 1,250,000 of authorized but unissued and undesignated preferred stock. The Additional Preferred stock was approved in connection with the settlement of certain litigation with the holders of subordinated convertible notes of Allied Riser. (See Note 7). The Series D is pari-passu in all economic respects, including liquidation preference, rights to dividends, conversion, adjustments and dilution protection, to the Series C. Series E is pari-passu in all economic respects to the Series C except with respect to liquidation preference in which case the Series E is pari-passu with the Series A and the Series B.

        All shares of preferred stock will automatically be converted into common stock upon the election of 66.66% of the shareholders holding outstanding shares of preferred stock or immediately upon the closing of a firmly underwritten public offering in which the aggregate pre-money valuation is at least $500,000,000 and in which the gross cash proceeds are at least $50,000,000.

        In the event of a stock split or reverse stock split, the applicable conversion prices will be proportionately decreased or increased. If the Company declares a common stock dividend or distribution, the conversion prices shall be adjusted by multiplying them by the quotient equal to the total number of shares of common stock issued and outstanding immediately prior to the issuance divided by the total number of shares of common stock issued and outstanding immediately prior to the issuance plus the number of shares of common stock issuable in payment of the dividend or distribution. If the Company declares a dividend payable in securities of the corporation other than common stock, the common stock is changed to a different type of stock, or if there is a capital reorganization, holders of preferred stock shall be entitled, upon conversion of their preferred stock, to receive an amount of securities or property equivalent to what they would have received if they had converted their preferred stock to common stock on the date of the dividend, reclassification, re-capitalization, or capital reorganization.

        If the Company issues or sells additional shares of common stock for a price which is less than the applicable conversion prices of the various series of preferred stock, then the conversion prices shall be reduced to prices calculated as prescribed by the Company's certificate of incorporation.

Warrants and options

        In June 2001, the Company borrowed $29.0 million of working capital loans under the March 2001 credit facility. Warrants to purchase the Company's common stock were issued in connection with these working capital loans. The warrant exercise price was based upon the most recent significant equity transaction, as defined. This borrowing resulted in granting Cisco Capital warrants for 86,625 shares of the Company's common stock. In connection with the October 2001 credit facility, the Company issued Cisco Capital warrants for an additional 623,591 shares of its common stock. All warrants are exercisable for eight years from the grant date at exercise prices ranging from $12.47 to $30.44 per share, with a weighted-average exercise price of $18.10. These warrants have been valued at approximately $8.3 million using the Black-Scholes method of valuation and are recorded as deferred financing costs and stock purchase warrants in the accompanying consolidated balance sheets using the following assumptions—average risk free rates of 4.5 to 5.8 percent, estimated fair values of the Company's common stock of $11.25 to $40.95, expected lives of 8 years and expected volatility of 90%. The deferred financing costs are being amortized to interest expense over the term of the credit facility.

        In connection with the February 2002 merger with Allied Riser, the Company assumed warrants issued by Allied Riser that convert into approximately 144,725 shares of the Company's common stock. All warrants are exercisable at exercise prices ranging from $0 to $475 per share These warrants have been valued at approximately $0.8 million using the Black- Scholes method of valuation and are recorded as stock purchase warrants in the accompanying consolidated balance sheets using the following assumptions—average risk free rates of 4.7 percent, estimated fair values of the Company's common stock of $5.32, expected lives of 8 years and expected volatility of 207.3%.

        Options for 120,000 shares of common stock were issued to certain FNSI vendors and were valued at $52,000 using the Black-Scholes method of valuation using the following assumptions: an average risk-free rate of 3.5 percent, a dividend yield of 0 percent, an expected life of 10.0 years and an expected volatility of 163 percent.

10.   Related party:

        The Company's headquarters is located in an office building owned by an entity controlled by the Company's Chief Executive Officer. The Company paid this entity rent of $0.1 million for the three months ended March 31, 2002 and $0.1 million for the three months ended March 31, 2003.

Appendix G

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the financial statements and related notes and the other financial information included in, or attached to, the Information Statement to which this Appendix is attached. This discussion contains forward-looking statements about our business and operations. Our actual results could differ materially from those anticipated in such forward-looking statements.

General Overview

        We were formed on August 9, 1999 as a Delaware corporation. We began invoicing our customers for our services in April 2001. We provide our high-speed on net Internet access service to our customers for monthly fees. Our April 2, 2002 acquisition of certain assets of PSINet, Inc. added a new element to our operations in that in addition to our current high-speed on net Internet access business, we began operating a more traditional off net Internet service provider business, with lower speed connections provided by leased circuits obtained from telecommunications carriers (primarily local telephone companies).

        As we began to serve customers, we began to incur additional elements of network operations costs, including building access agreement fees, network maintenance costs, circuit costs and transit costs. Transit costs include the costs of transporting our customers' Internet traffic to and from networks that compose the Internet and with which we do not have a direct settlement-free peering agreement. Circuit costs include the costs of connections provided by leased circuits obtained from telecommunications carriers (primarily local telephone companies).

        Breach of Cisco Credit Facility Covenant.    As described in the Information Statement to which this Appendix is attached, we have breached the minimum revenue covenant and minimum cash reserves covenant contained in our credit facility from Cisco Systems Capital Corporation. This default permits Cisco Capital, if it wishes, to accelerate and require us to pay the approximately $262.8 million we owed Cisco Capital as of March 31, 2003. Should Cisco Capital accelerate the due date of our indebtedness we would be unable to repay it. If it accelerates the indebtedness, Cisco Capital could make use of its rights as a secured lender to take possession of all of our assets. In that event we may be forced to file for bankruptcy protection. As discussed in the information statement and elsewhere in this Appendix, we have agreed with Cisco Capital to restructure the Company's debt under the credit facility.

        Merger with Allied Riser Communications Corporation and Listing as a Public Company. On August 28, 2001, we entered into an agreement to merge with Allied Riser Communications Corporation ("Allied Riser"). Allied Riser provided broadband data, voice and video communication services to small-and medium-sized businesses located in selected buildings in North America, including Canada. Upon the closing of the merger on February 4, 2002, we issued approximately 2.0 million shares, or 13.4% of our common stock, on a fully diluted basis, to the existing Allied Riser stockholders and became a public company listed on the American Stock Exchange. The merger agreement required Cogent to assume the outstanding obligations of Allied Riser as of the closing date. The acquisition of Allied Riser provided us with necessary in-building networks as well as pre-negotiated building access rights with building owners and real estate investment trusts across the United States and in Toronto, Canada and the operations of Shared Technologies of Canada ("STOC"). STOC provides voice and data services in Toronto, Canada. The acquisition enabled us to accelerate our business plan and increase our footprint in the markets we serve.

        Acquisition of PSINet assets.    On April 2, 2002, we closed our transaction to purchase certain assets of PSINet, Inc. Pursuant to the asset purchase agreement approved on March 27, 2002 by the bankruptcy court overseeing the PSINet bankruptcy, we acquired certain of PSINet's assets and assumed certain liabilities related to its operations in the United States for a total of $9.5 million in cash. The assets included certain of PSINet's accounts receivable and certain intangible assets including settlement-free peering rights, customer contracts and the PSINet trade name. Assumed liabilities included certain leased circuit commitments, facilities leases, customer contractual commitments and co-location arrangements. This acquisition added a new element to our operations in that in addition to our current high-speed on net Internet access business, we are now operating a more traditional off net Internet service provider business, with lower speed connections provided by leased circuits obtained from telecommunications carriers (primarily local telephone companies). The PSINet acquisition provided us with a revenue stream from a set of products that we believe complement our on net Internet connectivity services and allow us to utilize more fully our inter-city network. We plan to build on the PSINet brand name, which we believe is one of the most recognizable ISP names in the country. Under the PSINet label, we will continue offering PSINet services, including off net Internet connectivity.

        Acquisition of Fiber Network Solutions Inc. ("FNSI") Assets.    In February 2003, we acquired certain assets of FNSI in exchange for the issuance of options for 120,000 shares of our common stock and our agreement to assume certain of FNSI's liabilities. The acquired assets include FNSI's customer contracts and accounts receivable. Assumed liabilities include certain accounts payable, facilities leases, customer contractual commitments, capital lease and note obligations. This acquisition added to our more traditional Internet service provider business, using lower speed connections provided by leased circuits obtained from telecommunications carriers. We believe that the FNSI acquisition has provided us with a revenue stream from a set of products that complement our PSINet service.

Results of Operations

Three months ended March 31, 2003 compared to the three months ended March 31, 2002

        Net Service Revenue.    Net service revenue for the three months ended March 31, 2002 was $3.5 million compared to $14.2 million for the three months ending March 31, 2003. The increase in net service revenue is attributable to the increase in customers purchasing our service offerings including the customers acquired in the PSINet, Allied Riser and FNSI acquisitions. Revenue related to the acquired assets of PSINet and FNSI and the merger with Allied Riser have been included in the consolidated statements of operations from the dates of acquisition. The Allied Riser merger closed on February 4, 2002. The PSINet acquisition closed on April 2, 2002. The FNSI acquisition closed on February 28, 2003.

        Network Operations Costs.    Network operations costs are primarily comprised of the following elements:

  •
  the cost of leased network equipment sites and facilities;

  •
  salaries and related expenses of employees directly involved with our network activities;

  •
  transit charges—amounts paid to service providers as compensation for connecting to the Internet;

  •
  leased circuits obtained from telecommunications carriers (primarily local telephone companies);

  •
  building access agreement fees paid to landlords; and

  •
  maintenance charges related to our nationwide fiber-optic intercity network and metro rings.

        The cost of network operations was $6.9 million for the three months ended March 31, 2002 compared to $10.7 million for the three months ended March 31, 2003. The increase was primarily due to an increase in the number of leased network facilities, circuit fees commencing in April 2002 related to the PSINet customers acquired, an increase in transit charges associated with an increase in network traffic, an increase in headcount, and an increase in the number of building access agreements and the related fees, including the building access agreements acquired in the February 2002 Allied Riser merger. We believe that the cost of network operations will increase as we continue to, acquire additional office building access agreements and service an increasing number of customers.

        Selling, General, and Administrative Expenses.    Selling, general and administrative expenses, or SG&A, primarily include salaries and related administrative costs. SG&A increased to $7.2 million for the three months ended March 31, 2003 from $6.6 million for the three months ended March 31, 2002. SG&A for the three months ended March 31, 2002 and March 31, 2003 includes approximately $0.6 million and $0.8 million, respectively, of amortization of deferred compensation. SG&A for the three months ended March 31, 2002 and March 31, 2003 includes approximately $0.2 million and $0.5 million, respectively, of bad debt expense. SG&A expenses increased primarily from an increase in activities required to support the increase in customers and expanding operations. We capitalize the salaries and related benefits of employees directly involved with our construction activities. We began capitalizing these costs in July 2000 and will continue to capitalize these costs while our network is under construction. We capitalized $1.3 million of these costs for the three months ended March 31, 2002 and $0.9 million for the three months ended March 31, 2003.We believe that SG&A expenses will continue to increase primarily due to costs required to support our expanded operations and increase in customers.

        Settlement of Noteholder Litigation and Gain on Note Exchange.    In January 2003, the Company, Allied Riser and the holders of approximately $107 million in face value of the Allied Riser notes entered into an exchange agreement and a settlement agreement. Pursuant to the exchange agreement, these Allied Riser noteholders surrendered to Allied Riser their notes, including accrued and unpaid interest thereon, in exchange for a cash payment of approximately $5.0 million, 3,426,293 shares of the Company's series D preferred stock and 3,426,293 shares of series E preferred stock. Under the exchange agreement the series D and series E shares were valued at the Company's series C preferred stock valuation of approximately $1.25 per share. Pursuant to the settlement agreement, the Allied Riser noteholders dismissed their litigation with prejudice in exchange for a cash payment of approximately $4.9 million. These transactions closed in March 2003 when the agreed amounts were paid and the series D and series E preferred shares were issued. This settlement and exchange eliminated the approximately $107 million principal payment obligation due in June 2007, interest accrued since the December 15, 2002 interest payment, all future interest payment obligations on these notes and settled the note holder litigation in exchange for the total cash payments of approximately $9.9 million and the issuance of preferred stock. This preferred stock is convertible into approximately 4.2% of the Company's fully diluted common stock.

        As of December 31, 2002, the Company had accrued the amount payable under the settlement agreement, net of the recovery of $1.5 million under its insurance policy. This resulted in a net expense of $3.5 million recorded in 2002. The $4.9 million payment under the settlement agreement was made in March 2003. The Company received the $1.5 million recovered under the Company's insurance policy in April 2003. As a result, a $1.5 million receivable was recorded in prepaid and other current assets at March 31, 2003.

        The exchange agreement resulted in a gain of approximately $24.8 million recorded during the three months ended March 31, 2003. The gain resulted from the difference between the $36.5 million net book value of the notes ($106.7 face value less the related unamortized discount of $70.2 million) and $2.0 million of accrued interest and the consideration of approximately $5.0 million in cash and the

$8.5 million estimated fair market value for the series D and series E preferred stock less approximately $0.2 million of transaction costs.

        Depreciation and Amortization.    Depreciation and amortization expense increased to $11.2 million for the three months ended March 31, 2003 from $6.7 million for the three months ended March 31, 2002. These expenses include the depreciation of our property and equipment and the amortization of our IRUs and intangible assets. Amortization expense related to intangible assets for the three months ended March 31, 2002 and March 31, 2003 was approximately $1.0 million and $2.3 million, respectively. Depreciation expense increased because we had more capital equipment and IRUs in service in 2003 than in the same period in 2002. We begin to depreciate our capital assets once the related assets are placed in service. We believe that future depreciation and amortization expense will continue to increase due to the acquisition of additional network equipment, existing equipment being placed in service, and the amortization of our capital lease IRUs.

        Interest Income and Expense.    Interest income decreased to $0.4 million for the three months ended March 31, 2003 from $1.3 million for the three months ended March 31, 2002. Interest income relates to interest earned on our marketable securities including money market accounts, certificates of deposit and commercial paper. The reduction in interest income resulted from a decrease in marketable securities and a reduction in interest rates.

        Interest expense increased to $8.4 million for the three months ended March 31, 2003 from $7.1 million for the three months ended March 31, 2002. Interest expense includes interest charged on our credit facility, capital lease agreements, the Allied Riser convertible subordinated notes and the amortization of deferred financing costs. The increase in interest expense resulted from an increase in borrowings under our credit facility, an increase in the number of capital leases and the interest expense associated with the Allied Riser convertible subordinated notes and was partially offset by a reduction in interest rates. We began borrowing under our credit facility in August 2000 and had borrowed $262.7 million at March 31, 2003. We capitalized $0.1 million of interest expense for the three months ended March 31, 2003 and $0.2 million for the three months ended March 31, 2002. The reduction in capitalized interest resulted from a reduction in the dollar value of our network under construction during the period and a reduction in interest rates. We began capitalizing interest in July 2000 and will continue to capitalize interest expense while our network is under construction. Borrowings under the credit facility accrue interest at the three-month LIBOR rate, established at the beginning of each calendar quarter, plus a stated margin. We believe that future interest expense will decrease due to the exchange of approximately $107 million of the $117 million face value Allied Riser notes for cash and preferred stock discussed above.

        Income Taxes.    We recorded no income tax expense or benefit for the three months ended March 31, 2003 or the three months ended March 31, 2002. Due to the uncertainty surrounding the realization of our net operating losses and our other deferred tax assets, we have recorded a valuation allowance for the full amount of our net deferred tax asset. For federal and state tax purposes, our net operating loss carry-forwards could be subject to certain limitations on annual utilization if certain changes in ownership were to occur as defined by federal and state tax laws. For federal and state tax purposes, our net operating loss carry-forwards acquired in the Allied Riser merger will be subject to certain limitations on annual utilization due to the change in ownership as defined by federal and state tax laws. Should we achieve profitability, our net deferred tax assets may be available to offset future income tax liabilities.

        Earnings Per Share.    Basic and diluted net (loss) per common share applicable to common stock was $(6.81) for the three months ended March 31, 2002. Basic net income per common share was $0.55 for the three months ended March 31, 2003 and diluted net income per common share was $0.14 for the three months ended March 31, 2003. The basic weighted-average shares of common stock outstanding increased to 3,483,838 shares for the three months ended March 31, 2003 from 2,637,951 shares for the three months ended March 31, 2002, due primarily to the issuance of approximately 2.0 million shares of common stock to the Allied Riser shareholders on February 4, 2002. Diluted weighted-average shares of common stock outstanding were 13,845,149 shares for the three months ended March 31, 2003 and includes the dilutive effect of the Company's outstanding options, warrants and preferred stock. The Allied Riser merger resulted in an extraordinary gain of $4.5 million, or $1.72 per common share for the three months ended March 31, 2002. The loss per common share, excluding the impact of the extraordinary gain, was ($8.52) for the three months ended March 31, 2002.

        For the three months ended March 31, 2002 the following securities were not included in the computation of earnings per share as they are anti-dilutive: options to purchase 1,137,482 shares of common stock at a weighted-average exercise price of $5.09 per share, 95,583,185 shares of preferred stock, which were convertible into 10,148,309 shares of common stock, warrants for 813,991 shares of common stock and 244,828 shares of common stock issuable on the conversion of the Allied Riser convertible subordinated notes. For the three months ended March 31, 2003 the following securities were not included in the computation of earnings per share as they are anti-dilutive: options to purchase 985,522 shares of common stock at a weighted-average exercise price of $4.41 per share, warrants for 760,476 shares of common stock at a weighted average exercise price of $17.65 per share and 182,745 weighted average shares of common stock issuable on the conversion of the Allied Riser convertible subordinated notes.

Year Ended December 31, 2002 Compared to the Year Ended December 31, 2001

        Net Service Revenue.    Net service revenue for the year ended December 31, 2002 was $51.9 million compared to $3.0 million for the year ending December 31, 2001. The increase in net service revenue is attributable to the increase in customers purchasing our service offerings including the customers acquired in the PSINet, Allied Riser and NetRail acquisitions.

        Net revenue for the three months December 31, 2002 was $13.8 million compared to $16.0 million for the three months ending September 30, 2002. This decline primarily resulted from service cancellations from customers acquired in the PSINet acquisition more than offsetting the increase in net service revenues from new installations of the Company's on net product offerings.

        Network Operations Costs.    Network operations costs are primarily comprised of the following elements:

  •
  for the year ended December 30, 2001, temporary leased transmission capacity incurred for certain network segments until the nationwide fiber-optic intercity network was placed in service—there were no such costs in 2002;

  •
  the cost of leased network equipment sites and facilities;

  •
  salaries and related expenses of employees directly involved with our network activities;

  •
  transit charges—amounts paid to service providers as compensation for connecting to the Internet;

  •
  leased circuits obtained from telecommunications carriers (primarily local telephone companies);

  •
  building access agreement fees paid to landlords; and

  •
  maintenance charges related to our nationwide fiber-optic intercity network and metro rings.

        The cost of network operations was $49.3 million for the year ended December 31, 2002 compared to $20.3 million for the year ended December 31, 2001. The increase was primarily due to an increase in the number of leased network facilities, circuit fees commencing in April 2002 related to the PSINet customers acquired, an increase in maintenance fees on our IRUs and network equipment, an increase in transit charges associated with an increase in network traffic, an increase in headcount, and an increase in the number of building access agreements and the related fees, including the building access agreements acquired in the February 2002 Allied Riser merger. These increases are partially offset by the elimination of temporary leased transmission capacity charges in 2002. The cost of temporary leased transmission capacity was $3.9 million for the year ended December 31, 2001. There were no such costs for the year ended December 31, 2002. Leased transmission capacity costs were incurred until the remaining segments of our nationwide fiber-optic intercity network were placed in service. As this leased capacity of the network was replaced with our dark fiber IRUs, the related cost of network operations decreased and depreciation and amortization expense increased. The cost of network operations for the years ended December 31, 2001 and December 31, 2002 includes approximately $0.3 million and $0.2 million, respectively, of amortization of deferred compensation. We believe that the cost of network operations will increase as we continue to, acquire additional office building access agreements and service an increasing number of customers.

        Selling, General, and Administrative Expenses.    Selling, general and administrative expenses, or SG&A, primarily include salaries and related administrative costs. SG&A increased to $36.6 million for the year ended December 31, 2002 from $30.3 million for the year ended December 31, 2001. SG&A for the years ended December 31, 2001 and December 31, 2002 includes approximately $3.0 million and $3.1 million, respectively, of amortization of deferred compensation. SG&A for the years ended December 31, 2001 and December 31, 2002 includes approximately $0.5 million and $3.2 million, respectively, of bad debt expense. SG&A expenses increased primarily from an increase in activities required to support the increase in customers and expanding operations. We capitalize the salaries and related benefits of employees directly involved with our construction activities. We began capitalizing these costs in July 2000 and will continue to capitalize these costs while our network is under construction. We capitalized $7.0 million of these costs for the year ended December 31, 2001 and $4.7 million for the year ended December 31, 2002.We believe that SG&A expenses will continue to increase primarily due to costs required to support our expanded operations and increase in customers.

        Gain on Settlement of Vendor Litigation.    In December 2002 we reached an agreement with one of Allied Riser's vendors to settle the litigation brought by that vendor against Allied Riser. Under this settlement, Allied Riser agreed to make cash payments to the vendor of approximately $1.6 million in 2003. In exchange, the vendor dismissed the litigation and accepted that cash payment as payment in full of amounts due to the vendor under the contracts that were the subject of the litigation. In 2003,we have paid $1.2 million of the $1.6 million settlement. The remaining $0.4 million will be paid in equal monthly installments from April to July 2003. The settlement amount was less than the amounts recorded by Allied Riser resulting in a gain of approximately $5.7 million that was recorded in December 2002.

        Settlement of Noteholder Litigation.    In January 2003, Cogent Communications Group, Allied Riser and the holders of approximately $107 million in face value of Allied Riser subordinated convertible notes entered into an exchange agreement and a settlement agreement. Pursuant to the exchange agreement, the Allied Riser noteholders surrendered to Allied Riser their notes, including accrued and unpaid interest thereon, in exchange for an aggregate cash payment by Allied Riser in the amount of approximately $5.0 million and 3,426,293 shares of Series D Preferred Stock and 3,426,293 shares of Series E Preferred Stock. Under the agreement the Series D and Series E shares have been valued at the Series C per share valuation of approximately $1.25 per share. Pursuant to the settlement agreement, the Allied Riser noteholders dismissed their litigation with prejudice and delivered to us, Allied Riser and certain former directors of Allied Riser a general release in exchange for an aggregate cash payment by Allied Riser of approximately $4.9 million.

        As of December 31, 2002, we have accrued the amount payable under the settlement agreement, net of the recovery under our insurance policy. This resulted in a net expense of approximately

$3.5 million recorded in 2002. The transaction under the exchange agreement will result in a 2003 financial statement gain of approximately $25 million.

        Depreciation and Amortization.    Depreciation and amortization expense increased to $34.0 million for the year ended December 31, 2002 from $13.5 million for the year ended December 30, 2001. These expenses include the depreciation of the capital equipment required to support our network, and the amortization of our IRUs and intangible assets. Amortization expense related to intangible assets for the years ended December 31, 2001 and December 31, 2002 was approximately $1.3 million and $7.4 million, respectively. There were no intangible assets in 2001 until the September 7, 2001 acquisition of certain assets of NetRail. Depreciation expense increased because we had more capital equipment and IRUs in service in 2002 than in the same period in 2001. We begin to depreciate our capital assets once the related assets are placed in service. We believe that future depreciation and amortization expense will continue to increase due to the acquisition of additional network equipment, existing equipment being placed in service, and the amortization of our capital lease IRUs.

        Interest Income and Expense.    Interest income decreased to $1.7 million for the year ended December 31, 2002 from $2.1 million for the year ended December 31, 2001. Interest income relates to interest earned on our marketable securities including money market accounts, certificates of deposit and commercial paper. The change in interest income resulted from a decrease in marketable securities and a reduction in interest rates.

        Interest expense increased to $36.3 million for the year ended December 31, 2002 from $7.9 million for the year ended December 31, 2001. The increase in interest expense resulted from an increase in borrowings under our credit facility, an increase in the number of capital leases and the interest expense associated with the Allied Riser convertible subordinated notes and was partially offset by a reduction in interest rates. Interest expense includes interest charged on our vendor financing facility, capital lease agreements, the Allied Riser convertible subordinated notes and the amortization of deferred financing costs. Cogent began borrowing under its credit facility with Cisco Capital in August 2000 and had borrowed $250.3 million at December 31, 2002 and $181.3 million at December 31, 2001. We capitalized $0.8 million of interest expense for the year ended December 31, 2002 and $4.4 million for the year ended December 31, 2001. The reduction in capitalized interest resulted from a reduction in the dollar value of our network under construction during the period and a reduction in interest rates. We began capitalizing interest in July 2000 and will continue to capitalize interest expense while our network is under construction. Borrowings under the credit facility accrue interest at the three-month LIBOR rate, established at the beginning of each calendar quarter, plus a stated margin.

        Income Taxes.    We recorded no income tax expense or benefit for the year ended December 31, 2002 or the year ended December 31, 2001. Due to the uncertainty surrounding the realization of our net operating losses and our other deferred tax assets, we have recorded a valuation allowance for the full amount of our net deferred tax asset. For federal and state tax purposes, our net operating loss carry-forwards could be subject to certain limitations on annual utilization if certain changes in ownership were to occur as defined by federal and state tax laws. For federal and state tax purposes, our net operating loss carry-forwards acquired in the Allied Riser merger will be subject to certain limitations on annual utilization due to the change in ownership as defined by federal and state tax laws. Should we achieve profitability, our net deferred tax assets may be available to offset future income tax liabilities.

        Earnings Per Share.    Basic and diluted net loss per common share applicable to common stock decreased to $(28.22) for the year ended December 31, 2002 from $(64.78) for the year ended December 31, 2001. The weighted-average shares of common stock outstanding increased to 3,254,241 shares for the year ended December 31, 2002 from 1,406,007 shares for the year ended December 31, 2001, due primarily to the issuance of approximately 2.0 million shares of common stock to the Allied Riser shareholders on February 4, 2002. The Allied Riser merger resulted in an extraordinary gain of $8.4 million, or $2.59 per common share for the year ended December 31, 2002. The loss per common share, excluding the impact of the extraordinary gain, was ($30.82) for the year ended December 31, 2002.

        For the years ended December 31, 2001 and 2002, options to purchase 1,157,919 and 1,033,286 shares of common stock at weighted-average exercise prices of $5.30 and $4.41 per share, respectively, are not included in the computation of diluted earnings per share as they are anti-dilutive. For the years ended December 31, 2001 and 2002, 95,583,185 and 95,143,625 shares of preferred stock, which were convertible into 10,148,309 and 10,091,401 shares of common stock, respectively, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect. For the years ended December 31, 2001 and 2002, warrants for 710,216 and 854,941 shares of common stock, respectively, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect. For the year ended December 31, 2002, approximately 245,000 shares of common stock issuable on the conversion of the Allied Riser convertible subordinated notes, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect.

Year Ended December 31, 2001 Compared to the Year Ended December 31, 2000

        Net Service Revenue.    Net service revenue for the year ending December 31, 2001 was $3.0 million compared to no revenue for the year ending December 31, 2000. We began invoicing our customers in April 2001. Revenue related to the customer contracts acquired in the NetRail acquisition was $1.2 million for the period from September 7, 2001 to December 31, 2001.

        Network Operations.    Network operations costs for the year ended December 31, 2001 were primarily comprised of six elements:

  •
  temporary leased transmission capacity incurred for certain network segments until the nationwide fiber-optic intercity network was placed in service;

  •
  the cost of leased network equipment sites and facilities;

  •
  salaries and related expenses of employees directly involved with our network activities;

  •
  transit charges—amounts paid to service providers for connecting to the Internet;

  •
  building access agreement fees paid to landlords; and

  •
  maintenance charges related to our nationwide fiber-optic intercity network and metro rings.

        The cost of network operations was $20.3 million for the year ended December 31, 2001 compared to $3.0 million for the year ended December 31, 2000. The cost of network operations for the year ended December 31, 2001 includes approximately $0.3 million of amortization of deferred compensation. The cost of temporary leased transmission capacity was $3.9 million for the year ended December 31, 2001 compared to $0.9 million in the year ended December 31, 2000. These costs were incurred until the remaining segments of our nationwide fiber-optic intercity network were placed in service. We cancelled the final remaining leased-line segment in December 2001. As this leased capacity of the network was replaced with our dark fiber IRUs, the related cost of network operations decreased and depreciation and amortization expense increased. As of December 31, 2001, all of the approximately 12,500 route miles of the nationwide fiber-optic intercity network had been delivered and placed in service.

        Selling, General, and Administrative Expenses.    Selling, general and administrative expenses, or SG&A, primarily include salaries and the related administrative costs associated with an increase in the number of employees. SG&A increased to $30.3 million for the year ended December 31, 2001 from $10.8 million for the year ended December 31, 2000. SG&A for the year ended December 31, 2001 includes approximately $3.0 million of amortization of deferred compensation. SG&A expenses increased primarily from an increase in employees and related expenses required to support our growth. We had 133 employees at December 31, 2001 versus 186 employees at December 31, 2000. On October 9, 2001, we reduced our staff by approximately 50 employees and re-aligned portions of our organizational structure to streamline our operations and better focus our activities. We capitalize the salaries and related benefits of employees directly involved with our construction activities. We began capitalizing these costs in July 2000 and have continued to capitalize these costs while our network is under construction. We capitalized $2.4 million of these costs for the year ended December 31, 2000 and $7.0 million for the year ended December 31, 2001.

        Depreciation and Amortization.    Depreciation and amortization expense increased to $13.5 million for the year ended December 31, 2001 from $0.3 million for the year ended December 31, 2000. These expenses represent the depreciation of the capital equipment required to support our network and the amortization of our IRUs. These amounts increased because we had more capital equipment and IRUs in service in 2001 than in the same period in 2000. We begin the depreciation and amortization of our capital assets once the related assets are placed in service.

        Interest Income and Expense.    Interest income decreased to $2.1 million for the year ended December 31, 2001 from $3.6 million for the year ended December 31, 2000. Interest income relates to interest earned on our marketable securities. Our marketable securities consisted of money market accounts and commercial paper. The reduction in interest income was primarily due to a reduction in interest rates for 2001 compared to 2000.

        Interest expense increased to $7.9 million for the year ended December 31, 2001 from $1.1 million for the year ended December 31, 2000. The increase in interest expense resulted from an increase in borrowings in 2001 partially offset by a reduction in interest rates and an increase in capitalized interest. Interest expense relates to interest charged on our borrowing on our vendor financing facility and our capital lease agreements. We began borrowing under our credit facility with Cisco Capital in August 2000 and had borrowed $181.3 million at December 31, 2001 and $67.2 million at December 31, 2000. We incurred $24.0 million and $47.9 million of capital lease obligations related to IRUs for the years ended December 31, 2001 and December 31, 2000, respectively. We capitalized $4.4 million of interest for the year ended December 31, 2001 and $3.0 million for the year ended December 31, 2000. We began capitalizing interest in July 2000 and have continued to capitalize interest expense while our network is under construction. Borrowings accrue interest at the three-month LIBOR rate, established at the beginning of each calendar quarter, plus a stated margin.

        Income Taxes.    We recorded no income tax expense or benefit for the year ended December 31, 2001 or the year ended December 31, 2000. The federal and state net operating loss carry-forwards of approximately $71.0 million at December 31, 2001 expire between 2019 and 2021. Due to the uncertainty surrounding the realization of our net operating losses and our other deferred tax assets, we have recorded a valuation allowance for the full amount of our net deferred tax asset. For federal and state tax purposes, our net operating loss carry-forwards could be subject to certain limitations on annual utilization if certain changes in ownership were to occur as defined by federal and state tax laws. Should we achieve profitability, our net deferred tax asset may be available to offset future income tax liabilities.

        Earnings Per Share.    Basic and diluted net loss per common share applicable to common stock increased to $(64.78) for the year ended December 31, 2001 from $(8.51) for the year ended December 31, 2000. The net loss applicable to common stock for the year ended December 31, 2001 includes a $24.2 million non-cash beneficial conversion charge related to our Series B preferred stock. The weighted-average shares of common stock outstanding increased to 1,406,007 shares at December 31, 2001 from 1,382,360 shares at December 31, 2000, due to exercises of options for our common stock.

        For the years ended December 31, 2000 and 2001, options to purchase 608,136 and 1,157,919 shares of common stock at weighted-average exercise prices of $9.90 and $5.30 per share, respectively, are not included in the computation of diluted earnings per share as they are anti-dilutive. For the years ended December 31, 2000 and 2001, 45,809,783, and 95,583,185 shares of preferred stock, which were convertible into 4,580,978, and 10,148,309 shares of common stock respectively, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect. For the year ended December 31, 2001, warrants for 710,216 shares of common stock, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect.

Liquidity and Capital Resources

        Since inception, we have primarily funded our operations and capital expenditures through private equity financing, capital lease obligations and equipment financing arrangements. As of March 31, 2003, we have raised $177 million of private equity funding, obtained a credit facility which allowed borrowings of up to $409.0 million, of which $262.7 million was outstanding, have capital lease obligations outstanding of approximately $60.0 million, and have approximately $10.2 million face value outstanding on the Allied Riser convertible subordinated notes. At March 31, 2003, our current cash and cash equivalents position and short-term investments totaled $17.1 million.

        Going Concern, Covenant Violations and Managements Plans.    Our credit facility with Cisco Systems Capital Corporation requires compliance with certain financial and operational covenants. Our net revenues for the fourth quarter of 2002 and first quarter of 2003 were insufficient to meet the covenant related to minimum net revenues. Additionally, we did not meet the minimum cash reserves covenant as of March 31, 2003. As a result, we are in default under the credit facility and payment of our outstanding borrowing of approximately $262.7 million at March 31, 2003, can be accelerated by Cisco Capital and made immediately due and payable. Accordingly, the credit facility borrowings are recorded as current liabilities on the accompanying consolidated balance sheets. Our fiscal 2003 business plan contemplated receiving an additional $25 million of working capital under the credit facility that was to become available in $5.0 million monthly increments from May 2003 until September 2003. As a result of the default, we are no longer entitled to these funds. Cisco Capital has indicated that it will not loan additional working capital to us. Our cash and short-term investments were approximately $17.1 million at March 31, 2003, which is substantially less than the amount outstanding under the credit facility.

        As described in the Information Statement to which this Appendix is attached, the Company anticipates that it will enter into an Exchange Agreement with Cisco Capital pursuant to which it will restructure the indebtedness incurred by the Company under the credit facility and enter into an Amended and Restated Credit Facility with Cisco Capital. In connection with the Exchange Agreement the current credit facility will be terminated and the Company and Cisco Capital will enter into the Amended and Restated Credit Facility described in the Information Statement. Additionally, the Company anticipates that it will enter into a Purchase Agreement with certain of its current stockholders pursuant to which it will issues and sell to such stockholders shares of its Series F Preferred Stock in order to raise the additional capital necessary to fulfill the Company's obligations under the Exchange Agreement and to finance the Company's operations in the near term.

        There can be no assurance that the transactions contemplated by the Exchange Agreement and the Purchase Agreement will be consummated. Should the Company fail to consummate these transactions, the Company will be required to pursue alternative strategies likely to include reductions in operating costs, a reduction in the Company's expansion plans, and potentially, the filing for bankruptcy protection.

        We have entered into account control agreements with Cisco Capital on our cash and investment accounts. These agreements provide Cisco Capital with a security interest in these funds and the right to assume exclusive control over all of our cash and short-term investments. Cisco Capital has not acted on these agreements. However, should the Company fail to consummate the transactions contemplated by the Exchange Agreement and should Cisco Capital enforce its rights under these arrangements, our ability to fund operations will become immediately dependent upon Cisco Capital's willingness to release these funds.

        Settlement with Allied Riser Note Holders.    In January 2003, we entered into settlement and exchange agreements with the holders of approximately $107 million of face value of Allied Riser's $117 million convertible subordinated notes. Pursuant to the exchange agreement, the note holders agreed to surrender their notes including accrued and unpaid interest in exchange for a cash payment of approximately $5.0 million and the issuance of 3,426,293 shares of series D preferred stock and 3,426,293 shares of series E preferred stock. Pursuant to the settlement agreement, the note holders agreed to dismiss with prejudice their litigation against Allied Riser, in exchange for a cash payment of approximately $4.9 million and a general release from us, Allied Riser, and certain former Allied Riser directors. These transactions closed in March 2003 when the approximately $9.9 million was paid and the preferred shares were issued. These settlement and exchange agreements eliminated approximately $107 million principal payment obligation due in June 2007, interest accrued at a 7.5 percent annual rate since the last interest payment made on December 15, 2002, the future semi-annual interest payment obligations on these notes, and the note holder litigation in exchange for cash payments totaling $9.9 million and the issuance of preferred stock convertible into approximately 4.2% of the Company's fully diluted common stock. After the exchange, approximately $10.2 million of Allied Riser notes remain outstanding.

        Net Cash Used in Operating Activities.    Net cash used in operating activities was $14.9 million for the three months ended March 31, 2003 as compared to a use of $9.7 million for the three months ended March 31, 2002. The net loss was $18.0 million for the three months ended March 31, 2002 compared to net income of $1.9 million for the three months ended March 31, 2003. The net income for the three months ended March 31, 2003 includes a gain of $24.8 million related to the exchange of approximately $107 million face value Allied Riser subordinated convertible notes for cash and preferred stock. The net loss for the three months ended March 31, 2002 includes an extraordinary gain of $4.5 million related to the Allied Riser merger. Depreciation and amortization was of $11.8 million for the three months ended March 31, 2003, and $7.5 million for the three months ended March 31, 2002. Changes in assets and liabilities resulted in an increase to operating cash of $3.4 million for the three months ended March 31, 2002. Changes in assets and liabilities resulted in a decrease in operating cash of $6.0 million for the three months ended March 31, 2003.

        Net Cash Used in Investing Activities.    Net cash from investing activities was a negative $14.0 million for the three months ended March 31, 2003 as compared to a positive $51.7 million for the three months ended March 31, 2002. Purchases of property and equipment were $13.1 million for the three months ended March 31, 2003 and $13.6 million for the three months ended March 31, 2002. Purchases of short-term investments were $0.9 million for the three months ended March 31, 2003 and $2.2 million for the three months ended March 31, 2002. Investing activities for the three months ended March 31, 2002 included $3.0 million paid as a deposit related to the acquisition of certain assets of PSINet and $70.4 million of cash and cash equivalents acquired in the February 4, 2002 Allied Riser merger.

        Net Cash Provided by Financing Activities.    Financing activities provided net cash of $2.1 million for the three months ended March 31, 2003 compared to $7.1 million for the three months ended March 31, 2002. We received proceeds from borrowing under our credit facility of $7.9 million for the three months ended March 31, 2003 and $7.7 million for the three months ended March 31, 2002. For the three months ended March 31, 2003 and March 31, 2002, we also borrowed $4.5 million and $2.9 million, respectively, to fund interest and fees related to our credit facility. The liquidation preference at March 31, 2003, of all classes of our preferred stock, was approximately $242 million. Principal repayments of capital lease obligations were $0.8 million and $0.6 million for the years ended March 31, 2003 and March 31, 2002, respectively. Financing activities for the three months ended March 31, 2003 included a $5.0 million payment related to the exchange of certain Allied Riser subordinated convertible notes discussed above.

        Product and Service Agreement with Cisco Systems.    We have entered into an agreement with Cisco Systems, Inc. ("Cisco") for the purchase of a total of $270.0 million of networking equipment for our network. Under this Cisco supply agreement, we are obligated to purchase all of our networking equipment from Cisco until September 2003 and specified amounts through December 2004 unless Cisco cannot offer a competitive product at a reasonable price and on reasonable terms. If another supplier offers such products with material functionality or features that are not available from Cisco at a comparable price, we may purchase those products from the other supplier, and such purchases will not be included in determining our compliance with Cisco minimum purchase obligations. The majority of our network equipment has been obtained from Cisco.

        The Cisco supply agreement provides for certain discounts against the list prices for Cisco equipment. The agreement also requires us to meet certain minimum purchase requirements each year during the four-year initial term of the agreement, provided that Cisco is not in default under the credit facility. We have satisfied the minimum requirement through December 31, 2002. For 2003 and 2004, we must meet minimum purchase requirements of $42.4 million and $45.5 million, respectively. In addition, we purchase from Cisco technical support and assistance with respect to the Cisco hardware and software purchased under the supply agreement. As of March 31, 2003, we had purchased approximately $198.0 million towards this commitment.

        As described in the Information Statement to which this Appendix is attached, in connection with the Exchange Agreement and the Amended and Restated Credit Agreement, the Cisco supply agreement will be terminated. This will relieve the Company of its purchase obligations under the agreement. The Company will enter into a new Service Provider Letter Agreement with Cisco permitting the Company to make purchases of Cisco equipment but neither Cisco nor Cisco Capital will provide financing for such equipment.

        As of March 31, 2003, our contractual cash obligations are as follows:

	Payments due by period
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
	(in thousands)
Contractual Cash Obligations
Long term debt (a)	$272,900	$262,709	$—	$10,191	$—
Capital lease obligations	109,140	7,915	13,258	11,235	76,732
Operating leases	168,127	23,114	37,921	25,491	81,601
Unconditional purchase obligations	118,382	44,204	48,739	3,239	22,200

Total contractual cash obligations	$668,549	$337,942	$99,918	$50,156	$180,533

(a)
reflects the default on the credit facility requiring the obligation to be classified as current

        Future Capital Requirements.    Our future capital requirements will depend on a number of factors, including our success in increasing the number of customers using our services and the number of buildings we serve, regulatory changes, competition, technological developments, potential merger and acquisition activity and the economy's ability to recover from the recent downturn. In order to be in a position to fund our operations until we reach cash flow break-even, we will need to consummate the transactions contemplated by the Exchange Agreement and Purchase Agreement as described in the

Information Statement to which this Appendix is attached. Additionally, if our future capital requirements are greater than we currently anticipate, we may need to obtain additional equity financing to satisfy our cash needs. We cannot assure you that, if needed, this financing will be available on terms favorable to us or our stockholders, or at all. If additional funds are raised by issuing equity securities, substantial dilution to existing stockholders may result.

        We may elect to purchase or otherwise retire the remaining $10.2 million face value of Allied Riser notes with cash, stock or assets from time to time in open market or privately negotiated transactions, either directly or through intermediaries where we believe that market conditions are favorable to do so. Such purchases may have a material effect on our liquidity, financial condition and results of operations.

        We are subject to claims and lawsuits arising in the ordinary course of business. Management believes that the outcome of any such proceedings to which we are a party will not have a material adverse effect on us.

Recent Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which is effective for fiscal years beginning after June 15, 2002. The statement provides accounting and reporting standards for recognizing obligations related to asset retirement costs associated with the retirement of tangible long-lived assets. Under this statement, legal obligations associated with the retirement of long-lived assets are to be recognized at their fair value in the period in which they are incurred if a reasonable estimate of fair value can be made. The fair value of the asset retirement costs is capitalized as part of the carrying amount of the long-lived asset and expensed using a systematic and rational method over the assets' useful life. Any subsequent changes to the fair value of the liability will be expensed. The adoption of this statement on January 1, 2003 did not have a material impact on our operations or financial position.

        In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes FASB No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," but retains that statement's fundamental provisions for recognition and measurement of impairment of long-lived assets to be held and used and measurement of long-lived assets to be disposed of by sale. SFAS No. 144 also supersedes the accounting/reporting provisions of APB Opinion No. 30 for segments of a business to be disposed of, but retains APB 30's requirement to report discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of or is classified as held for sale. The adoption of this statement on January 1, 2002 did not have a material impact on our operations or financial position.

        In May 2002, the FASB issued SFAS No. 145, "Recission of FASB Statements Nos. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections." The statement provides reporting standards for debt extinguishments and provides accounting standards for certain lease modifications that have economic effects similar to sale-leaseback transactions. The statement is effective for certain lease transactions occurring after May 15, 2002 and all other provisions of the statement shall be effective for financial statements issued on or after May 15, 2002. Adoption of this standard did not have any impact on our financial position or the presentation of any transactions.

        On July 29, 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. Previous accounting guidance was provided by Emerging Issues Task

Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS 146 replaces Issue 94-3. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure," or SFAS No. 148. SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition to SFAS No. 123's fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB No. 28, "Interim Financial Reporting," to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No. 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB No. 28. The provisions of SFAS No. 148 are effective for fiscal years beginning after December 15, 2002 with respect to the amendments of SFAS No. 123 and effective for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002 with respect to the amendments of APB No. 28. We have adopted SFAS No. 128 by including the required additional disclosures.

Critical Accounting Policies and Significant Estimates

        The preparation of consolidated financial statements requires management to make judgments based upon estimates and assumptions that are inherently uncertain. Such judgments affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Management continuously evaluates its estimates and assumptions, including those related to allowances for doubtful accounts, revenue allowances, long-lived assets, contingencies and litigation, and the carrying values of assets and liabilities. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

        The following is a summary of our most critical accounting policies used in the preparation of our consolidated financial statements.

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  We recognize service revenue when the services are performed, evidence of an arrangement exists, the fee is fixed and determinable and collectibility is probable. Service discounts and incentives related to telecommunications services are recorded as a reduction of revenue when granted. Fees billed in connection with customer installations and other upfront charges are deferred and recognized ratably over the estimated customer life. Direct costs incurred for provisioning and installing a customer and sales and commission costs associated with acquiring the new customer are expensed as incurred. When we feel that collection is not probable, we recognize an allowance against and equal to the revenue amount. We reverse this allowance and record revenue once these amounts are paid in cash.

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  We establish a valuation allowance for collection of doubtful accounts and other sales credit adjustments. Valuation allowances for sales credits are established through a charge to revenue, while valuation allowances for doubtful accounts are established through a charge to selling, general and administrative expenses. We assess the adequacy of these reserves monthly by evaluating general factors, such as the length of time individual receivables are past due, historical collection experience, the economic and competitive environment, and changes in the credit worthiness of our customers. As considered necessary, we also assess the ability of specific customers to meet their financial obligations to us and establish specific valuation allowances based on the amount we expect to collect from these customers. We believe that our established valuation allowances were adequate as of December 31, 2002 and March 31, 2003. If circumstances relating to specific customers change or economic conditions worsen such that our past collection experience and assessment of the economic environment are no longer valid, our estimate of the recoverability of our trade receivables could be changed. If this occurs, we adjust our valuation allowance in the period the new information is known.

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  We record assets and liabilities under capital leases at the lesser of the present value of the aggregate future minimum lease payments or the fair value of the assets under lease.

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  We capitalize the direct costs incurred prior to an asset being ready for service as construction-in-progress. Construction in progress includes costs incurred under the construction contract, interest, and the salaries and benefits of employees directly involved with construction activities.

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  We capitalize interest during the construction period based upon rates applicable to borrowings outstanding during the period.

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  We record deferred compensation for options issued with exercise prices less than the estimated fair market value of our common stock at grant date. Prior to becoming a public company, we estimated the fair market value of our common stock based upon our most recent equity transaction.

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  We estimated the fair market value of our preferred stock based upon our most recently closed preferred stock transaction.

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  We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. In the event we were to determine that we would be able to realize our deferred tax assets in the future in excess of our net recorded amount, an adjustment to the deferred tax valuation allowance would increase income in the period such determination is made.

  •
  We review our long-lived assets, including property and equipment, and intangible assets with definite useful lives to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount should be addressed pursuant to SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," ("SFAS No. 144"). SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," ("SFAS No. 121"). In accordance with implementation requirements, we implemented the provisions of SFAS No. 144 in 2002. Pursuant to SFAS No. 144, impairment is determined by comparing the carrying value of these long-lived assets to our best estimate of future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. We believe that no impairment existed under SFAS No. 144 as of December 31, 2002 and March 31, 2003. In the event that there are changes in the planned use of our long-lived assets or our expected future undiscounted cash flows are reduced significantly, our assessment of our ability to recover the carrying value of these assets under SFAS No. 144 could change.

    Because management's best estimate of undiscounted cash flows generated from these assets exceeds their carrying value for each of the periods presented, no impairment pursuant to SFAS No. 144 exists. However, because of the significant difficulties confronting the telecommunications industry, management believes that currently the fair value of our long-lived assets including our network assets and IRU's are significantly below the amounts the Company originally paid for them.

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  We account for our business combinations pursuant to SFAS No. 141, "Business Combinations" ("SFAS No. 141"). Under SFAS No. 141 we allocate the cost of an acquired entity to the assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. Intangible assets are recognized when they arise from contractual or other legal rights or if they are separable as defined by SFAS No. 141. We determine estimated fair values using quoted market prices, when available, or the using present values determined at appropriate current interest rates. Consideration not in the form of cash is measured based upon the fair value of the consideration given.

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  We account for our intangible assets pursuant to SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"). Under SFAS No. 142 we determine the useful lives of our intangible assets based upon the expected use of the intangible asset, contractual provisions, obsolescence and other factors. We amortized our intangible assets on a straight-line basis. We presently have no intangible assets that are not subject to amortization.

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INFORMATION STATEMENT
PROPOSAL NO. 1 AMENDMENT AND RESTATEMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION
PROPOSAL NO. 2 APPROVAL OF CISCO EXCHANGE TRANSACTION AND PRIVATE SALE OF PREFERRED STOCK
PROPOSAL 3 APPROVAL OF THE 2003 INCENTIVE AWARD PLAN OF COGENT COMMUNICATIONS GROUP, INC.
VOTE REQUIRED
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
FINANCIAL INFORMATION REGARDING THE COMPANY
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
Cogent Communications Group, Inc. and Subsidiaries Unaudited Pro Forma Consolidated Balance Sheet As of March 31, 2003 (in thousands, except share amounts)
NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET AS OF MARCH 31, 2003
Cogent Communications Group, Inc. and Subsidiaries Unaudited Pro forma consolidated Statement of Operations For the Year Ended December 31, 2002 (in thousands, except share and per share amounts)
NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2002
Cogent Communications Group, Inc. and Subsidiaries Unaudited Pro forma consolidated Statement of Operations For the Three Months Ended March 31, 2003 (in thousands, except share and per share amounts)
NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2003
  Appendix A
FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF COGENT COMMUNICATIONS GROUP, INC. Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware
ARTICLE 1. NAME.
ARTICLE 2. REGISTERED OFFICE AND AGENT.
ARTICLE 3. PURPOSE.
ARTICLE 4. CAPITAL STOCK.
ARTICLE 5. COMPROMISE OR ARRANGEMENT WITH CREDITORS.
ARTICLE 6. DIRECTORS LIABILITY; INDEMNIFICATION.
  Appendix B
CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS OF SERIES F PARTICIPATING CONVERTIBLE PREFERRED STOCK OF COGENT COMMUNICATIONS GROUP, INC.
  Appendix C
CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS OF SERIES G PARTICIPATING CONVERTIBLE PREFERRED STOCK OF COGENT COMMUNICATIONS GROUP, INC.
  Appendix D
CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS OF SERIES H PARTICIPATING CONVERTIBLE PREFERRED STOCK OF COGENT COMMUNICATIONS GROUP, INC.
  Appendix E
THE 2003 INCENTIVE AWARD PLAN OF COGENT COMMUNICATIONS GROUP, INC.
ARTICLE I. DEFINITIONS
ARTICLE II. SHARES SUBJECT TO PLAN
ARTICLE III. GRANTING OF AWARDS
ARTICLE IV. AWARD OF RESTRICTED STOCK
ARTICLE V. ADMINISTRATION
ARTICLE VI. MISCELLANEOUS PROVISIONS
  Appendix F
INDEX TO FINANCIAL STATEMENTS
Report of Ernst and Young, LLP, Independent Auditors
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2001 AND 2002 (IN THOUSANDS, EXCEPT SHARE DATA)
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2000, DECEMBER 31, 2001 AND DECEMBER 31, 2002 (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2000, DECEMBER 31, 2001 AND DECEMBER 31, 2002 (IN THOUSANDS)
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2000, 2001, and 2002
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2002 AND MARCH 31, 2003 (IN THOUSANDS, EXCEPT SHARE DATA)
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND MARCH 31, 2003 (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND MARCH 31, 2003 (IN THOUSANDS)
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2002, and 2003 (unaudited)
  Appendix G
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS